UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
AMERICAN COMMERCIAL LINES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01

(2)	Aggregate number of securities to which transaction applies:
16,052,774 shares of common stock issued and outstanding, 523,291 options to purchase shares of common stock with a per share exercise price less than the per share merger consideration of $33.00 per share of common stock, and 381,046 restricted share units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of: (a) 12,818,300 shares of common stock multiplied by $33.00 per share and 3,234,474 shares of common stock multiplied by $31.25 per share; (b) 523,291 options to purchase shares of common stock multiplied by $20.96 (which is the difference between $33.00 and the weighted average exercise price for the options of $12.04 per share) and (c) 381,046 restricted stock units multiplied by $33.00 per restricted stock unit. The filing fee was determined by multiplying $0.00007130 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $547,623,909.86

(5)	Total fee paid: $39,046.00

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMERICAN COMMERCIAL LINES INC.

[          ], 2010

Dear Stockholder:

The board of directors of American Commercial Lines Inc., a Delaware corporation, or ACL, has approved a merger agreement providing for the acquisition of ACL by an affiliate of Platinum Equity, LLC. If the merger contemplated by the merger agreement is completed, except as described below, shareholders will be entitled to receive $33.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by them (unless appraisal rights have been properly exercised with respect to such shares). GVI Holdings, Inc. and certain of its affiliates, or GVI Stockholders, who collectively own approximately 25.26% of our common stock, have agreed to receive $31.25 less any applicable withholding taxes for each share of our common stock owned by them if the transaction closes before December 31, 2010 and $33.00 less any applicable withholding taxes per share thereafter. GVI Stockholders have entered into a voting agreement pursuant to which they have agreed to vote shares owned by them in favor of the merger.

At a special meeting of our stockholders, you will be asked to consider and vote upon a proposal to adopt the merger agreement and a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. The special meeting is to be held on December [  ], 2010 at [  ] a.m. EST, at [          ].

Our board of directors, after considering the unanimous recommendation of a special committee of independent directors, has determined that the merger is advisable and in the best interests of ACL and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of ACL recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is very important.  Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the merger agreement.

If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock, following the instructions provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about ACL from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of common stock, please call [          ], our proxy solicitor, toll-free at [          ].

Thank you in advance for your cooperation and continued support.

Sincerely,

Clayton K. Yeutter
Chairman of the Board of Directors

The proxy statement is dated November [  ], 2010, and is first being mailed to our stockholders on or about November [  ], 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AMERICAN COMMERCIAL LINES INC.
1701 East Market Street
Jeffersonville, Indiana 47130
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
[          ], 2010

To the Stockholders of American Commercial Lines Inc.:

A special meeting of stockholders of American Commercial Lines Inc., a Delaware corporation, ACL, we, us or our, will be held at [          ], on December [  ], 2010, beginning at [  ] a.m. EST, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 18, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among ACL, Finn Holding Corporation, a Delaware corporation, which we refer to as Parent, and Finn Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Only stockholders of record of our common stock as of the close of business on [          ], 2010, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of common stock you own.

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet and do not attend and vote at the special meeting in person, your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock through a bank, brokerage firm or other nominee, you should follow the instructions provided by your banker, brokerage firm or other nominee in order to vote.

Our board of directors, upon the unanimous recommendation of the special committee of the board of directors, has determined (with Mr. Ryan abstaining) that the merger is advisable and in the best interests of ACL and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock of ACL if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and provided in their entirety on Annex C of the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Clayton K. Yeutter
Chairman of the Board of Directors

Dated: [          ], 2010
Jeffersonville, Indiana

ii

iii

SUMMARY TERM SHEET

The following summary term sheet highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 85.

Parties to the Merger (Page 20)

American Commercial Lines Inc., or ACL, the Company, we or us, is a Delaware corporation headquartered in Jeffersonville, Indiana, and is one of the largest and most diversified marine transportation and services companies in the United States providing barge transportation and related services under the provisions of the Jones Act, as well as manufacturing barges and other vessels, including ocean-going liquid tank barges.

Finn Holding Corporation, or Parent, a Delaware corporation formed by Platinum Equity, LLC, or Platinum Equity, has the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, the Company will be a wholly-owned subsidiary of Parent.

Finn Merger Corporation, or Merger Sub, a Delaware corporation formed by Parent, has the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated October 18, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger. We refer to the voting agreement, dated October 18, 2010 among Parent and GVI Stockholders, as the voting agreement.

The Special Meeting (Page 21)

Time, Place and Purpose of the Special Meeting (Page 20)

The special meeting will be held on [          ], 2010, starting at [  ] a.m. EST, at [          ].

At the special meeting, holders of our common stock, par value $0.01 per share, or the common stock, will be asked to approve the proposal to adopt the merger agreement and to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 27)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on [          ], 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were [          ] shares of common stock outstanding and entitled to vote at the special meeting. A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Whether or not a quorum is represented at the special meeting, the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have power to adjourn the meeting to another time, or to another time and place, without notice other than announcement of adjournment at the meeting, and there may be successive adjournments for like cause and in like manner. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.

Vote Required (Page 21)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting, whether or not a quorum is present.

GVI Stockholders have entered into a voting agreement pursuant to which they have agreed to vote shares owned by them representing, in the aggregate, 25.26% of the outstanding shares of the Company in favor of the proposal to adopt the merger agreement as discussed in the section entitled “The Voting Agreement” beginning on page 74. The voting agreement automatically terminates upon the termination of the merger agreement or the occurrence of certain other events. In the voting agreement GVI Stockholders have agreed to accept $1.75 less than other stockholders in consideration per share in the event that either the merger occurs on or prior to December 31, 2010 or the merger agreement is terminated because the Company has accepted a superior proposal, as defined in the merger agreement, if that transaction closes on or prior to December 31, 2010. GVI Stockholders have also granted an option to Parent to acquire GVI Stockholders’ shares at a price equal to the then-applicable merger consideration per share less $1.75, exercisable from and after December 15 so long as such shares are purchased by Parent on or prior to December 31, 2010, provided that, if Parent exercises the option and the merger agreement is subsequently terminated for a superior proposal, Parent has agreed to both vote for such proposal and accept the same consideration that GVI Stockholders would have received in respect of those shares, subject to Parent’s obligation to share 50% of the profits with GVI Stockholders from its subsequent disposition of those shares (on or prior to the termination of the transaction contemplated by such proposal) within one year of the purchase of the shares if the Company terminates to accept a superior proposal prior to January 15, 2011.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [          ] shares of common stock (not including any shares of common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [     ]% of the outstanding shares of common stock.

Proxies and Revocation (Page 23)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker with instructions, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered by telephone, over the Internet, or by mail, at any time before it is exercised, by signing and returning a proxy card with a later date, revoking your proxy by telephone or the Internet, or by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you instructed your broker on how to vote your shares of common stock, you may revoke your proxy by using the instructions provided by your broker.

The Merger (Page 25)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 25)

In the merger, each outstanding share of common stock (except for certain shares owned, if any, by Company, Parent, Merger Sub, and their indirect and direct wholly owned subsidiaries, GVI Stockholders, and shares owned by stockholders who have properly exercised their appraisal rights) will be converted into the right to receive $33.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes. GVI Stockholders will be entitled to receive $31.25 less any applicable withholding taxes in cash for each share of Company common stock they hold if the transaction closes on or before December 31, 2010 and $33.00 less any applicable withholding taxes in cash per share if the transaction closes thereafter.

Reasons for the Merger; Recommendation of the Special Committee and Board of Directors (Page 33)

After consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Special Committee and Board of Directors,” upon the unanimous recommendation of the special committee of the board of directors, the board of directors of the Company, which we refer to as the board of directors, (i) determined that the merger is advisable, and in the best interests of, the Company and our stockholders, (ii) authorized, approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and (iv) recommended that our stockholders vote to adopt the merger agreement. Mike Ryan, a director and our President and Chief Executive Officer, abstained from the board’s decision.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 48.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Page 37)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or BofA Merrill Lynch, financial advisor to the Special Committee, delivered to the Special Committee at its meeting on October 17, 2010, an oral opinion, which was confirmed by delivery of a written opinion dated October 18, 2010, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of the Company’s common stock (other than Parent and its affiliates, GVI Stockholders and any holders of the Company’s common stock that are also holders of assumed awards and/or assumed RSU awards, referred to collectively as the Excluded Holders) of the per share merger consideration of $33.00 to be received by such holders in the merger. The full text of the written opinion of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

Financing of the Merger (Page 45)

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement;

•	refinance the outstanding indebtedness that comes due as a result of the merger; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be approximately $798 million.

We expect this amount to be funded through a combination of:

•	up to $550 million from a senior secured asset-based credit facility to be obtained by Intermediate Holdco; and

•	equity financing of up to $500 million.

ACL intends to keep the Company’s existing senior secured notes outstanding and will comply with the indenture governing the notes, including making any required offer to purchase the notes upon a change of control, subject to Parent’s right to require us prior to closing to make an offer to purchase the notes.

Finn Intermediate Holding Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent and the sole stockholder of Merger Sub, which we refer to as Intermediate Holdco, has obtained the debt financing commitment described below. The funding under that commitment is subject to certain conditions precedent, including conditions that do not relate directly to the merger agreement. We believe the committed amounts will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, Intermediate Holdco obtains substantially less net proceeds from the debt financing than we currently expect. Although obtaining the debt financing is not a condition to the completion of the merger, the failure of Intermediate Holdco to obtain sufficient financing is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company the Parent termination fee, as described under “The Merger Agreement — Fees and Expenses” beginning on page 71. That obligation is guaranteed by the guarantor referred to below.

Equity Financing (Page 46)

Parent and Merger Sub received an equity commitment for an aggregate investment of up to $500 million from Platinum Equity Capital Partners II, L.P, which we refer to as guarantor. Guarantor is a fund affiliated with Platinum Equity and an affiliate of Parent.

Debt Financing (Page 46)

In connection with entering into the merger agreement, Intermediate Holdco received a debt commitment letter, dated October 18, 2010, from Wells Fargo Capital Finance, LLC, which we refer to as Wells Fargo, to provide in the aggregate up to $550 million in debt financing to Intermediate Holdco, subject to certain availability limitations described below, consisting of a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $550 million; subject to (x) a $160 million availability block so long as the Company’s indenture governing its senior secured second lien notes is in effect, (y) a $150 million availability block, which will initially be available solely to finance any obligation of the Company to repurchase such second lien notes on account of a change of control under the applicable indenture, and (z) adequate capacity under the borrowing base (which includes accounts receivable, fuel inventory, raw steel inventory and vessels, in each case, subject to certain limitations including advance rates, eligibility criteria and reserves).

Although the debt financing described in this proxy statement is not subject to due diligence or a so called “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, Parent has not informed us of any alternative financing arrangements or alternative financing plans that have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee (Page 47)

Pursuant to a limited guarantee delivered by the guarantor, in favor of the Company, dated October 18, 2010, the guarantor has agreed to guarantee certain obligations of Parent and Merger Sub under the merger agreement, including the obligation to pay a termination fee of either $16,000,000 or $20,000,000 to the Company, depending on the circumstances of the termination, as and when due. See the section entitled “The Merger Agreement — Fees and Expenses” beginning on page 71.

Interests of Certain Persons in the Merger (Page 48)

When considering the recommendation of our board of directors, you should be aware that our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•	the cash-out of all vested stock options and vested restricted stock units held by our executive officers and directors and unvested equity grants held by our directors and the assumption or, at Parent’s election, cash-out by Parent of all unvested stock options and restricted stock units held by our executive officers; and

•	pursuant to employment and severance agreements with certain of our executive officers, the payment of severance payments in the event of a termination of employment without cause, whether before or after the merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 51)

The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of common stock in the merger will recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 52)

Under the terms of the merger agreement, the merger cannot be completed until certain approvals, consents and consultations required to consummate the merger pursuant to applicable U.S. and foreign antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, have been obtained or any applicable waiting period thereunder has been terminated or has expired.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act, and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on [          ], 2010 and requested early termination of the waiting period.

Litigation Relating to the Merger (Page 53)

On October 22, 2010, a putative class action lawsuit was commenced against us, our directors, Platinum Equity, Parent and Merger Sub in the Court of Chancery of the State of Delaware. The lawsuit is captioned Leonard Becker v. American Commercial Lines, Inc., et al. In the lawsuit, plaintiff alleges generally that our directors breached their fiduciary duties in connection with the transaction by, among other things, carrying out a process that inhibits maximization of shareholder value and the disclosure of material information, and that Platinum Equity aided and abetted the alleged breaches of duties. Plaintiff purports to bring the lawsuit on behalf of the public stockholders of the Company and seeks equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and fees and costs, among other relief. The Company believes the lawsuit is without merit.

The Merger Agreement (Page 53)

Treatment of Common Stock, Options and Other Equity Awards (Page 54)

Common Stock.

At the effective time of the merger, or effective time, each share of Company common stock issued and outstanding (except for certain shares held by the Company, Parent and Merger Sub, and their direct and indirect wholly-owned subsidiaries, GVI Stockholders and shares owned by stockholders who have properly exercised their appraisal rights) will convert into the right to receive the per share merger consideration of $33.00 in cash, without interest, less any applicable withholding taxes. GVI Stockholders will be entitled to receive for each share of Company common stock they own $31.25 in cash, without interest, less applicable withholding taxes, if the transaction is closed on or before December 31, 2010 and $33.00 in cash, without interest, less applicable withholding taxes, if the transaction closes thereafter.

Options.

Under the merger agreement, all outstanding vested stock options (and for our directors and our employees below the vice president level, outstanding unvested stock options) will be cancelled and converted into the right to receive cash, in an amount equal to the product of (x) the total number of shares of common stock subject to such option immediately prior to the effective time and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such option, less any applicable withholding taxes.

Under the merger agreement, at the effective time and without any action on the part of the holders thereof, each unvested option held by an employee at or above the vice president level that is outstanding immediately prior to the effective time and set forth on the disclosure schedule relating to the merger agreement, or an assumed award, will, unless Parent elects to cash-out such awards on the terms of the preceding paragraph, be assumed or substituted by Parent and converted automatically at the effective time into an option denominated in shares of common stock of Parent, or Parent common stock, and with other terms and conditions substantially similar to those of the related options, except that (i) the number of shares of Parent common stock subject to each such assumed award shall be determined by multiplying the number of shares of our common stock subject to such assumed award immediately prior to the effective time by the exchange ratio (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent common stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise price for the shares of our common stock otherwise purchasable pursuant to such assumed award immediately prior to the effective time divided by (y) the exchange ratio. The exchange ratio will be equal to the quotient of (1) the per share merger consideration, divided by (2) the fair market value of a share of Parent common stock immediately following the effective time as determined by Parent consistent with the price paid by the affiliates of Parent for (including contributions by such affiliates with respect to) a share of Parent common stock.

Restricted Stock Units.

Under the merger agreement, each outstanding vested restricted stock unit, and each outstanding restricted stock unit held by an employee below the vice president level or by our directors whether or not vested and without regard to any performance criteria set forth therein, will be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of common stock subject to such restricted stock unit immediately prior to the effective time and (y) the per share merger consideration, less any applicable withholding taxes.

Each unvested restricted stock unit held by an employee at or above the vice president level that is outstanding immediately prior to the effective time and set forth on the disclosure schedule relating to the merger agreement, or an assumed RSU award, will, unless Parent elects to cash-out such awards on the terms of the preceding paragraph, be assumed or substituted by Parent and converted automatically at the effective time into a restricted stock unit denominated in Parent common stock and with other terms and conditions substantially similar to those of the related restricted stock unit awards, except that the number of shares of Parent common stock subject to each such assumed RSU award shall be determined by multiplying the number of shares of our common stock subject to such assumed RSU award immediately prior to the effective time by the exchange ratio (rounded down to the nearest whole share).

Solicitation of Acquisition Proposals (Page 63)

The merger agreement provides that, until 11:59 p.m., EST, on November 27, 2010, which we refer to as the no-shop period start date, we and our subsidiaries and our representatives are permitted to:

•	initiate, solicit or encourage the submission of one or more acquisition proposals, including by providing non-public information relating to the Company or any of its subsidiaries or by affording to any person access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its subsidiaries pursuant to an acceptable confidentiality agreement;

•	continue, enter into, participate in or engage in any discussions or negotiations with one or more persons with respect to one or more acquisition proposals or any other proposals that could reasonably be expected to lead to an acquisition proposal; and

•	otherwise cooperate with, assist or take any action to facilitate any acquisition proposals or any other proposals that could reasonably be expected to lead to any acquisition proposals.

On the no-shop period start date the Company must cease and cause to be terminated any discussions or negotiations it is engaged in with any person (other than any excluded party, as defined in the section entitled “The Merger Agreement — Solicitation — Restrictions on Solicitation of Acquisition Proposals”) that would otherwise be prohibited by the merger agreement provisions summarized below.

From and after the no-shop period start date (11:59 p.m., EST, on November 27, 2010), subject to certain exceptions for excluded parties and others who submit unsolicited superior proposals, we have agreed that, until the effective time or, if earlier, the termination of the merger agreement, we, our subsidiaries and our representatives may not:

•	solicit, initiate, propose or induce or knowingly encourage the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an acquisition proposal;

•	furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in each case with the intent to induce the making, submission or announcement of, or to encourage, knowingly facilitate or assist, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•	participate or engage in discussions or negotiations with any person with respect to an acquisition proposal or which may reasonably be expected to lead to an acquisition proposal; or

•	enter into any letter of intent, memorandum of understanding or other contract with respect to an acquisition transaction (other than an acceptable confidentiality agreement).

Conditions to the Merger (Page 68)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of required antitrust approvals, the accuracy of the representation and warranties of the parties, compliance by the parties with their respective obligations under the merger agreement, and the absence of any change, occurrence, event, effect or circumstance that is or would reasonably be expected to be materially adverse to the Company as a whole as further described in the section entitled “The Merger Agreement — Representations and Warranties” beginning on page 57.

Termination (Page 70)

The merger agreement may be validly terminated at any time prior to the effective time only as follows:

•	by mutual written agreement of Parent and the Company after action by their respective boards of directors;

•	by either Parent or the Company, if:

•	the effective time shall not have occurred by 5:00 p.m. (New York time) on March 18, 2011, which date we refer to as the termination date (but, the right to terminate will not be available to a party whose actions or omissions were the primary cause of, or the primary factor that resulted in the failure to consummate the merger prior to the termination date);

•	our stockholders have not adopted the merger agreement at a stockholders meeting (as it may be adjourned or postponed) at which a vote has been taken on the adoption of the merger agreement; or

•	a governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered a law that is in effect at the time of such termination that renders illegal or restricts, restrains, enjoins or otherwise prohibits the merger or issued or entered a permanent, final and non-appealable injunction, ruling, decree or order that restricts, restrains, enjoins or otherwise prohibits the merger in the United States or any state thereof.

•	by the Company, if:

•	(i) the Company is not in material breach of any of its covenants under the merger agreement and (ii) Parent and/or Merger Sub have breached or failed to perform any of their respective covenants or agreements, or any representations or warranties of Parent and/or Merger Sub in the merger agreement shall have become incorrect, in any case such that one or more of the conditions to the Company’s obligations to effect the merger would not be satisfied and have failed to cure such material breach, failure to perform or inaccuracy within thirty calendar days after Parent and Merger Sub have received written notice of such breach, failure to perform or inaccuracy from the Company or, if earlier, the date that is two business days prior to the termination date;

•	at any time prior to the adoption of the merger agreement by our stockholders, in order to enter into an alternative acquisition agreement with respect to a superior proposal that the board of directors has authorized and directed us to execute, provided that (i) prior to or simultaneously with the termination of the merger agreement, we pay to Parent the Company termination fee discussed under the section entitled “The Merger Agreement — Fees and Expenses” beginning on page 71, (ii) simultaneously or promptly following such termination, we enter into the superior proposal merger agreement and (iii) we have complied with certain of our obligations in the merger agreement, including our obligation to negotiate with Parent in good faith (to the extent Parent desires to negotiate) for three business days prior to termination to make adjustments in the terms and conditions of the merger agreement so that such superior proposal would cease to constitute a superior proposal; or

•	(A) the conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied (other than those conditions that (i) by their nature are to be satisfied at the closing and that would be capable of being satisfied if there were a closing or (ii) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in the merger agreement), (B) we, at least one business day prior to the date on which the closing should have occurred pursuant to the merger agreement, delivered in good faith written notice (by e-mail or by such other notice that complies with the terms of the merger agreement) to Parent to the effect that we would be, ready, willing and able to consummate the merger on such date, and (C) Parent fails to consummate the merger within three business days of such date.

•	by Parent, if:

•	(i) neither Parent nor Merger Sub is in material breach of its covenants under the merger agreement and (ii) the Company has breached or failed to perform any of its covenants or agreements in the merger agreement or any representations or warranties of the Company in the merger agreement shall have become incorrect in any case such that one or more of the conditions to Parent’s and Merger Sub’s obligations to effect the merger would not be satisfied, and have failed to cure such material breach, failure to perform or inaccuracy within thirty calendar days after the Company has received written notice of such breach, failure to perform or inaccuracy from Parent or, if earlier, the date that is two business days prior to the termination date; or

•	at any time any of the following trigger events has occurred:

•	the board of directors shall have effected a board recommendation change; or

•	a tender or exchange offer for the common stock that would, if consummated in accordance with its terms, constitute a competing acquisition transaction is commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of such acquisition proposal, the Company shall not have issued a public statement reaffirming the board recommendation and recommending that the Company stockholders reject such acquisition proposal and not tender any shares of the common stock into such tender or exchange offer.

Fees and Expenses (Page 71)

We must pay a termination fee to Parent under the following circumstances:

•	if the Company has terminated the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal;

•	if Parent has terminated the merger agreement because any of the trigger events described above have occurred;

•	in the event that:

•	(i) prior to the termination of the merger agreement, a competing acquisition proposal has been made to the Company and publicly disclosed or publicly announced and not publicly withdrawn;

•	(ii) the merger agreement is terminated pursuant to the termination provisions providing for termination as a result of the (1) failure of the Company’s stockholders to adopt the merger agreement or (2) failure to consummate the merger by the termination date; and

•	(iii) within twelve months of the termination of the merger agreement either an acquisition transaction is consummated or we enter into a definitive agreement providing for an acquisition transaction that is subsequently consummated (whether or not during such twelve-month period).

The termination fee payable by us shall be $14,000,000; provided that, if prior to the no-shop period start date the merger agreement is terminated by us in order to enter into an alternative acquisition agreement with respect to a superior proposal, the termination fee shall instead be $12,000,000.

The parties have agreed that in no event will the Company be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the merger agreement at the same time or at different times.

Parent must pay us a termination fee under the following circumstances:

•	if the Company has terminated the merger agreement pursuant to the termination provision relating to a breach by Parent and/or Merger Sub of their respective covenants under the merger agreement or the inaccuracy of the representations and warranties of Parent and Merger Sub under the merger agreement;

•	the Company has terminated the merger agreement pursuant to the termination provision relating (A) to the conditions to the obligations of Parent and Merger Sub having been satisfied, (B) the Company having been ready, willing and able to consummate the merger, and (C) Parent having failed to consummate the merger; or

•	if Parent or the Company has terminated the merger agreement pursuant to the termination provision relating to the failure to consummate the merger by the termination date and, at the time of termination, the merger agreement could have been terminated by the Company pursuant to the termination provisions referenced in the two bullet points above.

The termination fee payable by Parent shall be $16,000,000, except that such amount may be increased to $20,000,000 in the event that the following are also true:

•	the conditions to the funding of the debt commitment letter have been satisfied and the financing party thereto is prepared to fund the financing (or, if alternative financing is obtained in accordance with the merger agreement, such alternative financing); and

•	all conditions of Parent and Merger Sub to consummate the merger have been satisfied at the time when the closing would have occurred but for the failure of the equity financing to be funded (or, with respect to those conditions that by their nature are to be satisfied at the closing, are capable of being satisfied at the closing).

The guarantor has agreed to guarantee the obligation of Parent to pay the Parent termination fee pursuant to the limited guarantee, as discussed in the section entitled “The Merger — Limited Guarantee” on page 47.

The parties have agreed that in no event will Parent be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the merger agreement at the same time or at different times.

Remedies (Page 73)

Our receipt of the Parent termination fee, and the guarantee thereof pursuant to the Guarantee, will be our sole and exclusive remedy against Parent, its subsidiaries, the guarantor, and any of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, affiliate or assignee of any of the foregoing, which we refer to as the parent parties, for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement and no parent party will have any other liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

In the circumstances in which the Company termination fee is payable, Parent’s receipt of the Company termination fee payable by us will, subject to certain specific performance rights described below, be the sole and exclusive remedy of Parent and Merger Sub and their respective affiliates against the Company, its subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, affiliate or assignee of any of the foregoing, which we refer to as the company parties, for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement, and no company party shall have any other liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement; provided that the Company will be liable for its willful material breach of the merger agreement.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the termination fee payable by Parent. Subject to certain exceptions, Parent will not be entitled to monetary damages in excess of the amount of the termination fee payable by the Company. While Parent may pursue both a grant of specific performance in the circumstances described below and the payment of the termination fee by the Company, under no circumstances will Parent be permitted or entitled to receive both a grant of specific performance that results in the merger occurring and all or any portion of the payment of the termination fee by the Company.

Under the merger agreement, we are not entitled to specific performance of, or injunctive relief with respect to, the covenants or agreements of Parent or Merger Sub in the merger agreement. In the event of any breach or threatened breach by the Company of any of its covenants or obligations set forth in the merger agreement, Parent and Merger Sub will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement by the Company, and to specifically enforce the terms and provisions of the merger agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company under the merger agreement.

The Voting Agreement (Page 74)

GVI Stockholders have entered into a voting agreement pursuant to which they have agreed to vote shares owned by them representing, in the aggregate, 25.26% of the outstanding shares of the Company in favor of the proposal to adopt the merger agreement as discussed in the section entitled “The Voting Agreement” beginning on page 74. The voting agreement automatically terminates upon the termination of the merger agreement or the occurrence of certain other events. In the voting agreement GVI Stockholders have agreed to accept $1.75 less than other stockholders in consideration per share in the event that either the merger occurs on or prior to December 31, 2010 or the merger agreement is terminated because the Company has accepted a superior proposal, as defined in the merger agreement, if that transaction closes on or prior to December 31, 2010. GVI Stockholders have also granted an option to Parent to acquire GVI Stockholders’ shares at a price equal to the then-applicable merger consideration per share less $1.75, exercisable from and after December 15 so long as such shares are purchased by Parent on or prior to December 31, 2010, provided that, if Parent exercises the option and the merger agreement is subsequently terminated for a superior proposal, Parent has agreed to both vote for such proposal and accept the same consideration that GVI Stockholders would have received in respect of those shares, subject to Parent’s obligation to share 50% of the profits with GVI Stockholders from its subsequent disposition of those shares (on or prior to the termination of the transaction contemplated by such proposal) within one year of the purchase of the shares if the Company terminates to accept a superior proposal prior to January 15, 2011.

Market Price of Common Stock (Page 77)

The common stock trades on the Nasdaq Global Market, or Nasdaq, under the symbol “ACLI.” The closing price of the common stock on Nasdaq on October 15, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $33.31 per share. The per share merger consideration represents a 1.2% premium to the five-day volume weighted average price, or VWAP, for the week of October 11, 2010, a 14.8% premium to the 30-day VWAP and a 23.1% premium to the 90-day VWAP, in each case for the respective period prior to October 15, 2010. On [          ], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on Nasdaq was $[     ] per share. The market price for our common stock may fluctuate prior to the effective time. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

Appraisal Rights (Page 81)

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation if you properly exercise your appraisal rights. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 85 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Delisting and Deregistration of Common Stock (Page 85)

If the merger is completed, the common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file reports with the Securities and Exchange Commission, or the SEC, on account of the common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 85.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of American Commercial Lines Inc., or the Company, by Finn Holding Corporation, or Parent, pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Finn Merger Corporation, or Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into us and we will continue as the surviving corporation. We refer to this transaction as the merger. As a result of the merger, we will become a subsidiary of Parent and will no longer be a publicly held corporation, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act, we will no longer file reports with the SEC on account of the common stock, and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $33.00 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $3,300 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. GVI Stockholders will be entitled to receive $31.25 in cash, without interest, less any applicable withholding taxes, for each share of common stock that they own, if the transaction closes on or before December 31, 2010 and $33.00 per share if the transaction closes thereafter.

Q.	How does the per share merger consideration compare to the market price of the common stock prior to announcement of the merger?

A.	The per share merger consideration represents a 1.2% premium to the five-day volume weighted average price, or VWAP, for the week of October 11, 2010, a 14.8% premium to the 30-day VWAP and a 23.1% premium to the 90-day VWAP, in each case for the respective period prior to October 15, 2010.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed by the end of the fourth quarter of 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of the common stock in connection with the merger. Instead, we will remain an independent public company and the common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, we may be required to pay to or receive from Parent a fee with respect to the termination of the merger agreement as described under the section entitled “The Merger Agreement — Fees and Expenses” beginning on page 71.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of common stock in the merger, you will recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:	Do any of our directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the adoption of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 48.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of the common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of our stockholders will be held on December [ ], 2010 at [ ] a.m. EST, at [ ].

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement, as amended from time to time, that provides for the acquisition of us by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for our stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. GVI Stockholders entered into the voting agreement pursuant to which they have agreed to vote shares owned by them representing, in the aggregate, 25.26% of the outstanding shares of the Company in favor of the merger as discussed in the section entitled “The Voting Agreement” beginning on page 74. The voting agreement automatically terminates upon the termination of the Merger Agreement or the occurrence of certain other events.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you fail to provide your broker with instructions, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting, whether or not a quorum is present.

Because the affirmative vote required to approve the proposal to adjourn the special meeting is based upon the number of votes cast thereon in person or by proxy at the special meeting, if you fail to submit a proxy or vote in person at the special meeting, or if you abstain or fail to provide your broker with instructions as to the proposal to adjourn the special meeting, it will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate.

Q.	Who can vote at the special meeting?

A.	All of our holders of common stock of record as of the close of business on [ ], 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present. Broker non-votes are not counted as present for the purpose of determining whether a quorum is present. If a quorum is not represented at the special meeting, the holders of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have the power, by vote of a majority of the votes cast on a proposal to adjourn the meeting, to adjourn the meeting to another time, or to another time and place, without notice other than announcement of adjournment at the meeting, and there may be successive adjournments for like cause and in like manner until a quorum is present. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

• in person — you may attend the special meeting and cast your vote there; or

• by proxy — stockholders of record have a choice of submitting a proxy:

• over the Internet (the website for submitting your proxy over the Internet is on your proxy card);

• by using a toll-free telephone number noted on your proxy card; or

• by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are not a stockholder of record, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of the common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of the common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by us.

If your shares of the common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of the common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of the common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of the common stock by following their instructions for voting.

Q.	I am the beneficial owner of my shares of the common stock, but my shares are held in “street name” by my bank, brokerage firm or other nominee. Will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	No. Your bank, brokerage firm or other nominee will only be permitted to vote your shares of the common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the instructions provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement. If you do not instruct your bank, brokerage firm or other nominee how to vote your shares of common stock as to the proposal to adjourn the special meeting, your shares of common stock will not be voted on the proposal to adjourn and will have no effect on that proposal.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a different proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a proxy, to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your shares of stock is called a proxy card. Our board of directors has designated [ ], [ ] and [ ], and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST,” or “ABSTAIN,”. Abstentions and broker non-votes with respect to the proposal to adopt the merger agreement will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST,” or “ABSTAIN”. Abstentions and broker non-votes with respect to the proposal to adjourn the special meeting will have no effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of the common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of the common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will by borne by us. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged [ ] to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay [ ] a fee of approximately $[ ], plus customary administrative fees for expenses related to calls made to or received from our stockholders. We will reimburse [ ] for reasonable out-of-pocket expenses and will indemnify [ ] and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit a proxy promptly to ensure that your shares are represented and voted at the special meeting. If you hold your shares of the common stock in your own name as the stockholder of record, please submit a proxy to have your shares of the common stock voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; by using the telephone number printed on your proxy card; or by using the Internet instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of common stock for the per share merger consideration. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of the common stock?

A.	Yes. As a holder of common stock, you are entitled to appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See the section entitled “Appraisal Rights” beginning on page 81.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call [ ], our proxy solicitor, toll-free at [ ].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “intend(s)” and similar expressions are intended to identify such forward-looking statements. These statements include, but are not limited to, the expected timing of the acquisition; the availability of the financing under the debt commitment letter; the ability of Parent and the Company to close the acquisition; the performance of the parties under the terms of the merger agreement and related transaction documents; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Investors are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement. Investors are also urged to carefully review and consider the various disclosures in the Company’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010 and Current Reports on Form 8-K filed from time to time by the Company, and the following factors:

•	uncertainties associated with the acquisition of the Company by Parent;

•	uncertainties as to the timing of the merger;

•	the failure to receive approval of the transaction by the stockholders of the Company;

•	the ability of the parties to satisfy closing conditions to the transaction, including the receipt of regulatory approvals;

•	changes in economic, business, competitive, technological and/or regulatory factors;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement;

•	failure of a party to comply with its obligations under the merger agreement and the related transaction documents; and

•	failure of Parent to satisfy the conditions under the debt commitment letter.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see the section entitled “Where You Can Find More Information” beginning on page 85. We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

American Commercial Lines Inc.
1701 East Market Street
Jeffersonville, Indiana 47130
(812) 288-0100

The Company, a Delaware corporation with its headquarters in Jeffersonville, Indiana, is one of the largest and most diversified marine transportation and services companies in the United States, providing barge transportation and related services under the provisions of the Jones Act, as well as manufacturing barges and other vessels, including ocean-going liquid tank barges. Information about ACL can be found at www.aclines.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section entitled “Where You Can Find More Information” beginning on page 85. Our common stock is publicly traded on Nasdaq under the symbol “ACLI.”

Parent

Finn Holding Corporation
c/o Platinum Equity, LLC
52 Vanderbilt Avenue
New York, NY 10017
(212) 905-0010

Parent, is a Delaware corporation that was formed by Platinum Equity, LLC, or Platinum Equity, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, the Company will be a wholly-owned subsidiary of Parent.

Merger Sub

Finn Merger Corporation
c/o Platinum Equity, LLC
52 Vanderbilt Avenue
New York, NY 10017
(212) 905-0010

Merger Sub, a Delaware corporation, has the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on December [  ] 2010, starting at [     ] a.m. EST, at [          ], or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [          ], 2010 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on the record date. On the record date, there were [          ] shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will not be counted as present for purposes of determining whether a quorum is present. A quorum is necessary to transact business at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of our common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of our common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if your shares of common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have no effect on the proposal.

If your shares of the common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of common stock are held in street name through a bank, brokerage firm or other nominee, you are considered the beneficial owner of your shares of common stock. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Brokers who hold shares in street name for customers only have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters — this is known as a broker non-vote. Both the proposal to adopt the merger agreement and the proposal to adjourn the special meeting are considered non-routine matters. As a result, absent specific instructions from the beneficial owner of such shares of common stock, brokers are not empowered to vote those shares of common stock.

If you fail to direct your bank or brokerage how to vote your shares for both of the proposals, your shares will not be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and will have no effect on the proposal to adjourn the special meeting.

If you fail to direct your bank or brokerage how to vote your shares for the proposal to adopt the merger agreement, but you do give direction for how to vote your shares for the proposal to adjourn the special meeting, your shares will be counted for the purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you fail to direct your bank or brokerage how to vote your shares for the proposal to adjourn the special meeting, but you do give direction for how to vote your shares for the proposal to adopt the merger agreement, your shares will be counted for the purposes of determining a quorum, but will have no effect on the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there; or

•	by proxy — stockholders of record have a choice of submitting a proxy:

•	over the Internet (the website for submitting your proxy over the Internet is on your proxy card);

•	by using a toll-free telephone number noted on your proxy card; or

•	by completing, signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are not a stockholder of record, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to have your shares voted at the special meeting by mailing a proxy card, your proxy card must be filed with the corporate secretary of the Company by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you submit a proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of the common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call [          ], our proxy solicitor, toll-free at [          ].

IT IS IMPORTANT THAT YOU PROMPTLY SUBMIT A PROXY TO HAVE YOUR SHARES OF COMMON STOCK VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

As of [          ], 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [          ] shares of common stock (not including any shares of common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [     ]% of the outstanding shares of common stock.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker with instructions, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered by telephone, over the Internet, or by mail, at any time before it is exercised, by submitting another proxy again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you instructed your broker on how to vote your shares of common stock, you may revoke your proxy by using the instructions provided by your broker.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than thirty days and a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed by the end of the fourth quarter of 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation if you properly exercise your appraisal rights. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 81 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will by borne by us. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged [          ] to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay [          ] a fee of approximately $[     ], plus customary administrative fees for expenses related to calls made to or received from our stockholders. We will reimburse [          ] for reasonable out-of-pocket expenses and will indemnify [          ] and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [          ], our proxy solicitor, toll-free at [          ].

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of common stock (except for certain shares owned, if any, by Company, Parent, Merger Sub, and their direct and indirect wholly owned subsidiaries, GVI Stockholders, and shares owned by stockholders who have properly exercised their appraisal rights) will be converted into the right to receive $33.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes. GVI Stockholders will be entitled to receive $31.25 less any applicable withholding taxes in cash for each share of Company common stock they hold if the transaction closes on or before December 31, 2010, and $33.00 less any applicable withholding taxes in cash per share if the transaction closes thereafter.

GVI Stockholders have entered into a voting agreement pursuant to which they have agreed to vote shares owned by them representing, in the aggregate, 25.26% of the outstanding shares of the Company, in favor of the transaction. The voting agreement automatically terminates upon the termination of the merger agreement or the occurrence of certain other events. In the voting agreement GVI Stockholders have agreed to accept $1.75 less than other stockholders in consideration per share in the event that either the merger occurs on or prior to December 31, 2010 or the merger agreement is terminated because the Company has accepted a superior proposal, as defined in the merger agreement, if that transaction closes on or prior to December 31, 2010. GVI Stockholders have also granted an option to Parent to acquire GVI Stockholders’ shares at a price equal to the then-applicable merger consideration per share less $1.75, exercisable from and after December 15 so long as shares are purchased by Parent on or prior to December 31, 2010, provided that, if Parent exercises the option and the merger agreement is subsequently terminated for a superior proposal, Parent has agreed to both vote for such proposal and accept the same consideration that GVI Stockholders would have received in respect of those shares, subject to Parent’s obligation to share 50% of the profits with GVI Stockholders from its subsequent disposition of those shares (on or prior to the termination of the transaction contemplated by such proposal) within one year of the purchase of the shares if the Company terminates to accept a superior proposal prior to January 15, 2011.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 48.

Background of the Merger

Our board of directors and senior management regularly review our business, our future business plans and strategic opportunities. As part of this review, factors they have considered include the Company’s competitive market position; growth and revenue potential; and the viability of potential strategic alternatives, such as acquisitions, expansion of service offerings and potential merger or sale.

In May 2010, Louis Samson, a Platinum Equity principal, approached a representative of BofA Merrill Lynch to seek an introduction to representatives of Equity Group Investments, L.L.C., or EGI, a private investment group and an affiliate of GVI Stockholders. At Mr. Samson’s request, a representative of BofA Merrill Lynch contacted EGI to determine if EGI would entertain a meeting about ACL with Platinum Equity.

Later in May 2010, Mr. Samson met with representatives of EGI about a potential transaction with the Company. EGI informed Platinum Equity that it would not be opposed to a transaction with the Company so long as any offer was at a sufficient premium to the market price at the time ($20.43 per share). Following the meeting, a representative of EGI contacted Mr. Ryan and requested that he put Dawn Landry, Senior Vice President, General Counsel and Corporate Secretary of the Company, in touch with Platinum Equity to facilitate the entering into of a nondisclosure agreement so that Mr. Ryan could make a presentation to Platinum Equity about the Company.

On May 28, 2010, the Company provided a draft non-disclosure agreement to Platinum Equity. The non-disclosure agreement was executed by Platinum Equity on June 1, 2010.

On June 3, 2010, a representative of EGI contacted Mr. Ryan to request a meeting between Platinum Equity, EGI and Mr. Ryan on June 7th or 8th, 2010.

On the evening of June 7, 2010, representatives of Platinum Equity met in Chicago with Mr. Ryan and representatives of EGI. At that meeting, Platinum Equity indicated that it was interested in a transaction with the Company, although no specific proposal was made. The next day, Mr. Ryan met further with representatives from Platinum Equity and discussed various facets of the Company’s business. The Platinum Equity representatives and Mr. Ryan agreed to keep in touch.

On June 14, 2010, the Company provided limited due diligence information to Platinum Equity.

On June 17, 2010, Mr. Samson submitted to Clayton Yeutter, the Chairman of the board of directors, a non-binding letter of intent to acquire the Company at a proposed price of $25.00 per share in cash, subject to due diligence and other conditions. Platinum Equity requested a period of exclusive negotiations to pursue its offer. Its offer suggested that the Company would be afforded a post-signing “go shop” period to occur concurrently with the tender offer contemplated by Platinum Equity’s proposal. On the day the offer was submitted, the closing price of the Company’s shares on the Nasdaq Stock Market was $20.64. On the day the offer was submitted, Platinum Equity contacted EGI to inform EGI of the proposal to the ACL board of directors and to solicit EGI’s support for the proposal in the form of a voting agreement from the GVI Stockholders. EGI informed Platinum Equity that EGI would be supportive if Platinum Equity could reach an agreement with the board of directors.

On June 23, 2010, the Company’s board of directors held a meeting to discuss Platinum Equity’s proposal. Because Platinum Equity had expressed interest in retaining senior management and providing management an interest in the surviving company, the board of directors discussed the advisability of forming a special committee consisting solely of independent and disinterested directors who are not members of the Company’s management and who do not have a material interest in the merger that is different from, or in addition to, the interests of the Company’s stockholders generally. After discussion, the board of directors formed a committee, referred to as the Special Committee, consisting of all members of the Company’s board of directors other than Mr. Ryan. Mr. Ryan was excluded from the Special Committee to avoid any perception that his potential retention by the surviving company if the merger should occur would influence the negotiations and, ultimately, the approval of any transaction with Platinum Equity.

The Special Committee was delegated authority to, among other things, review strategic alternatives for the Company; review and evaluate Platinum Equity’s proposal; review, evaluate and determinate whether a process to further explore strategic alternatives is desirable for the Company and, if so, the design and implementation of such a process; have general oversight of any and all agreements and activities involving, responding to or relating to any potential transaction that might be considered; take actions with respect to any strategic alternative and any review, discussion, consideration, analysis, evaluation, response, negotiation, termination, rejection, approval and/or authorization on behalf of the Company of the terms and conditions of any potential transaction; manage, respond, negotiate, accept or reject on behalf of the Company the proposed terms of any potential transaction; terminate any and all negotiations concerning any potential transaction at any time; and recommend to the board of directors what action should be taken in respect of any potential transaction. Mr. Yeutter was appointed chair of the Special Committee. The Special Committee then met without Mr. Ryan. After discussion, the Special Committee instructed Mr. Yeutter to communicate to Platinum Equity, among other things, that, were the Special Committee interested in a business combination transaction, it would likely only be interested at a value per share that was higher than that proposed by Platinum Equity in its letter and was unwilling at this time to grant exclusivity to Platinum Equity. Attorneys from Hogan Lovells US LLP, counsel to the Company, or Hogan Lovells, and Richards, Layton & Finger, P.A., or RLF, engaged as counsel to the Special Committee, were present at the meeting of the board of directors and the Special Committee. The Special Committee also determined to retain a financial advisor. The Special Committee considered the qualifications and independence of BofA Merrill Lynch and noted their familiarity with the Company, and determined to engage that firm as financial advisor.

On June 24, 2010, Mr. Yeutter and Ms. Landry spoke by telephone with Mr. Samson and indicated that the board of directors had convened to discuss Platinum Equity’s offer and had formed the Special Committee, which had engaged legal advisors and determined to retain a financial advisor. Mr. Yeutter also stated that if the Special Committee were interested in a business combination transaction, it would likely only be interested at a value per share that was higher than that proposed by Platinum Equity in its letter of intent, and that the Special Committee was not currently prepared to grant exclusivity to Platinum Equity. Mr. Yeutter further stated that he or another Company representative would provide Platinum Equity with an update as to the likely timing of any further response from the Special Committee after the Fourth of July holiday.

On June 25, 2010, representatives of the Special Committee spoke by telephone to representatives of BofA Merrill Lynch regarding an engagement as financial advisor to the Special Committee, to assist in evaluating Platinum Equity’s proposed offer and prepare a financial analysis of the Company. Following that discussion, BofA Merrill Lynch was retained by the Special Committee.

On June 28, 2010, Mr. Yeutter contacted Mr. Samson to inform him that the Special Committee had selected BofA Merrill Lynch as its financial advisor and planned to convene a meeting of the Special Committee in late July. Mr. Yeutter also indicated that he hoped to communicate any further response from the Special Committee to Platinum Equity by August 1, 2010.

On July 23, 2010, BofA Merrill Lynch representatives reviewed with the Special Committee at a telephonic meeting its preliminary financial analyses regarding the Company, including its financial analysis in connection with a potential transaction with Platinum Equity at the indicated price. The Special Committee discussed that analysis, the potential transaction and other strategic considerations including potential strategic alternatives available to the Company other than a potential transaction with Platinum Equity. The Special Committee resolved to continue this analysis at a subsequent meeting after obtaining additional information from Platinum Equity with respect to its proposal. Later that day, a representative from BofA Merrill Lynch called Mr. Samson to inform him of the Special Committee’s meeting and to ask certain follow-up questions.

On July 26, 2010, the Special Committee convened in person with representatives from BofA Merrill Lynch to continue the Special Committee’s evaluation of a proposed transaction, as well as to further discuss the Company’s financial performance and prospects as a stand-alone entity relative to a potential transaction with Platinum Equity and other potential strategic alternatives. Attorneys from Hogan Lovells and RLF were also present. The Special Committee concluded that it might be willing consider a potential transaction with Platinum Equity at an appropriate price, but that the offer from Platinum Equity at a proposed price of $25.00 per share was inadequate. Further, the Special Committee discussed other possible transaction terms that would be important to it were it to consider a transaction, including a post-signing period to solicit alternative offers (commonly called a “go-shop”) and the possible range of potential termination fees. The Special Committee directed BofA Merrill Lynch to convey the Special Committee’s response to Platinum Equity. The Special Committee also directed BofA Merrill Lynch to inform Platinum Equity that, in order to allow Platinum Equity to make a better informed proposal, the Special Committee would grant Platinum Equity a period of three weeks to perform due diligence on non-public matters and access to Mr. Ryan and Mr. Thomas Pilholski,

Senior Vice President and Chief Financial Officer of the Company, provided that Platinum would agree to enter into a customary standstill agreement. The Special Committee also indicated a preference not to grant exclusivity to Platinum Equity during the three-week due diligence period.

On July 27, 2010, representatives from BofA Merrill Lynch informed Mr. Samson of the Special Committee’s position. Mr. Samson suggested that Platinum Equity meet with Messrs. Ryan and Pilholski for management meetings early the next week in Louisville, Kentucky, and stated that Platinum Equity would send to the Company a list of additional requested information. Mr. Samson also agreed to execute a standstill agreement as a condition to the further diligence, and confirmed that Platinum Equity did not require exclusivity to proceed at that time. He also indicated that he would provide the Special Committee with Platinum Equity’s views regarding any revised offer at the end of the three weeks.

On July 31, 2010, Platinum Equity and the Company entered into a standstill agreement.

On August 2, 2010, the Special Committee met telephonically with Messrs. Ryan and Pilholski in attendance for a portion of the meeting. The Special Committee reviewed with Messrs. Ryan and Pilholski management’s most recent internal financial projections for the Company, including certain of the assumptions underlying such projections. Representatives of BofA Merrill Lynch, Hogan Lovells and RLF were present. After discussion, the Special Committee authorized making those projections available to Platinum Equity. That day, Mr. Samson also contacted Mr. Yeutter to express again Platinum Equity’s continuing interest in pursuing a transaction.

Platinum Equity commenced additional diligence activities beginning the week of August 2, 2010. From August 4 through August 6, 2010, representatives of Platinum Equity were present in Louisville, Kentucky to conduct due diligence, which included meetings with representatives of the Company and BofA Merrill Lynch. Representatives of Platinum Equity also conducted due diligence at the Jeffboat facility in Jeffersonville, Indiana during that time.

On August 17, 2010, with the permission of the Special Committee, Mr. Ryan met (along with a representative of BofA Merrill Lynch) with senior members of Platinum Equity’s management to discuss the Company’s business and operations and other diligence matters.

On August 23, 2010, a representative of Platinum Equity contacted a representative of BofA Merrill Lynch to discuss its diligence review and indicated that a revised non-binding proposal would be delivered later that day or the following morning.

On August 24, 2010, Mr. Samson contacted Mr. Yeutter to inform him that Platinum Equity would be submitting a revised offer letter, and to discuss possible next steps. Later that day, Platinum Equity delivered a revised offer to acquire the Company at a proposed price per share of $27.50 in cash, and required a 20 business day period of exclusivity to continue due diligence and negotiate definitive agreements. The letter also provided that the Company would be granted a 30-day “go-shop” period after signing a definitive agreement. On the day the revised offer was submitted, the closing price of the Company’s shares on the Nasdaq Stock Market was $26.40.

On August 26, 2010, the Special Committee met telephonically to discuss Platinum Equity’s revised offer. Attorneys from Hogan Lovells and RLF were present, as well as representatives of BofA Merrill Lynch. The representatives from BofA Merrill Lynch reviewed with the Special Committee the revised offer of $27.50 per share and discussed with the Special Committee potential responses. The members of the Special Committee discussed the implications of the various options, their views of near and long-term value for the Company and its stockholders and possible responses to Platinum Equity. The Special Committee reached a unanimous view that it was not prepared to accept an offer of $27.50 per share at that time, but that it was willing to allow Platinum Equity to continue with the 20 business days of additional due diligence requested by Platinum Equity, after which it would further consider that offer or any revised offer that Platinum Equity might make. The Special Committee agreed that this due diligence process could be undertaken under the exclusivity arrangement Platinum Equity had requested in light of the expense and time Platinum Equity would need to invest in the continued diligence process and to allow Platinum Equity the opportunity to make its best possible proposal. The Special Committee also discussed several structural aspects of a possible transaction and certain terms and conditions, including its view of the need for a further opportunity for the Company to explore alternative offers were it to accept an offer from Platinum Equity. Among other potential terms the Special Committee considered, the Special Committee discussed requesting a “go-shop” period of 45 to 60 days in response to Platinum Equity’s offer of 30 days, a lower termination fee in the “go-shop” period of 1-2% of the equity value of a potential transaction, a termination fee of 2-3% of the equity value of a potential transaction in the post-go-shop period and an appropriate reverse termination fee or other adequate recourse if Platinum Equity were unable or unwilling to close a transaction. The Special Committee also discussed its preference, were a transaction to proceed, for a single-step transaction structure over the tender offer structure proposed by Platinum Equity, both to avoid the potential early triggering of “change in control” provisions under the Company’s outstanding bonds and to allow for a longer time period for any additional offers to be made by third parties. The Special Committee requested BofA Merrill Lynch to convey its positions to Platinum Equity.

On August 27, 2010, representatives of BofA Merrill Lynch informed Mr. Samson of the outcome of the previous day’s Special Committee meeting. Mr. Samson indicated that he would review the Special Committee’s positions with his colleagues before responding. Mr. Samson also reiterated his requirement to be granted a 20 business day period of exclusivity while additional due diligence was performed and agreements negotiated. Later that day, the Company and Platinum Equity executed an exclusivity agreement prohibiting the Company and its representatives from pursuing alternative transactions until 11:59 PM, EDT, on September 27, 2010.

On September 2, 2010, representatives of Platinum Equity met with representatives of the Company’s management in Louisville, Kentucky to continue due diligence. Representatives of BofA Merrill Lynch also participated in the meeting. Over the next several weeks, Platinum Equity and its representatives, including legal advisors, engaged in additional due diligence on the Company and its operations.

On September 11, 2010, the Special Committee met telephonically, along with representatives of BofA Merrill Lynch, Hogan Lovells and RLF, to discuss the status of Platinum Equity’s diligence process and to review and discuss a draft merger agreement prepared by Hogan Lovells to be proposed for use in the event that the Special Committee determined to proceed with a transaction. The draft merger agreement contemplated, among other things, a 60-day “go-shop” period and Company and Parent termination fees consistent with the views expressed by the Special Committee at its August 26 meeting. On September 15, 2010, Platinum was provided a copy of the draft merger agreement prepared by Hogan Lovells, and asked that Platinum Equity provide its comments, and those of its counsel Latham & Watkins LLP, or Latham, to the merger agreement, as well as a draft of any bank commitment letter related to any required debt financing, when submitting any revised offer at the end of the exclusivity period.

On September 17, 2010, the Special Committee met telephonically, with Mr. Ryan and Mr. Pilholski in attendance for a portion of that meeting. The Special Committee reviewed with Messrs. Ryan and Pilholski management’s updated financial projections for the Company, including projected results of operations, certain of the assumptions underlying the projections, and changes reflected in the updated projections. Members of the Special Committee discussed the implications of the Company’s downward revised financial projections. A representative of BofA Merrill Lynch discussed with the Special Committee his recent discussions with Mr. Samson concerning Platinum Equity’s proposal. After discussion, the Special Committee authorized making management’s updated financial projections available to Platinum Equity. Representatives of Hogan Lovells and RLF were also present at the meeting.

On September 28, 2010, Platinum Equity provided the Special Committee a revised offer and a marked copy of the merger agreement, together with a draft commitment letter for debt financing. The revised offer provided for a price of $30.00 per share and noted several changes to other terms and conditions, including a request that unvested equity awards not be accelerated and paid out at closing. The revised offer also included a request for a voting agreement from the Company’s largest stockholder, GVI and affiliates, to support the transaction. Other revisions proposed a 30-day “go-shop” period, a single Company termination fee of over 3.5% for accepting a superior offer, limitations on the Special Committee’s ability to negotiate with persons making offers in the “go-shop” period that were not determined on their face to be superior, payment of

Platinum Equity’s expenses if the stockholders voted against the proposed merger, and a Parent termination fee of $14 million for failure to close in breach of the merger agreement. On the day the revised offer was submitted the closing price of the Company’s shares on the Nasdaq Stock Market was $28.52.

On September 29, 2010, the Special Committee met telephonically, along with representatives of BofA Merrill Lynch, Hogan Lovells and RLF, and discussed the revised offer from Platinum Equity and the terms of its proposal, including the issues raised in its marked draft merger agreement. The Special Committee reiterated its view that, in addition to price considerations, a number of additional terms were important to the Special Committee, including a longer “go-shop” period, lower termination fees payable by the Company than those proposed by Platinum Equity, particularly for any fees payable during the “go-shop” period, and a higher termination fee payable by Platinum Equity in the case of its failure to close the merger in breach of its obligation to do so. The Special Committee also instructed BofA Merrill Lynch to communicate to Platinum Equity a counter offer of $32.00 per share.

On October 2, 2010, representatives of Hogan Lovells and Latham held a conference call to discuss certain aspects of Platinum Equity’s proposed changes to the draft merger agreement. Among other things, Latham clarified that unvested equity awards would be assumed by Parent (not cancelled) and would continue vesting but would otherwise not be part of the merger consideration. Further discussions were held between representatives of BofA Merrill Lynch and Platinum Equity regarding the potential transaction, including the Special Committee’s request for an increase in the proposed merger consideration. Following those discussions, Mr. Samson conveyed to representatives of BofA Merrill Lynch that Platinum Equity would raise its offer price to $30.25 per share but was unwilling to increase its price beyond that level. This revised offer represented an almost 10% premium to the closing price of the Company’s shares, $27.56, on the Nasdaq Stock Market on the day before the revised offer was submitted. Further discussions between counsel regarding transaction terms were held on October 4 and 7, 2010.

The Special Committee met telephonically on October 5, 2010 and received an update from its legal and financial advisors on the status of discussions, including the latest price proposal from Platinum Equity, and Platinum Equity’s continued request for an additional ten-day period of exclusivity to complete negotiations and to perform certain targeted environmental due diligence. On the day before the Special Committee’s meeting, the closing price of the Company’s shares on the Nasdaq Stock Market was $27.33. The Special Committee determined, after consultation with its financial advisor, that the then current price offered by Platinum Equity was attractive when compared to both the current market price of the Company’s common stock and the intrinsic value of the Company, and it instructed its advisors to move forward with the proposed transaction with Platinum Equity, subject to satisfactory resolution of terms and a review of the status of negotiations at the conclusion of the ten day exclusivity period requested by Platinum Equity. The Special Committee then agreed to accept Platinum Equity’s request for an exclusivity period until October 15, 2010. The Special Committee also reiterated to its legal and financial advisors its views on other terms and conditions, including that, should any transaction with Platinum Equity be entered into, these terms and conditions should be consistent with customary and reasonable practice and the Special Committee’s specific views with respect to the period of the “go-shop,” the size of termination fees and other fees and the circumstances under which those fees were payable.

On October 11, 2010, representatives of BofA Merrill Lynch, Platinum Equity, the Company, Latham, Hogan Lovells and RLF met at Platinum Equity’s offices in New York to discuss the issues relating to transaction documents and to negotiate several non-price related transaction terms. At that meeting, the parties discussed a series of terms acceptable to Platinum Equity that would be presented to the Special Committee for consideration providing, among other things, that the “go-shop” period would be 40 days, the Company would be permitted to negotiate with bidders who submit offers in the “go shop” period that were reasonably likely to lead to a superior proposal, that the Company termination fees would be lower in the go-shop period and higher only thereafter, that the Company would not be required to pay Parent’s expenses should stockholders not adopt the merger agreement absent a competing offer, and that the Parent termination fee would be closer to the fee level requested by the Special Committee. The parties also discussed that unvested equity awards held by employees below operational level 16 would be accelerated and their value paid at

Closing. On October 12, 2010, Hogan Lovells circulated revised transaction documents to Latham reflecting these terms.

Also on October 11, 2010, BB&T Capital Markets issued a research report on the Company in which it upgraded its recommendation of the Company’s common stock from “Hold” to “Buy” and set a price target for the Company’s common stock of $50.00 per share. The trading price of the Company’s common stock on that day closed at $32.18 per share, a 13.6% increase from the $28.34 closing price on the preceding trading day of Friday, October 8, 2010.

On October 13, 2010, the Special Committee met telephonically to consider the status of the discussions and its view of the current offer from Platinum Equity. Representatives of BofA Merrill Lynch, Hogan Lovells and RLF participated in the discussions. The Special Committee was briefed on the result of the negotiations that had taken place on October 11, 2010, including the agreement of Platinum Equity to a “go-shop” provision and termination fees that were within the ranges requested by the Special Committee and as to which the Special Committee had received advice from its legal counsel and financial advisors. The Special Committee discussed the October 11 BB&T Capital Markets research report and the fact that the trading price of the common stock had increased above the last offer from Platinum Equity. The Special Committee received an update from Mr. Ryan as to his views as to the contents of such report, as well as of the Company’s performance and prospects and how the Company’s prospects compared with those contained in that report. Specifically, Mr. Ryan noted that the report was premised upon more optimistic projections than the Company’s internal forecasts, which may have indirectly resulted in recent increases in the Company’s stock price, and which do not reflect management’s views of the intrinsic value of the Company or the common stock. Moreover, Mr. Ryan confirmed that this analyst report was published without input from management. After discussion, the Special Committee determined that, despite its prior conclusion that Platinum Equity’s offer of $30.25 was attractive relative to the intrinsic value of the Company, BofA Merrill Lynch should communicate to Platinum Equity that it would need to raise its offer further, as the Special Committee was skeptical that it would be willing to approve a transaction at Platinum’s proposed price of $30.25 per share in light of the current market price of the Common Stock. BofA Merrill Lynch subsequently contacted Platinum Equity and communicated the Special Committee’s views.

On October 14, 2010, Platinum Equity contacted EGI and informed EGI that Platinum Equity was considering raising its offer price if EGI would be willing to sell its shares at a meaningful per share discount.

On October 15, 2010, EGI and Platinum Equity discussed an arrangement, subject to the board of directors approving a transaction with Platinum Equity, whereby EGI would take a $1.75 per share discount on its shares if the merger closed by the end of the calendar year. In connection with this proposed arrangement, EGI would give Platinum Equity an option to purchase EGI’s shares at a $1.75 discount to the offer price prior to the end of the calendar year even if the merger had not yet closed.

Later on October 15, 2010, Platinum Equity proposed an offer price of $32.00 per share for the shares held by all stockholders other than GVI, and advised the Special Committee that it had contacted GVI and requested and received an indication by GVI of a willingness to accept an offer of $30.25 for its shares. The Special Committee met on October 16, 2010 to consider the revised offer, and noted that the latest offer represented a substantial premium to Platinum Equity’s original offer but was still below the recent trading price of the common stock, which closed at $33.31 on the last trading day before the latest revised offer was submitted. The Special Committee also was informed that GVI stockholders intended to seek to dispose of their shares through a demand registration process prior to the end of 2010 if the Company did not enter into the proposed merger or another transaction under which their shares would be sold before year-end 2010. Representatives of BofA Merrill Lynch, Hogan Lovells and RLF participated in the discussions. The Special Committee understood that GVI was willing to accept a lower price for its shares than was being offered to other shareholders so long as the sale could be completed by year end. The Special Committee continued to consider the current trading price of the common stock, which remained above the $32.00 offer by Platinum Equity, as well as its own views as to the short and long-term outlook for the Company notwithstanding the recent higher trading prices of the common stock. The Special Committee requested that representatives of BofA Merrill Lynch communicate to Platinum Equity that the Special Committee would likely be able to support a transaction with Platinum Equity were it to increase its offer price to $33.00 per share for the public shareholders. Following the meeting, representatives of BofA Merrill Lynch contacted Platinum Equity to deliver that message and the representatives of Hogan Lovells and Latham negotiated other terms of the merger agreement and related documents.

On October 17, 2010, representatives of Platinum Equity communicated to BofA Merrill Lynch that they would agree to an offer price of $33.00 per share for the shares held by all stockholders other than GVI Stockholders, and $31.25 for shares held by GVI Stockholders so long as the closing occurred by year-end 2010, after which GVI Stockholders would receive $33.00 per share, and that this was Platinum Equity’s best and final offer and was conditioned on acceptance before the opening of the market on October 18, 2010. Further, Platinum Equity informed BofA Merrill Lynch that Platinum Equity and GVI Stockholders had discussed tentative arrangements under which Platinum Equity would have an option to purchase shares directly from GVI Stockholders under certain circumstances at $31.25 per share. The Special Committee met that afternoon with its financial and legal advisors and discussed the latest Platinum Equity offer. The Special Committee received and discussed advice from its legal counsel and its financial advisors, including reviewing fiduciary duties, the material terms of the merger agreement and factors the Special Committee had considered and was considering in evaluating the appropriate course of action. The Special Committee agreed that while Platinum Equity’s current offer was attractive relative to the intrinsic value of the Company and that it could support the price being offered, it was concerned that certain implications of the proposed arrangement between Platinum Equity and GVI Stockholders could affect the ability of the board of directors to receive or accept a superior proposal from an alternative bidder. Specifically, the Special Committee wanted to ensure that alternative bidders could avail themselves of the terms of the proposed arrangement that GVI had discussed with Platinum Equity, or the Company termination fee should be proportionately reduced, with the net effect being that an alternative bidder that could close by year-end 2010 would be able to take advantage of the same reduced price for the GVI Stockholders available to Platinum Equity. The Special Committee also expressed concern with respect to the option proposed to be granted to Platinum Equity, including with respect to its ability to vote any shares acquired by it on exercise of the option against an alternative offer that the board of directors considered superior. Accordingly, representatives of BofA Merrill Lynch and Hogan Lovells conveyed the Special Committee’s views to Platinum Equity and Latham, and the representatives of Hogan Lovells and Latham negotiated other terms of the merger agreement and related documents. Separately, BofA Merrill Lynch contacted representatives of GVI Stockholders to discuss a proposed arrangement providing a similar option to alternative bidders.

The Special Committee met later that evening with its financial and legal advisors to receive an update on the status of discussions. The advisors briefed the Special Committee on the status and noted that the provisions relating to a potential superior offer and the effect of the option proposed to be provided to Platinum Equity and the related lower price GVI Stockholders would receive from Platinum Equity were close to resolution but significant differences remained to be resolved. Also at this meeting, BofA Merrill Lynch reviewed with the Special Committee its financial analysis of the per share merger consideration of $33.00 and delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated October 18, 2010, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its written opinion, the per share merger consideration of $33.00 to be received in the merger by holders of the Company’s common stock, was fair, from a financial point of view, to such holders (other than the Excluded Holders). The Special Committee also received advice from its counsel regarding its fiduciary duties and other matters. Because certain issues regarding the proposed agreement between GVI Stockholders and Platinum Equity and their effect on the provisions in the merger agreement regarding a superior offer remained unresolved, the Special Committee agreed to reconvene at 7:00 a.m. EDT on October 18, 2010, and requested that the Special Committee’s financial and legal advisors convey the Special Committee’s views regarding these matters to Platinum Equity.

Prior to the Special Committee meeting on October 18, 2010, the representatives of Hogan Lovells and Latham negotiated final terms of the merger agreement and related documents. Separately, Platinum Equity and GVI Stockholders discussed a proposed arrangement regarding the circumstances under which the voting agreement might be terminated, the option granted thereunder exercised, and the $1.75 differential in merger consideration provided to a person making a superior offer who consummates a transaction prior to December 31, 2010, as well as certain other matters consistent with the requests made by the Special Committee to address its concerns regarding the effects on an alternative bidder of the proposed arrangements between Platinum Equity and GVI.

Accordingly, following discussion, the Special Committee unanimously determined that it was advisable and in the best interests of the Company and its stockholders to approve the voting agreement and to approve, enter into and effect the merger agreement, including the merger, and resolved to recommend that the board of directors approve the voting agreement and approve, enter into and effect the merger agreement, including the merger and recommend that the stockholders of the Company adopt the merger agreement. The full board of directors thereafter convened and (with Mr. Ryan abstaining) determined that it was advisable and in the best interests of the Company and its stockholders to approve the voting agreement and to approve, enter into and effect the merger agreement, including the merger, and resolved to recommend that the stockholders of the Company adopt the merger agreement.

Shortly thereafter on the morning of October 18, 2010, the merger agreement and the voting agreement were executed. Also that morning, the Company issued a press release announcing the execution of the merger agreement and voting agreement and the commencement of the “go-shop” period.

Beginning later on the morning of October 18, 2010, at the direction of the Special Committee and under the supervision of the Company’s executive officers, representatives of BofA Merrill Lynch began the “go shop” process of contacting parties to determine whether they might be interested in pursuing a transaction that would be superior to the proposed transaction with Platinum Equity. As of October [  ], 2010, representatives of BofA Merrill Lynch had contacted [          ] parties, consisting of [          ] potential strategic buyers and [          ] potential financial sponsor buyers.

On October 18, 2010, GVI Stockholders delivered a letter to the Company requesting that the Company file a resale registration statement for their shares pursuant to a registration rights agreement entered into in 2005 during the course of the Company’s reorganization that year. Under the voting agreement, GVI Stockholders are not permitted to sell their shares to any party whether or not registered, except to Parent, before the termination of the voting agreement. See the section entitled “The Voting Agreement,” beginning on p. 74. The Company expects to prepare and file a resale registration of Form S-3 promptly following the date of this proxy statement but does not expect sales to be made thereunder unless the merger agreement is terminated.

As of October [  ], 2010, none of the parties contacted during the go-shop process by BofA Merrill Lynch had submitted an acquisition proposal for the Company. The process for the solicitation of other third party interest is ongoing, although there can be no assurance that such efforts will result in an alternative transaction being proposed or in a definitive agreement for such a transaction being entered into.

Reasons for the Merger; Recommendation of the Special Committee and Board of Directors

Special Committee of the Board of Directors

The Special Committee of the board of directors, consisting solely of independent directors, and acting with the advice and assistance of independent legal and financial advisors, evaluated and participated in the negotiation of the merger, including the terms and conditions of the merger agreement, with Parent and Merger Sub. At the meeting held on October 18, 2010 described above, the Special Committee unanimously recommended the approval of the merger agreement and the voting agreement to the board of directors.

Board of Directors

In reaching their decision to approve the merger and the merger agreement and the voting agreement, and to recommend that our stockholders vote “FOR” adoption of the merger agreement, the directors, in addition to drawing on their own experience, expertise and knowledge of the Company and its business, consulted with senior management, outside legal counsel and a financial advisor. The following discussion includes the material reasons and factors considered by the board of directors, in connection with the recommendation of the Special Committee, in making its recommendation:

•	an assessment of the fundamental value of the Company, in particular with respect to cash flows;

•	the financial risks inherent to the Company’s operating plan, specifically related to the age of the Company’s fleet, which will require substantial investment in order to maintain the Company’s earnings capacity;

•	the current and historical market prices of the Company’s common stock and the fact that the price of $33.00 per share represented 1.2% premium to the five-day volume weighted average price (VWAP) for the week of October 11, 2010; a 16.4% premium to the closing price on the trading day prior to issuance of the BB&T Capital Markets research report described in the section entitled “The Merger — Background of the Merger” beginning on page 25; and a 59.9% premium to the closing price on the date on which Platinum Equity submitted its first proposal letter on June 17, 2010;

•	a review of recently published analyst reports that contained more optimistic projections than the Company’s internal forecasts and may have resulted in recent increases in the Company’s common stock price which do not reflect the directors’ views of the intrinsic value of the Company or the common stock;

•	the current volatile state of the national and global economy and general uncertainty surrounding forecasted economic conditions in both the near- and long-term, globally as well as within the transportation industry;

•	the Company’s historical performance relative to its operating plan and strategic goals;

•	the fact that the all-cash per share merger consideration will provide our stockholders with immediate value, in cash, for all of their shares of common stock, while avoiding long-term business risk and providing stockholders certainty of value for their shares;

•	the results of the board’s strategic review of alternatives available to the Company other than the sale of control of the Company, including:

•	The perceived risks and uncertainties of electing to continue as an independent public company, including the Company’s business, financial condition and prospects, the capital investment required to maintain the Company’s barge fleet over the short- and long-term, and the range of possible values to the Company’s stockholders arising from remaining an independent public company and the timing and uncertainty of successfully accomplishing meaningful growth by continuing to operate the Company as an independent public company;

•	The perceived lack of meaningful opportunities to acquire or combine with another company with the right attributes, including scale and growth potential, to generate value for the Company’s stockholders; and

•	The risks and uncertainties inherent in relatively large acquisitions;

•	the then-current financial market conditions and the recent and historical market prices of the Company’s common stock, including relative to that of market indices and the Company’s peers (see the section entitled “Market Price of Common Stock” beginning on page 77);

•	the terms of the merger agreement, the voting agreement and the related agreements, including:

•	the limited number and nature of the conditions to Parent and Merger Sub’s obligation to consummate the merger;

•	the fact that the terms of the merger agreement provide for a 40-day post-signing “go-shop” period during which the Company may solicit additional interest in and negotiate transactions involving the Company, and, after such 40-day period, continue discussions with certain persons or respond to unsolicited proposals under certain circumstances;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals to acquire the Company;

•	our ability to terminate the merger agreement in order to accept a financially superior proposal (both during and after the 40-day “go-shop” period), subject to paying Parent a termination fee of either $12,000,000 or $14,000,000, depending on the timing and circumstances of such termination;

•	that a fund affiliated with Platinum Equity guaranteed Parent’s obligations under the merger agreement to pay the Parent termination fee and certain potential related expenses.

•	that the negotiations of the merger agreement were conducted under the oversight of the Special Committee, which:

•	is comprised solely of independent directors who are not employees of the Company;

•	retained and received advice and assistance from its own independent financial and legal advisors in evaluating and negotiating the terms of the merger agreement;

•	had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our board of directors’ approval of the merger agreement.

•	the consideration for the merger and the other terms of the merger agreement resulted from extensive negotiations between the Special Committee and its legal and financial advisors on the one hand, and Parent and its legal advisor on the other hand;

•	the retention of and the efforts, advice and financial analyses provided by BofA Merrill Lynch as the Special Committee’s financial advisor;

•	the opinion of BofA Merrill Lynch, delivered to the Special Committee at its meeting on October 17, 2010, as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration of $33.00 to be received by holders of the Company’s common stock (other than the Excluded Holders), as more fully described below in the section entitled “Opinion of Financial Advisor — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page 37;

•	the unanimous recommendation by the Special Committee of the terms and conditions of the merger agreement;

•	the view expressed by several of the Company’s significant stockholders, including EGI, that such stockholders are generally supportive of a merger transaction at the current time;

•	the fact that EGI, the Company’s 25.26% and largest stockholder, has agreed to accept $1.75 per share less than the other stockholders of the Company in connection with the merger;

•	the fact that the GVI Stockholders have preexisting registration rights with respect to the Company’s common stock and had advised the committee that it will likely seek to invoke the registration rights in the event that a transaction is not entered into, and the potential effect that such a registration and sale of shares of our common stock by EGI would have on the price of the Company’s common stock; and

•	the availability of appraisal rights under the DGCL to holders of the common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal and payment of the fair value of their shares of common stock as determined by the Delaware Court of Chancery.

The Special Committee and the board of directors, at the recommendation of the Special Committee, also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	the merger would preclude our stockholders from having the opportunity to participate in the future performance of the Company’s assets, including possible future earnings growth and future appreciation of the value of its common stock that could result if the Company were able to carry out a new strategic plan successfully;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of the Company’s business;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•	the restrictions on the Company’s ability to continue to solicit proposals for alternative transactions after the 40-day “go-shop” period and the limitations on the circumstances in which the Company is permitted to respond to proposals for alternative transactions thereafter;

•	the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, customers and partners and may divert management and employee attention away from the day-to-day operation of our business;

•	the requirement that we pay Parent a termination fee of either $12,000,000 or $14,000,000, depending on the timing and circumstances surrounding our termination of the merger agreement and the possibility that such termination fee could discourage other potential acquirers from making a competing bid to acquire the Company, although neither the Special Committee nor the board of directors believe that this fee would materially discourage possible competing offers for the Company;

•	the fact that, while the Company expects the merger to be consummated, there can be no assurance that all conditions to the parties’ obligations, including with respect to required regulatory approvals, to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	as of the day they approved the merger agreement, certain securities analysts had target prices for the Company’s common stock in excess of the price being offered in the merger;

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•	the risk that the financing contemplated by the debt commitment letter for the consummation of the merger might not be obtained; and

•	the fact that our directors and executive officers may have interests in the merger that are different from, or in addition to, our stockholders. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 48.

The foregoing discussion of the information and factors considered by the Special Committee and by the board of directors, at the recommendation of the Special Committee, is not intended to be exhaustive, but includes the material factors considered by the Special Committee and by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. Neither the Special Committee nor the board of directors made any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Special Committee and the board of directors based its recommendation, respectively, on the totality of the information presented.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 48.

Opinion of Financial Advisor

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Company has retained BofA Merrill Lynch to act as the financial advisor to the Special Committee in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as the financial advisor to the Special Committee in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On October 17, 2010, at a meeting of the Special Committee held to evaluate the merger, BofA Merrill Lynch delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated October 18, 2010, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its written opinion, the per share merger consideration of $33.00 to be received in the merger by holders of the Company’s common stock, was fair, from a financial point of view, to such holders (other than the Excluded Holders).

The full text of BofA Merrill Lynch’s written opinion to the Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the per share merger consideration of $33.00 from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company under various scenarios reflecting varying assumptions of the management of the Company, including, without limitation, with respect to the timing and amount of the Company’s estimated capital expenditures, referred to herein as the Company forecasts;

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

•	reviewed the trading history for the Company’s common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the merger agreement and the voting agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company forecasts, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company under the alternative scenarios reflected therein. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, other than a third-party appraisal of the Company’s fleet of barges, nor did it make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the per share merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. Prior to the date of its opinion, BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the Company or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of the Company’s common stock (other than the Excluded Holders) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party or in connection with the voting agreement by GVI Stockholders. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the per share merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, neither the Company nor the Special Committee imposed other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of

BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Special Committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Company Financial Analyses

Selected Publicly Traded Companies Analysis.  BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following five publicly traded marine companies operating under the Jones Act in the barge, container and other marine transportation, distribution and logistics services industries:

•	Alexander & Baldwin, Inc.;

•	Horizon Lines, Inc.;

•	Kirby Corporation;

•	K-Sea Transportation Partners L.P.; and

•	Seacor Holdings Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on October 15, 2010, of the selected publicly traded companies as a multiple of calendar years 2010 and 2011 estimated earnings per share, commonly referred to as EPS. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on October 15, 2010, plus debt, less cash, as a multiple of calendar years 2010 and 2011 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. BofA Merrill Lynch then applied a multiple range of 15.0x — 18.0x of calendar year 2011 estimated EPS derived from the selected publicly traded companies to corresponding estimated EPS of the Company based on consensus estimates of recently released research analysts’ reports on the Company, which we refer to as the Wall Street Case. Estimated financial data of the selected publicly traded companies were based on publicly available consensus estimates of research analysts’ reports. This analysis indicated the following implied per share equity value reference range for the Company (rounded to the nearest $0.25), as compared to the per share merger consideration of $33.00:

Implied per Share Equity
Value Reference Range for
the Company	Consideration

$28.75 - $34.50	$33.00

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis.  BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following thirteen selected transactions involving companies in the barge, container and other marine transportation, distribution and logistics services industries:

Announcement Date		Acquiror		Target

•	July 29, 2009	•	Overseas Shipholding Group, Inc.	•	OSG America L.P.
•	February 20, 2008	•	Brooklyn NY Holdings Inc.	•	M/G Transport Services, Inc.
•	October 29, 2007	•	Greenstreet Equity Partners L.L.C., Jefferies Capital Partners, AMCI Capital L.P. and First Reserve Corporation	•	TECO Transport Corporation
•	March 21, 2007	•	KRG Capital Partners LLC	•	Marquette Transportation Company Holdings, LLC
•	September 25, 2006	•	Overseas Shipholding Group, Inc.	•	Maritrans Inc.
•	August 23, 2005	•	K-Sea Transportation Partners L.P.	•	Sea Coast Towing Inc.
•	July 2, 2005	•	Rand Logistics, Inc.	•	Lower Lakes Towing Ltd.
•	March 16, 2005	•	Seacor Holdings Inc.	•	Seabulk International Inc.
•	May 22, 2004	•	Castle Harlan	•	Horizon Lines LLC
•	December 6, 2002	•	Carlyle Group	•	Horizon Lines LLC
•	January 24, 2002	•	Ingram Barge Company	•	Midland Enterprises Inc.
•	December 20, 2000	•	Crowley Maritime Corporation	•	Marine Transport Corporation
•	July 29, 1999	•	Kirby Corporation	•	Hollywood Marine Inc.

BofA Merrill Lynch reviewed transaction values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s last twelve-month, commonly referred to as LTM EBITDA. BofA Merrill Lynch then applied a multiple range of 6.0x — 9.0x of LTM EBITDA derived from the selected transactions to the Company’s LTM EBITDA. This analysis indicated the following implied per share equity value reference range for the Company (rounded to the nearest $0.25), as compared to the per share merger consideration of $33.00:

Implied per Share Equity
Value Reference Range for
the Company	Consideration

$21.25 - $44.75	$33.00

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis.  BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company could generate during the Company’s fiscal years 2010 through 2014 based on two sets of forecasts relating to the Company prepared by the management of the Company under various scenarios reflecting varying assumptions of the management of the Company, including, without limitation, with respect to the timing and amount of the Company’s estimated capital expenditures, which we refer to as the Cash Flow Neutral Case and the Deferred Investment Case. For illustrative purposes, BofA Merrill Lynch also performed a discounted cash flow analysis of the Company based on the Wall Street Case. BofA Merrill Lynch calculated terminal values for the Company by applying to the Company’s mid-cycle EBITDA a terminal multiple of 7.0x for the Cash Flow Neutral Case and the Wall Street Case, and a terminal multiple of 6.0x for the Deferred Investment Case. For the purposes of this analysis, mid-cycle EBITDA means the Company’s normalized EBITDA over the period covered by the Company forecasts, which was utilized to account for future cyclicality consistent with historical fluctuations in the Company’s financial performance. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.5% to 10.5%, which were chosen based upon a weighted average cost of capital, commonly referred to as WACC, calculation for the Company. This analysis indicated the following implied per share equity value reference ranges for the Company (rounded to the nearest $0.25), as compared to the per share merger consideration of $33.00:

Implied per Share Equity Value
Reference Range for the Company
Cash Flow Neutral Case	Deferred Investment Case	Wall Street Case	Consideration

$28.50 - $32.50	$19.75 - $22.75	$26.00 - $29.75	$33.00

BofA Merrill Lynch also performed a discounted cash flow analysis of the Company based on the Cash Flow Neutral Case, with the Company’s EBITDA and capital expenditures adjusted to reflect returns on invested capital, commonly referred to as ROIC, ranging from 7% to 12%. BofA Merrill Lynch noted the Company’s historical median ROIC from 1995 to 2009 was 8.5%. BofA Merrill Lynch calculated terminal values for the Company by applying to the Company’s EBITDA, adjusted as described above, a terminal multiple of 7.0x. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.5% to 10.5%, which were chosen based upon a WACC calculation for the Company. This analysis indicated the following implied per share equity value reference ranges for the Company (rounded to the nearest $0.25), as compared to the per share merger consideration of $33.00:

Implied per Share Equity
Value Reference Range for the
ROIC	Company	Consideration

7%	$16.75 - $19.75	$33.00
8%	$19.25 - $22.50
9%	$22.00 - $25.25
10%	$24.50 - $28.25
11%	$27.50 - $31.50
12%	$30.75 - $34.75

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	the implied premium the per share merger consideration represented over the historical trading prices of the Company’s common stock immediately preceding October 15, 2010, the trading day immediately prior to announcement of the merger, noting that the per share merger consideration of $33.00 represented an implied premium (discount) of:

•	(0.9%) over the closing price of the Company’s common stock on October 15, 2010;

•	1.2% over the five-day volume weighted average price of the Company’s common stock, or VWAP;

•	14.8% over the one-month VWAP;

•	23.1% over the three-month VWAP;

•	37.6% over the six-month VWAP; and

•	46.0% over the 12-month VWAP;

•	the historical trading prices of the Company’s common stock during the one-year period ending on October 15, 2010, noting that the low and high closing prices during such period were $15.24 and $33.31, respectively; and

•	the present value of analyst stock price targets for the Company’s common stock in recently published, publicly available research analysts’ reports, noting that the low and high stock price targets discounted to present value utilizing a cost of equity of 12% ranged, when rounded to the nearest $0.25, from $25.00 to $44.75 per share.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Company’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and BofA Merrill Lynch. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the per share merger consideration and were provided to the Special Committee in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Parent, rather than by any financial advisor, and was approved by the Special Committee. The decision to enter into the merger agreement was solely that of the Special Committee and the board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee or management with respect to the merger or the per share merger consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $8.3 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) administrative agent, arranger and book-running manager for, and lender under, one of the Company’s existing credit facilities as well as a lender under other credit and leasing facilities for the Company and (ii) book-running manager for a certain debt offering for the Company.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as an underwriter or manager for certain equity and debt offerings for certain of Parent’s portfolio companies.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to GVI and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender under various credit and leasing facilities for GVI.

Certain Company Forecasts

Below are two sets of financial forecasts of our financial performance for the fiscal years of 2010 through 2014 provided by our senior management. Our senior management provided both sets of financial forecasts to BofA Merrill Lynch for purposes of the opinion described above and provided the Cash Flow Neutral Case projections to Platinum Equity. The tables below set forth such forecasts, and set forth forecasts of free cash flow derived by BofA Merrill Lynch, based on information provided by the Company, and used by BofA Merrill Lynch in preparing its opinion.

The first set of projections, the Cash Flow Neutral Case, reflects a capital expenditures plan funded through cash flow from operations, not from further indebtedness. The Cash Flow Neutral Case was provided to Platinum Equity in connection with its consideration of the merger.

Cash Flow Neutral Case

	Fiscal Year Ended December 31(1)
	2010E	2011E	2012E	2013E	2014E

Revenue	$741	$782	$837	$870	$907
EPS	$1.03	$1.72	$2.87	$4.35	$5.10
Capital Expenditures	$64	$84	$94	$125	$145
Total Debt(2)	$325	$326	$327	$336	$337
EBITDA(3)	$109	$124	$151	$187	$207
Free Cash Flow(4)	$20	$6	$3	$3	$3

(1)	All numbers in millions, except EPS per share data.

(2)	Total debt net of original issue discount.

(3)	Earnings before interest, taxes, depreciation and amortization and excludes stock based compensation expense.

(4)	Cash Flow From Operations less Capital Expenditures.

The second set of projections, the Deferred Investment Case, assumes a prolonged period of economic stagnation whereby fleet renewal is delayed and certain strategic initiatives have approximately a third of the effect as in the Cash Flow Neutral Case. The Deferred Investment Case was not provided to Platinum Equity.

Deferred Investment Case

	Fiscal Year Ended December 31(1)
	2010E	2011E	2012E	2013E	2014E

Revenue	$741	$764	$798	$804	$817
EPS	$1.03	$0.80	$1.28	$1.27	$1.50
Capital Expenditures	$64	$30	$30	$30	$30
Total Debt(2)	$325	$254	$202	$196	$197
EBITDA(3)	$109	$101	$109	$109	$113
Free Cash Flow(4)	$29	$31	$48	$57	$61

(1)	All numbers in millions, except EPS per share data.

(2)	Total debt net of original issue discount.

(3)	Earnings before interest, taxes, depreciation and amortization and excludes stock based compensation expense.

(4)	Cash Flow From Operations less Capital Expenditures.

Each of EBITDA and Free Cash Flow is a non-GAAP measure. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

The financial forecasts are included in this proxy statement solely because, in the case of the Cash Flow Neutral Case, they were provided to Platinum Equity in connection with its consideration of the merger and, in the case of the Cash Flow Neutral Case and the Deferred Investment Case, they were provided to BofA Merrill Lynch in connection with its opinion to the Special Committee described above. The inclusion of this information should not be regarded as an indication to any stockholder that the board of directors or any other recipient of this information considered, or now considers, it to be predictive of actual future results, and they should not be relied on as such.

At the time the financial forecasts set forth above were prepared, the forecasts contained in each of the Cash Flow Neutral Case and the Deferred Investment Case represented the best estimates and judgments of the Company’s management and, to the best of management’s knowledge and belief, the future financial performance of the Company under each of those scenarios. While the financial projections set forth above were prepared in good faith, no assurance can be given regarding future events. The financial forecasts also reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted. Since the financial forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. Also, the economic and business environments can and do change quickly, which adds a significant level of unpredictability, unreliability and execution risk. These factors create significant doubt as to whether the forecasts for fiscal years 2010 and beyond are likely to be achieved. As a result, the financial forecasts are not necessarily indicative of future results. In addition, the Company prepared the financial forecasts prior to the board of director’s approval of the merger agreement and, accordingly, the financial forecasts do not reflect the effects of the merger or the merger agreement, which may cause results to differ materially. Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the financial forecasts.

The financial forecasts were prepared for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial forecasts included in this proxy statement were prepared by, and are the responsibility of, our management. We do not assume any responsibility to update these financial forecasts. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such financial forecasts or their achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts. Furthermore, the financial forecasts do not take into account any circumstances or events occurring after the date the financial forecasts were prepared that were unforeseen by our management at the time of preparation. We have made publicly available our actual results of operations for the quarter ended June 30, 2010. Our stockholders should review our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 to obtain this information. See the section entitled “Where You Can Find More Information” beginning on page 85.

None of the Company or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the financial forecasts or that forecasted results will be achieved.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement;

•	refinance the outstanding indebtedness that comes due as a result of the merger; and

•	pay fees and expenses related to the merger and the debt that will finance the merger will be approximately $798 million.

We expect this amount to be funded through a combination of:

•	up to $550 million from a senior secured asset-based revolving credit facility to be obtained by Intermediate Holdco; and

•	equity financing of up to $500 million.

ACL intends to keep the Company’s existing senior secured notes outstanding and will comply with the indenture governing the notes, including making any required offer to purchase the notes upon a change of control, subject to Parent’s right to require us prior to closing to make an offer to purchase the notes.

Parent and Merger Sub have received an equity commitment for an aggregate investment of up to $500 million from the guarantor, as described below.

Intermediate Holdco has obtained the debt financing commitment described below. The funding under that commitment is subject to certain conditions precedent, including conditions that do not relate directly to the merger agreement. We believe the committed amounts will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, the Company realizes substantially less net proceeds from the debt financing than we currently expect. Although obtaining the debt financing is not a condition to the completion of the merger, the failure of Intermediate Holdco to obtain sufficient financing is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company the Parent termination fee, as described under the section entitled “The Merger Agreement — Fees and Expenses” beginning on page 71. That obligation is guaranteed by the guarantor.

Equity Financing

Parent and Merger Sub have received an equity commitment letter for an aggregate investment at closing of up to $500 million, which will constitute the equity portion of the merger financing. The guarantor has agreed to cause up to $500 million of cash to be contributed to Parent and Merger Sub at closing. Subject to certain conditions, the guarantor may assign all or a portion of its equity commitment obligations to other affiliates of the guarantor, provided that the guarantor will not be released from its commitment until such affiliate actually contributes the commitment assigned to such affiliate.

The equity commitment is generally subject to the satisfaction of the conditions to closing under the merger agreement. The obligations of the guarantor under the equity commitment letter will terminate upon the earlier to occur of (i) the termination of the merger agreement or (ii) the assertion by the Company of certain claims and (iii) the consummation of the merger.

Debt Financing

In connection with entering into the merger agreement, Intermediate Holdco received a debt commitment letter, dated October 18 2010, from Wells Fargo Capital Finance, LLC, which we refer to as Wells Fargo, to provide in the aggregate up to $550 million in debt financing to Intermediate Holdco, subject to certain availability limitations described below, consisting of a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $550 million; subject to (x) a $160 million availability block so long as the Company’s indenture governing its senior secured second lien notes is in effect, (y) a $150 million availability block, which will initially be available solely to finance any obligation of the Company to repurchase such second lien notes on account of a change of control under the applicable indenture, and (z) adequate capacity under the borrowing base (which includes accounts receivable, fuel inventory, raw steel inventory and vessels, in each case, subject to certain limitations including advance rates, eligibility criteria and reserves).

The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including without limitation:

•	that, since October 18, 2010, there has not occurred a Company material adverse effect, as defined in the merger agreement;

•	the negotiation, execution and delivery of customary and reasonable documents consistent with the terms set forth in the debt commitment letter and fee arrangements entered into between the parties, and delivery of certain customary closing documents (including, among others, a customary payoff letter for the Company’s existing credit facility), delivery of specified items of collateral, notice of borrowing and certain financial statements in form and substance reasonably satisfactory to Wells Fargo;

•	the accuracy of certain specified representations and warranties in the loan documents and merger agreement;

•	receipt of evidence of corporate authority and certificates of status (including certified copies of the governing documents) issued by the jurisdictions of organization of each borrower (defined as Commercial Barge Line Company, American Commercial Lines LLC, ACL Transportation Services LLC, Jeffboat LLC and such other subsidiaries of Intermediate Holdco as may be agreed) and each guarantor (defined as Intermediate Holdco, the Company and certain present and future subsidiaries of the Company);

•	minimum excess availability (taking into account any aged payables) under the facility of the loan parties at closing, after giving effect to the initial use of proceeds (including the payment of all fees, expenses and closing date distributions), of not less than $65,000,000, which calculation shall be based upon the results of an updated takeover field examination performed prior to the closing date;

•	completion of Patriot Act searches, OFAC/PEP searches and customary individual background checks, for Intermediate Holdco and any other entity which will directly own the Company after the merger

(other than Commercial Barge Line Company, American Commercial Lines LLC, ACL Transportation Services LLC or Jeffboat LLC) who will become a borrower under the facility on the closing date, and their respective senior management and key principals, if applicable;

•	the absence of any intentional misrepresentation of material fact contained in, or intentional omission of a material fact necessary to make the statements made by Platinum Equity Advisors, LLC or the loan parties not misleading in, certain loan materials; and

•	prior to or concurrently with the initial extension of credit under the facility, the acquisition shall have been consummated on the closing date in accordance with the terms and conditions of the merger agreement, and the Company shall have delivered a certificate certifying as to the solvency of the loan parties after giving effect to the acquisition and the debt financing.

In the event that all the conditions to the closing of the merger are satisfied (or upon funding will be satisfied), Parent and Merger Sub have agreed to use their reasonable best efforts to cause the lenders and any other person providing debt financing to fund on the closing date of the merger the debt financing required to complete the merger and the other transactions contemplated by the merger agreement. Parent and Merger Sub acknowledge in the merger agreement that the obtaining of the equity and debt financing is not a condition to the consummation of the merger, such that if the equity or debt financing has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the closing conditions in the merger agreement, to consummate the merger.

We have agreed to use our reasonable best efforts to cooperate with Parent and Merger Sub in connection with obtaining the equity and debt financing including by providing financial and other pertinent information regarding the Company as may be reasonably requested by Parent; provided that the Company shall not be required to pay any commitment or other similar fee or to incur any other liability in connection with the financing, and such cooperation shall not be required if it would require the Company of any of its subsidiaries of representatives to waive or amend any terms of the merger agreement.

Although the debt financing described in this proxy statement is not subject to due diligence or a so called “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, Parent has not informed us of any alternative financing arrangements or alternative financing plans that have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee

Pursuant to a limited guarantee delivered by the guarantor in favor of the Company, dated October 18, 2010, the guarantor has agreed to guarantee the payment obligations of Parent relating to the Parent termination fee and certain costs associated therewith, if and when payable. The guarantor’s maximum liability under the limited guarantee is limited to the amount of the Parent termination fee, which will be $16,000,000 or $20,000,000, plus enforcement costs and interest payable in the event of a suit that results in a judgment against Parent for payment of the Parent termination fee.

Effective Time of Merger

The closing of the merger will take place on the third business day following the later of (x) the date on which the conditions to closing of the merger (described under the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 68) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions) and (y) the final day of the marketing period or such earlier date as may be specified by Parent by written notice to the Company, or in any case at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. What we refer to as the marketing period, means the period beginning on the date of the merger agreement and ending on (i) December 21, 2010 if the requisite stockholder approval shall have been obtained on or before December 20, 2010, and (ii) if the requisite stockholder approval shall not have been obtained by December 20, 2010, five business days after the date on which the requisite stockholder approval is obtained.

The effective time will occur on the date of the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of the common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange their shares of common stock for the per share merger consideration promptly after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company.

Equity Compensation Awards

Options

Under the merger agreement, all outstanding vested stock options (and for our directors and our employees below the vice president level, unvested stock options) will be cancelled and converted into the right to receive cash, in an amount equal to the product of (x) the total number of shares of common stock subject to such option immediately prior to the effective time and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such option, less any applicable withholding taxes.

Under the merger agreement, at the effective time and without any action on the part of the holders thereof, each unvested option held by an employee at or above our vice president level that is outstanding immediately prior to the effective time and set forth on the disclosure schedule relating to the merger agreement will, unless Parent elects to cash-out such awards on the terms of the preceding paragraph, be assumed or substituted by Parent, each such award we refer to as an assumed award, and converted automatically at the effective time into an option denominated in shares of Parent common stock and with other terms and conditions substantially similar to those of the related options, except that (i) the number of shares of Parent common stock subject to each such assumed award shall be determined by multiplying the number of shares of our common stock subject to such assumed award immediately prior to the effective time by the exchange ratio (rounded down to the nearest whole share) and (ii) if applicable, the exercise price per share of Parent common stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise price for the shares of our common stock otherwise purchasable pursuant to such assumed award immediately prior to the effective time divided by (y) the exchange ratio. The exchange ratio will be equal to the quotient of (1) the per share merger consideration, divided by (2) the fair market value of a share of Parent common stock immediately following the effective time as determined by Parent consistent with the price paid by the affiliates of Parent for (including contributions by such affiliates with respect to) a share of Parent common stock.

Restricted Stock Units

Under the merger agreement, each outstanding vested restricted stock unit, and each outstanding restricted stock unit held by our directors or by an employee below the vice president level, whether or not vested, and without regard to any performance criteria set forth in therein, will be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of common stock subject to such restricted stock unit immediately prior to the effective time and (y) the per share merger consideration, less any applicable withholding taxes.

Each unvested restricted stock unit held by an employee at or above the vice president level that is outstanding immediately prior to the effective time and set forth on the disclosure schedule relating to the merger agreement, or an assumed RSU award, will, unless Parent elects to cash-out such awards on the terms of the preceding paragraph, be assumed or substituted by Parent and converted automatically at the effective time into a restricted stock unit denominated in Parent common stock and with other terms and conditions substantially similar to those of the related restricted stock unit awards, except that the number of shares of Parent common stock subject to each such assumed RSU award shall be determined by multiplying the number of shares of our common stock subject to such assumed RSU award immediately prior to the effective time by the exchange ratio (rounded down to the nearest whole share).

The table below provides detail as to the value of the outstanding options and restricted stock units held by our directors which at the effective time, whether or not vested, will become fully vested and cancelled and converted into the right to receive the per share merger consideration. The table below also provides detail as to the value of the outstanding vested options and restricted stock units held by our executive officers that will be cancelled and converted into the right to receive the per share merger consideration and the value of the outstanding unvested options and restricted stock units held by our executive officers that will be assumed by Parent unless Parent elects to cash them out.

	(a)		(b)					(d)
	Value of		Value of			(c)		Value of
	Vested Stock		Unvested			Value of		Assumed
	Option		Stock Option			Restricted		Unvested
Name	Awards		Awards			Stock Units		Awards

Non-Employee Directors
Clayton K. Yeutter	$		$			$		—
Richard L. Huber	$		$			$		—
Nils E. Larsen	$		$			$		—
Emanuel L. Rouvelas	$		$			$		—
R. Christopher Weber			$					—
Executive Officers		$(1)		—	(1)		—		$(2)
Michael P. Ryan		$(1)		—	(1)		—		$(2)
Thomas R. Pilholski		$(1)		—	(1)		—		$(2)
Dawn R. Landry		$(1)		—	(1)		—		$(2)
Richard W. Spriggle		$(1)		—	(1)		—		$(2)

(1)	Unvested equity awards held by our executive officers will be assumed by Parent for the right to receive equity of Parent. The values of these assumed awards are found in column (d).

(2)	The value of assumed equity awards is determined by the same method as described above for determining the amount of cash to be paid for unvested equity awards that are not being assumed.

Post-Employment Provisions

On March 12, 2008, the Company entered into an employment letter agreement with Michael P. Ryan, the President and Chief Executive Officer of ACL. Pursuant to the terms of Mr. Ryan’s employment letter agreement, if his employment is terminated after a change-in-control, as defined in the stock option agreement, certain options granted to Mr. Ryan pursuant to the offer letter become 100 percent vested and exercisable. The employment letter agreement also provides that Mr. Ryan will be entitled to twelve months severance as well as a pro-rated annual bonus paid in one lump sum, not to exceed 100 percent of the payout, in the year of termination if his employment is involuntarily terminated without cause or if Mr. Ryan terminates his employment for good reason (as defined in the employment letter agreement). Mr. Ryan is not entitled to severance pay for separations that are the result of voluntary termination, discharge for performance, death, retirement or permanent disability.

On March 18, 2008, the Company entered into an employment letter agreement with Thomas R. Pilholski, the Senior Vice President and Chief Financial Officer of ACL. Pursuant to the terms of Mr. Pilholski’s employment letter agreement, if his employment is terminated involuntarily without cause or if he terminates employment for good reason (as defined in the stock option agreement), certain options granted to Mr. Pilholski pursuant to the offer letter become 100 percent vested and exercisable. The employment letter agreement also provides Mr. Pilholski will be entitled to twelve months severance as well as a pro-rata annual bonus paid in one lump sum, not to exceed 100 percent of the payout, in the year of termination (based on Company performance achievement at that time) if his employment is involuntarily terminated without cause or if Mr. Pilholski terminates his employment for good reason (as defined in the employment letter agreement). Mr. Pilholski is not entitled to severance pay for separations that are the result of voluntary termination, discharge for cause, death, retirement or permanent disability.

On October 28, 2008, the Company entered into an employment letter agreement with Richard W. Spriggle, the Senior Vice President, Human Resources of ACL. Pursuant to the terms of Mr. Spriggle’s employment letter agreement, if his employment is terminated involuntarily without cause or if he terminates employment for good reason (as defined in the employment letter agreement), Mr. Spriggle will be entitled to twelve months severance. Mr. Spriggle is not entitled to severance pay for separations that are the result of voluntary termination, discharge for cause, death, retirement or permanent disability.

Upon a change in control (as defined in the applicable nonqualified stock option agreement, incentive stock option agreement, restricted stock award agreement and restricted stock unit award agreement), any outstanding options granted prior to 2009 will immediately become fully vested and restricted stock units granted prior to 2008 will fully lapse for each of the Company’s named executive officers.

Upon a termination without cause within one year of a change in control (as defined in the applicable nonqualified stock option agreement, incentive stock option agreement, restricted stock award agreement and restricted stock unit award agreement), any outstanding options, restricted stock and restricted stock units granted during or after 2009 will immediately become fully vested for each of the Company’s named executive officers.

Arrangements with the Surviving Corporation

As of the date of this proxy statement except as described above with respect to the possible assumption of unvested equity awards held by certain of our officers, no members of our current management have entered into any agreement, arrangement or understanding with Parent or its affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or its affiliates. Although it would not be unexpected that some members of our current management team will enter into arrangements, agreements or understandings with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement except as described above with respect to the possible assumption of unvested equity awards held by certain of our officers, no such agreements, arrangements or understandings have been reached between members of our current management and representatives of Parent, and there can be no assurance that any parties will reach an agreement, arrangement or understanding. New arrangements, agreements or understandings, if any, are currently expected to be entered into at or prior to completion of the merger and would not become effective until after the merger is completed.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, the guarantor or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of common stock as capital assets, and does not apply to shares of common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase shares of common stock, or any other matters relating to equity compensation or employee benefit plans. This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

The exchange of shares of common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock is more than one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, a Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options to purchase shares of common stock, stock appreciation rights or restricted stock units, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been earlier terminated.

Under the HSR Act, and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on [          ], 2010 and each requested early termination of the waiting period. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

On October 22, 2010, a putative class action lawsuit was commenced against us, our directors, Platinum Equity, Parent and Merger Sub in the Court of Chancery of the State of Delaware. The lawsuit is captioned Leonard Becker v. American Commercial Lines, Inc., et al. In the lawsuit, plaintiff alleges generally that our directors breached their fiduciary duties in connection with the transaction by, among other things, carrying out a process that inhibits maximization of shareholder value and the disclosure of material information, and that Platinum Equity aided and abetted the alleged breaches of duties. Plaintiff purports to bring the lawsuit on behalf of the public stockholders of the Company and seeks equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and fees and costs, among other relief. The Company believes the lawsuit is without merit.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 85.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and were made as of specified dates, were solely for the benefit of the parties to the merger agreement, and are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to your investment decision. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Although these representations and warranties may not constitute the actual state of facts about the parties to the agreements as of a specific date, any specific material facts that qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement or in the information incorporated by reference herein, as applicable. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement. None of the representations and warranties of the parties to the merger agreement will survive the effective time of the merger.

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

Following the completion of the merger, we expect the common stock to be delisted from Nasdaq and deregistered under the Exchange Act, and to cease to be publicly traded.

Closing and Effective Time of the Merger

The closing of the merger will take place on the third business day following the later of (x) the date on which the conditions to closing of the merger (described under the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 68) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions) and (y) the final day of the marketing period or such earlier date as may be specified by Parent by written notice to the Company, or in any case at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. Marketing period means the period beginning on October 18, 2010, the date of the merger agreement and ending on (i) December 21, 2010 if the requisite stockholder approval shall have been obtained on or before December 20, 2010, and (ii) if the requisite stockholder approval shall not have been obtained by December 20, 2010, five business days after the date on which the requisite stockholder approval is obtained.

The effective time will occur on the date of the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Directors and Officers; Certificate of Incorporation; Bylaws

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of Merger Sub at the effective time will, from and after the effective time, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The certificate of incorporation of the surviving corporation will be in the form attached as Exhibit B to the merger agreement, until amended in accordance with applicable law and its terms. The bylaws of the Company immediately prior to the effective time will, from and after the effective time, be amended in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the effective time, until amended in accordance with applicable law, its terms and the certificate of incorporation of the surviving corporation.

Treatment of Common Stock, Options and Other Equity Awards

Common Stock

In the merger, each outstanding share of Company common stock (except for certain shares owned, if any, by Company, Parent, Merger Sub, and their direct and indirect wholly owned subsidiaries, GVI Stockholders, and shares owned by stockholders who have properly exercised their appraisal rights) will be converted into the right to receive $33.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes. GVI Stockholders be entitled to will receive for each share of Company common stock they hold $31.25 in cash, without interest, less applicable withholding taxes, if the transaction closes on or before December 31, 2010 and $33.00 in cash, without interest, less applicable withholding taxes, if the transaction closes thereafter.

Common stock owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or Merger Sub will be cancelled without payment of consideration. Each share of our common stock that is held by any of our direct or indirect wholly owned subsidiaries shall remain outstanding and will become that number of shares of the surviving corporation that bears the same ratio to the aggregate number of outstanding shares of the surviving corporation as the number of shares of our common stock held by any one of our subsidiaries bore to the aggregate number of outstanding shares of our common stock immediately prior to the effective time. Common stock owned by stockholders who have properly exercised, and not effectively withdrawn or lost or failed to perfect, appraisal rights under the DGCL will be not be entitled to receive the per share merger consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under the section entitled “Appraisal Rights” beginning on page 81.

Options

Under the merger agreement, all outstanding vested stock options (and for our directors and our employees below the vice president level, unvested stock options) will be cancelled and converted into the right to receive cash, in an amount equal to the product of (x) the total number of shares of common stock subject to such option immediately prior to the effective time and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such option, less any applicable withholding taxes.

Under the merger agreement, at the effective time and without any action on the part of the holders thereof, each unvested option held by an employee at or above the vice president level that is outstanding immediately prior to the effective time and set forth on the disclosure schedule relating to the merger agreement will, unless Parent elects to cash-out such awards on the terms of the preceding paragraph, be assumed or substituted by Parent, each such award we refer to as an assumed award, and converted automatically at the effective time into an option denominated in shares of Parent common stock and with other terms and conditions substantially similar to those of the related options, except that (i) the number of shares of Parent common stock subject to each such assumed award shall be determined by multiplying the number of shares of our common stock subject to such assumed award immediately prior to the effective time by the exchange ratio (rounded down to the nearest whole share) and (ii) if applicable, the exercise price per share of Parent common stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise price for the shares of our common stock otherwise purchasable pursuant to such assumed award immediately prior to the effective time divided by (y) the exchange ratio. The exchange ratio will be equal to the quotient of (1) the per share merger consideration, divided by (2) the fair market value of a share of Parent common stock immediately following the effective time as determined by Parent consistent with the price paid by the affiliates of Parent for (including contributions by such affiliates with respect to) a share of Parent common stock.

Restricted Stock Units

Under the merger agreement, each outstanding vested restricted stock unit, and each outstanding restricted stock unit held by an employee below the vice president level or by our directors whether or not vested and without regard to any performance criteria set forth in therein, will be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of common stock subject to such restricted stock unit immediately prior to the effective time and (y) the per share merger consideration, less any applicable withholding taxes.

Each unvested restricted stock unit held by an employee at or above the vice president level that is outstanding immediately prior to the effective time and set forth on the disclosure schedule relating to the merger agreement, or an assumed RSU awards will, unless Parent elects to cash-out such awards on the terms of the preceding paragraph, be assumed or substituted by Parent and converted automatically at the effective time into a restricted stock unit denominated in Parent common stock and with other terms and conditions substantially similar to those of the related restricted stock unit awards, except that the number of shares of Parent common stock subject to each such assumed RSU award shall be determined by multiplying the number of shares of our common stock subject to such assumed RSU award immediately prior to the effective time by the exchange ratio (rounded down to the nearest whole share).

Exchange and Payment Procedures

At the effective time, Parent has agreed to deposit, or cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of our common stock (other than holders of dissenting shares, who shall have such rights as described in greater detail in the merger agreement and discussed under the section entitled “Appraisal Rights” beginning on page 81).

Promptly following the consummation of the merger (but in no event more than three business days thereafter), Parent and the surviving corporation have agreed to cause the paying agent to send each record holder of shares of common stock a letter of transmittal and / or instructions advising you how to surrender your certificates and uncertificated shares in exchange for an amount in cash equal to the product obtained by multiplying the aggregate number of shares of the common stock represented by your certificate(s) or the uncertificated shares, as the case may be, and the per share merger consideration (less any applicable withholding taxes payable in respect thereof). The merger agreement contemplates that the paying agent will pay you your merger consideration after you have surrendered your certificates for cancellation to the payment agent together with the letter of transmittal duly completed and validly executed, or upon receipt of an “agent’s message” by the paying agent in the case of a book-entry transfer or uncertificated shares. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No interest will be paid or accrued on the per share merger consideration. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time, there will be no transfers on our stock transfer books of shares of common stock that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, Parent or the paying agent any certificates or any transfer instructions relating to shares cancelled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of common stock for twelve months after the effective time will be delivered to the surviving corporation. Holders of common stock who have not surrendered their certificates or uncertificated shares by that time will thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former holders of common stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against it, the paying agent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

The guarantor, pursuant to an equity financing letter, has committed to contribute to Parent and Merger Sub up to $500 million, which will constitute the equity portion of the merger financing.

Parent and Merger Sub have agreed to use their reasonable best efforts to obtain debt financing for the merger on the terms and conditions described in the debt commitment letter from Wells Fargo Capital Finance, LLC, including:

•	maintaining in effect the debt commitment letter;

•	negotiating the definitive agreements with respect to the debt financing on the terms and conditions set forth in the debt commitment letter or on terms not materially less favorable to Parent or Merger Sub;

•	satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in the definitive debt financing agreements that are within their reasonable control; and

•	consummating the debt financing at or prior to the closing of the merger.

Parent and Merger Sub have agreed not to amend or waive any provision under the debt commitment letter without the prior written consent of the Company if such amendment or waiver (i) reduces the aggregate amount of the financing, or (ii) amends any of the conditions precedent to the receipt to the financing in a manner that would reasonably be expected to delay or prevent the closing of the merger or make the funding of the financing less likely to occur.

In the event that all the conditions to the closing of the merger are satisfied (or upon funding will be satisfied), Parent and Merger Sub have agreed to use their reasonable best efforts to cause the lenders and any other person providing debt financing to fund on the closing date of the merger the debt financing required to complete the merger and the other transactions contemplated by the merger agreement, but not before the end of the marketing period. Parent and Merger Sub acknowledge in the merger agreement that the obtaining of the equity and debt financing is not a condition to the consummation of the merger, such that if the equity or debt financing has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the closing conditions in the merger agreement, to consummate the merger.

We have agreed to use our reasonable best efforts to cooperate with Parent and Merger Sub in connection with obtaining the equity and debt financing including by providing financial and other pertinent information regarding the Company as may be reasonably requested by Parent; provided that the Company shall not be required to pay any commitment or other similar fee or to incur any other liability in connection with the financing, and such cooperation shall not be required if it would require the Company or any of its subsidiaries or representatives to waive or amend any terms of the merger agreement.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedule the Company delivered in connection therewith, or in the public filings we have made with the SEC. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses and the business of our subsidiaries;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the approval and declaration of advisability of the merger agreement, the voting agreement and the merger by the board of directors and the adoption of a resolution by the board of directors recommending that the Company stockholders adopt the merger agreement in accordance with the applicable provisions of the DGCL;

•	the stockholder approval required to adopt the merger agreement;

•	the absence of violations of, or conflicts with, our or our subsidiaries’ governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement, and subject to stockholder approval, completing the merger;

•	the required governmental consents and approvals;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	our SEC filings since January 1, 2009 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder or any successor statute, rules or regulations thereto;

•	compliance with the applicable listing standards and corporate governance rules and regulations of Nasdaq;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since January 1, 2009;

•	the absence of certain undisclosed liabilities;

•	the conduct of business in accordance with the ordinary course consistent with past practice;

•	material contracts, the enforceability of the material contracts, and the absence of any default under any material contract;

•	possession of and title to personal property and assets;

•	real property;

•	intellectual property;

•	tax matters;

•	employee benefit plans;

•	certain employment and labor matters;

•	compliance with applicable laws, licenses and permits;

•	the absence of legal proceedings and governmental orders against us or our subsidiaries;

•	qualification as a U.S. Citizen in connection with the Jones Act;

•	environmental matters;

•	insurance policies;

•	the absence of certain undisclosed affiliate transactions;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the receipt of an opinion from BofA Merrill Lynch;

•	the inapplicability of any anti-takeover law or rights agreement to the merger;

•	information supplied for inclusion in this proxy statement;

•	vessel matters;

•	capital expenditures; and

•	changes in accounts receivable.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a Company material adverse effect, which is defined to mean any change, occurrence, event, violation, inaccuracy, effect or circumstance (each of which we refer to as an effect) that, individually or taken together with all other effects is or would reasonably be expected to be materially adverse to (A) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and our subsidiaries, taken as a whole, or (B) the ability of the Company to consummate the merger or otherwise perform our obligations under the merger agreement other than:

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•	changes in conditions generally affecting the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) such changes in interest rates in the United States or any other country and such changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	changes in conditions generally affecting the industries in which the Company and our subsidiaries conduct business, including changes in conditions in the cargo barge transportation industry generally, or the shipbuilding and repair industry generally;

•	changes in political conditions generally affecting the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof) after the date of the merger agreement;

•	changes in GAAP or other accounting standards (or the interpretation thereof) after the date of the merger agreement;

•	subject to certain exceptions, the negotiation, execution, announcement or performance of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement;

•	subject to certain exceptions, compliance with the terms of, or the taking of any action required or contemplated by or permitted by, the merger agreement, or the failure to take any action prohibited by the merger agreement;

•	any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested subject to certain limitations;

•	changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any effect underlying such change has resulted in, or contributed to, a Company material adverse effect);

•	any failure, in and of itself, by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company material adverse effect has occurred);

•	changes in the Company’s analysts’ recommendations with respect to the Company; or

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub;

except, in the case of the first six bullets above, to the extent such effect has not had a disproportionate effect on the Company and our subsidiaries, taken as a whole, relative to other companies in our industry.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the merger agreement and completing the merger;

•	the required governmental consents and approvals;

•	the absence of legal proceedings and governmental orders against Parent and Merger Sub;

•	qualification as a U.S. Citizen in connection with the Jones Act;

•	information supplied for inclusion in this proxy statement;

•	the inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the operations of Merger Sub, Parent, and Intermediate Holdco;

•	the availability of the funds necessary to perform their respective obligations under the merger agreement;

•	validity and enforceability of the equity financing letter and the debt commitment letter, which we refer to as the financing letters;

•	the absence of contingencies related to the funding of the financing other than as set forth in the financing commitment letters;

•	the absence of any default under the financing commitment letters;

•	payment of fees under the financing commitment letters;

•	the guarantee delivered to the Company by the guarantor;

•	the absence of management arrangements with any Company stockholder, the directors and officers or employee of the Company or its subsidiaries;

•	the solvency of Parent and the surviving corporation immediately following consummation of the merger;

•	acknowledgement as to the absence of any other representations and warranties of the Company; and

•	the non-reliance of Parent and Merger Sub with respect to any estimates, forecasts, projections, forward-looking statements or business plans provided by the Company.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms. The Guarantee will survive the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, between the date of the merger agreement and the effective time, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned) or as otherwise required by law, we and our subsidiaries will cause our businesses to be conducted in the ordinary course consistent with past practice and will use our commercially reasonable efforts to preserve our business organizations intact, and preserve current relationships with significant customers, suppliers and employees and executive officers.

Subject to certain exceptions set forth in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s approval (which cannot be unreasonably withheld, delayed or conditioned):

•	amend our organizational documents;

•	propose or adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our operating subsidiaries;

•	issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or any shares of capital stock or other securities of any of our subsidiaries, except for the vesting of restricted stock units and the issuance of common stock upon the exercise of options, in each case as outstanding prior to the date of the merger agreement;

•	acquire or redeem any securities of the Company or any shares of capital stock or other securities of any of our subsidiaries (other than the withholding of shares in connection with the vesting of restricted stock units or options), except that we may redeem shares of our common stock as permitted by our certificate of incorporation only at a redemption price that is less than or equal to the per share merger consideration; provided that, with respect to any such redemption, all applicable withholding tax laws are complied with;

•	adjust, split, combine, subdivide or reclassify any shares of capital stock or other securities;

•	declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other securities, except for cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries;

•	pledge or encumber any shares of our capital stock or any of our other securities;

•	modify the terms of any shares of our capital stock or any of our other securities;

•	incur, create, assume or otherwise become liable for indebtedness, other than in the ordinary course of business consistent with past practice (A) under the Company’s existing credit facility or (B) with respect to letters of credit or capital leases that do not exceed $1,000,000, individually, or $2,500,000, in the aggregate;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of direct or indirect wholly owned subsidiaries of the Company;

•	make any loans, advances or capital contributions to or investments in any other person, except for expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its subsidiaries;

•	sell, license, mortgage, lease, transfer, encumber or pledge any of its or its subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted liens), except (x) as set forth in the Company disclosure schedule in connection with the merger agreement, (y) sales and leases by Jeffboat of barges and other equipment manufactured by Jeffboat to third parties or to the Company and its subsidiaries, in each case, in the ordinary course of business consistent with past practice and (z) with respect to assets other than vessels, sales of inventory and obsolete assets in the ordinary course of business consistent with past practice;

•	enter into, adopt, create, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (A) as may be required by applicable law or (B) to any non-officer employee in the ordinary course of business consistent with past practice;

•	increase the compensation of any director, officer or employee, grant, provide, or pay any special bonus or special remuneration to any director, officer or employee, or grant, provide or pay any benefit not required by any plan or arrangement as in effect as of the date of the merger agreement, except in any such case (A) as may be required by applicable law or (B) to any new non-officer employee hires in the ordinary course of business consistent with past practice;

•	incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $500,000, subject to certain exceptions;

•	pay, discharge, settle or satisfy any liabilities outside the ordinary course of business, subject to certain exceptions;

•	enter into, modify, amend or terminate (i) any contract which if so entered into, modified, amended or terminated could be reasonably likely to have, individually or in the aggregate, a Company material adverse effect or (ii) except in the ordinary course of business, any material contract;

•	engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404 other than those in existence on the date of the merger agreement;

•	settle or compromise (i) any pending or threatened material legal proceeding by securities holders against the Company, any of its subsidiaries or any of their respective directors or officers that relates to the merger or other transactions contemplated thereby or (ii) any other legal proceedings, in each case, having a value or in an amount not covered by insurance in excess of $250,000;

•	except as may be required by applicable law or GAAP (including as a result of any change in law or GAAP), make any change in any of the accounting methods, principles or practices used by it;

•	adopt or change a material tax accounting method, principle or practice;

•	make or change any material tax election;

•	settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability or claim for tax refund;

•	fail to file any material tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects;

•	file any material amended tax return;

•	consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes;

•	enter into a material private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other taxing authority;

•	intentionally fail to file a claim for a material tax refund within the applicable statute of limitations for filing such claim;

•	acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other person or business or (outside the ordinary course of business consistent with past practice) assets or any material equity interest therein, in each case in excess of $2,500,000;

•	fail to use commercially reasonable efforts to maintain in full force and effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

•	implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of a material number of employees of the Company other than routine employee terminations or announce any of the foregoing actions by us or our Subsidiaries; or

•	Authorize, or agree or commit to take any of the foregoing actions.

Solicitation

Solicitation of Acquisition Proposals

The merger agreement provides that, until 11:59 p.m., EST, on November 27, 2010, which we refer to as the no-shop period start date, we and our subsidiaries and our representatives are permitted to:

•	initiate, solicit or encourage the submission of one or more acquisition proposals, including by providing non-public information relating to the Company or any of its subsidiaries or by affording to any person access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its subsidiaries pursuant to an acceptable confidentiality agreement;

•	continue, enter into, participate in or engage in any discussions or negotiations with one or more persons with respect to one or more acquisition proposals or any other proposals that could reasonably be expected to lead to an acquisition proposal; and

•	otherwise cooperate with, assist or take any action to facilitate any acquisition proposals or any other proposals that could reasonably be expected to lead to any acquisition proposals.

Restrictions on Solicitation of Acquisition Proposals

On the no-shop period start date the Company must cease and cause to be terminated any discussions or negotiations it is engaged in with any person (other than any excluded party) that would otherwise be prohibited by the merger agreement provisions summarized below.

From and after the no-shop period start date we have agreed that, until the effective time or, if earlier, the termination of the merger agreement, we, our subsidiaries and our representatives may not:

•	solicit, initiate, propose or induce or knowingly encourage the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an acquisition proposal;

•	furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in each case with the intent to induce the making, submission or announcement of, or to encourage, knowingly facilitate or assist, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•	participate or engage in discussions or negotiations with any person with respect to an acquisition proposal or which may reasonably be expected to lead to an acquisition proposal; or

•	enter into any letter of intent, memorandum of understanding or other contract with respect to an acquisition transaction (other than an acceptable confidentiality agreement).

At any time prior to obtaining the requisite stockholder approval, the board of directors and/or any authorized committee thereof may, directly or indirectly through one or more representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its subsidiaries, in each case, pursuant to an acceptable confidentiality agreement to:

•	any excluded party; and/or

•	any person that has made or delivered to the Company a bona fide written acquisition proposal after the no-shop period start date that did not result from a breach of the solicitation provision in the merger agreement, provided that solely in the case of this clause, the board of directors shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that such acquisition proposal constitutes a superior proposal.

In addition, at any time prior to obtaining the requisite stockholder approval, (i) the board of directors may (whether or not it has received a superior proposal) effect a board recommendation change or (ii) after effecting a board recommendation change, if the Company has received a bona fide written acquisition proposal from any person that the board of directors concludes in good faith constitutes a superior proposal, the board of directors may authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal, if and only if:

•	the Company terminates the merger agreement under certain provisions of the merger agreement (which provisions require the Company to pay a termination fee);

•	the board of directors shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws;

•	the Company shall have provided prior written notice to Parent at least three business days in advance to the effect that the board of directors intends to effect a board recommendation change which notice includes a reasonable description of the basis for such company board recommendation change and, in the case of a superior proposal, the identity of the party who made such superior proposal and all of the material terms and conditions of such superior proposal and attaches to such notice the most current version of any agreement and/or other written proposal, if any, which embodies such superior proposal;

•	prior to effecting such board recommendation change or termination, the Company shall, and shall cause its financial and legal advisors to, during such three business day period, negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to attempt to make such adjustments in the terms and conditions of the merger agreement proposed by Parent, so that such acquisition proposal would cease to constitute a superior proposal or so as to obviate the need for the board of directs to make a board recommendation change, as applicable; and

•	the board of directors shall have considered in good faith any changes to the merger agreement, the equity financing letter, the debt commitment letter and the Guarantee offered in writing by Parent and shall have determined (after consultation with its legal and financial advisors, and, in the case of an acquisition proposal, taking into account all legal, financial and regulatory aspects of such acquisition proposal and the offer from Parent) (A) in the case of a company board recommendation change that does not result from a superior proposal, that no change has been made by Parent that would obviate the need for such Company board recommendation change and (B) in the case of a Company board recommendation change in the case of an acquisition proposal, that such acquisition proposal would still constitute a superior proposal if such changes were to be given effect; provided, further that in the event that the acquisition proposal is thereafter modified in any material respect (provided that any change in price will be considered material) by the party making such acquisition proposal, the Company shall again provide written notice of such modified terms and shall again comply with the above, including providing a new period after such notice during which the Company will negotiate in good faith with Parent regarding any further proposed changes to the terms of the merger agreement.

•	in the event the Company desires to terminate the merger agreement to accept a superior proposal, it shall prior to or simultaneously with such termination make payment to Parent of the Company termination fee. See the section entitled “The Merger Agreement — Fees and Expenses” beginning on page 71.

•	in the event that the board of directors desires to effect a board recommendation change due to an intervening event, then the Company shall also have complied with its obligations under the solicitation provisions of the merger agreement.

Nothing in the merger agreement prevents the board of directors or any authorized committee thereof from taking and disclosing to our stockholders a position contemplated by Rule 14d-9 or 14e-2(a) under the Exchange Act or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act in which the Company indicates that it has not changed the company board recommendation; provided that the foregoing does not permit the board of directors to make a board recommendation change in respect of the merger agreement except in conformity with the merger agreement.

In this proxy statement an acceptable confidentiality agreement means an agreement with respect to the confidentiality of the Company’s material non-public information that is either: (i) in effect as of the execution and delivery of the merger agreement; or (ii) executed, delivered and effective after the execution, delivery and effectiveness of the merger agreement and that contains provisions that require any counter-party(ies) thereto that receive material non-public information of or with respect to the Company to keep such information confidential, provided that (x) such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) than the terms of the confidentiality agreement executed in connection with the merger agreement and (y) such confidentiality agreement does not prohibit the Company from providing to Parent the documents or other information that the merger agreement contemplates the Company providing to Parent. For the avoidance of doubt, an acceptable confidentiality agreement need not contain any standstill or other similar provisions.

In this proxy statement an acquisition proposal means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an acquisition transaction.

In this proxy statement, an acquisition transaction means any transaction or series of related transactions (other than the merger) involving:

•	any direct or indirect purchase or other acquisition by any person or group (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other person(s), of shares of the common stock representing more than fifteen percent of the common stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than fifteen percent of the company’s common stock outstanding after giving effect to the consummation of such tender or exchange offer;

•	any direct or indirect purchase or other acquisition by any person or group (as defined in or under Section 13(d) of the Exchange Act) of more than fifteen percent of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such sale, transfer, acquisition or disposition); or

•	any merger, consolidation, business combination, sale of capital stock, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any person or group (as defined in or under Section 13(d) of the Exchange Act), other than the Company stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of the common stock representing more than fifteen percent of the common stock outstanding after giving effect to the consummation of such transaction.

In this proxy statement, an excluded party means any person that has made or delivered to us (or any of our representatives in their capacity as such) a bona fide written acquisition proposal on or prior to the no-

shop period start date which did not result from a breach of the solicitation provisions of the merger agreement and which the board of directors shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) either constitutes a superior proposal or is reasonably likely to lead to a superior proposal.

In this proxy statement an intervening event means any material development (other than an acquisition proposal) after the date of the merger agreement that was not known or reasonably foreseeable by the board of directors on the date of the merger agreement (or, if known, the material consequences of which could not reasonably have been known to or understood by the board of directors as of the date of the merger agreement).

In this proxy statement, a superior proposal means any written acquisition proposal for an acquisition transaction (with the percentages set forth in the definition of such term changed from fifteen percent to fifty percent) on terms that the board of directors shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) (i) is reasonably likely to be consummated in accordance with its terms on a timely basis, taking into account all legal and financial, antitrust and other regulatory aspects of the proposal and the person making the proposal, including the financing thereof and any conditions thereto and (ii) would be more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the merger (taking into account (A) any amendments to the merger agreement made or proposed by Parent to be made in accordance with the terms of the merger agreement and (B) any amounts payable by the Company or any of its subsidiaries as a result of the termination of the merger agreement, including the Company termination fee).

Citizenship

During the period beginning on the date of the merger agreement and ending upon consummation of the merger, we have agreed to, and have agreed to cause each of our subsidiaries that owns and/or operates any vessels in the U.S. coastwise trade to, remain a U.S. citizen.

In addition, during the period beginning on the date of the merger agreement and ending upon consummation of the merger, other than such noncompliance that is not material with respect to the vessels taken as a whole, (i) we will, and we will cause our subsidiaries to, maintain the eligibility of the vessels owned by us or our subsidiaries to operate in the U.S. coastwise trade, including maintaining valid certificates of documentation with coastwise endorsements for such vessels that are currently documented under the U.S. flag, and (ii) we will not, and we will cause our subsidiaries not to, sell or demise or sub-demise charter or lease any such vessel to any person, that does not qualify as a U.S. citizen, in each case except where the failure to do so (x) would be permitted under applicable law and (y) would not result in the permanent loss of the eligibility of any such vessels to operate in the U.S. coastwise trade.

Stockholders Meeting

We have agreed to hold a meeting of our stockholders as promptly as reasonably practicable, and to use our best efforts to hold such meeting within 20 business days following dissemination of this proxy statement, subject to our right to postpone or adjourn the meeting if (i) Parent has consented to such postponement or adjournment; (ii) there are holders of insufficient shares of the common stock present or represented by a proxy to constitute a quorum, (iii) the Company is required to postpone or adjourn the meeting by applicable law, or an order or written request with respect to such postponement or adjournment from the SEC, or (iv) the Company has provided written notice to Parent in accordance with merger agreement that it intends to effect a company board recommendation change in connection with a superior proposal and the notice period required by the merger agreement has not yet lapsed.

Required Actions; Filings

We, Parent and Merger Sub have agreed to take, or cause to be taken, all actions reasonably necessary, and to do, or cause to be done, and assist and cooperate with the other party or parties in doing, all things reasonably necessary, proper or advisable under applicable law to consummate the merger in the most expeditious manner reasonably practicable, including using reasonable best efforts to cause the conditions of the merger to be satisfied.

We, Parent and Merger Sub have also agreed to file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the merger agreement as required by the HSR Act within fourteen calendar days following the execution and delivery of the merger agreement, and to file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign governmental authority that are required by the other applicable antitrust laws in connection with the merger provided, however, notwithstanding anything in the merger agreement to the contrary, in no event shall Parent or Merger Sub (or any of their respective affiliates) be required to offer or agree to sell or otherwise dispose of, or hold separate, agree to conduct, license or otherwise limit the use of any of the assets, categories of asset or businesses or other segments of the Company or Parent or either’s respective subsidiaries or affiliates or to agree to any other restriction or condition with respect thereto required or requested by a governmental authority, in each case to the extent that doing so would reasonably be expected to materially and adversely affect the operation of the business of the Company, Parent or either’s respective subsidiaries or affiliates.

Employee Benefit Matters

Following the consummation of the merger, Parent has agreed to cause the surviving corporation to honor the employee plans included in the disclosure schedule to the merger agreement, which we refer to as continuing plans, in accordance with their terms as in effect immediately prior to the effective time provided that the surviving corporation may amend or terminate any such employee plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable law.

Parent has agreed to cause the surviving corporation or one of its subsidiaries continue employment immediately following the effective time by the surviving corporation or one of its subsidiaries of all employees of the Company and its subsidiaries as of the effective time, subject to the terms of the merger agreement. From the effective time until December 31, 2011, Parent has agreed to cause the surviving corporation to either, at the option of the surviving corporation, (i) maintain for the benefit of each continuing employee the continuing plans (but excluding equity based benefits, pensions and retiree medical, life and disability) at benefit levels that are substantially comparable in the aggregate to those in effect at the Company or its subsidiaries on the date of the merger agreement (other than equity based benefits, pensions and retiree medical, life and disability) and provide to each continuing employee compensation substantially comparable in the aggregate to the compensation provided to such continuing employee immediately prior to the effective time; or (ii) provide compensation, and benefits (other than equity based benefits, pensions and retiree medical, life and disability) to each continuing employee that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than equity based benefits, pensions and retiree medical, life and disability) provided to such continuing employee immediately prior to the effective time; or (iii) provide some combination of (i) and (ii) above such that each continuing employee receives compensation and benefits (other than equity based benefits, pensions and retiree medical, life and disability) that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than equity based benefits, pensions and retiree medical, life and disability) provided to such continuing employee immediately prior to the effective time.

Parent has also agreed to cause the surviving corporation to cause to be granted to any continuing employee credit for all service with the Company and its subsidiaries prior to the consummation of the merger for purposes of eligibility to participate, vesting and, solely for purposes of vacation accrual and severance pay, or benefit entitlement prior to the consummation of the merger, except that such service need not be credited under any equity-based or non-qualified deferred compensation plan or arrangement or to the extent that it would result in duplication of coverage or benefits. In addition, (i) each continuing employee shall be immediately eligible to participate, without any waiting time, in any and all new employee benefit plans sponsored by the surviving corporation and its subsidiaries to the extent coverage under any such new plan replaces coverage in the plan year in which the merger occurs under a continuing plan in which such continuing employee participates immediately before the merger; and (ii) for purposes of each new plan providing medical, dental, pharmaceutical, or vision benefits to any continuing employee, the surviving corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such new plan to be waived in the plan year in which the merger occurs for such continuing employee and his or her covered dependents to the extent waived or satisfied under the corresponding old plan as of the consummation of the merger, and the surviving corporation shall cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins in the plan year in which the consummation of the merger occurs to be given full credit under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan. Any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the consummation of the merger shall be credited to such continuing employee following the consummation of the merger to the extent reflected as a working capital liability on the Company’s balance sheet.

Parent has also agreed to cause the surviving corporation to provide compensation and benefits to applicable continuing employees under the terms set forth in any collective bargaining agreements to which the Company or any of its subsidiaries is a party and to which, under the terms of such agreements, the surviving corporation or its applicable subsidiaries shall be bound.

Treatment of Certain Company Indebtedness

The Company has agreed that, Parent may, at its option, direct the Company to direct its wholly owned subsidiary, Commercial Barge Line Company, which we refer to as Commercial Barge Line, to (x) commence a tender offer for any and all of the Commercial Barge Line’s 12 1/2% Senior Secured Notes due 2017, which we refer to as the 2017 Notes, issued under the indenture, dated as of July 7, 2009, by and among Commercial Barge Line, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, which, as supplemented from time to time, we refer to as the Indenture, and/or (y) subject to the terms and conditions of the Indenture, seek consents to amendment or waiver of one or more covenants and other provisions in the 2017 Notes and the Indenture, in each case, on such terms and conditions as specified by Parent from time to time, and Parent and Merger Sub shall provide such assistance as may be reasonably requested by the Company and Commercial Barge Line in connection therewith.

Stockholder Litigation

In the event that any stockholder litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement is brought, or, to the knowledge of the Company, threatened in writing, against Parent, Merger Sub, the Company and/or the members of the board of directors of the Company prior to the effective time, the Company is required to promptly notify Parent of any such stockholder litigation and the Company will keep Parent, and Parent will keep the Company, reasonably informed with respect to the status thereof.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by our stockholders;

•	the waiting period applicable to the consummation of the merger under the HSR Act and any foreign antitrust laws having expired or early terminated; and

•	no court or governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered a law that is in effect that makes consummation of the merger illegal, restricts, restrains, enjoins or otherwise prohibits, the consummation of the merger in the United States or any state thereof or issued or entered an order that is in effect and restricts, restrains, enjoins or otherwise prohibits, the consummation of the merger in the United States or any state thereof.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•	our representations and warranties with respect to our existence and good standing as a corporation, our corporate power and authority to execute the merger agreement, our board of directors, approval of the merger agreement, the board recommendation to our stockholders and the required vote of stockholders to adopt the merger agreement, the absence of a Company material adverse effect and the inapplicability of anti-takeover statutes must each be true and correct in all respects as of the date of the merger agreement and as of the closing date;

•	our representations and warranties relating to the capitalization of the Company must each be true and correct in all respects as of the date of the merger agreement and as of the closing date (other than those representations and warranties that address matters only as of a particular date, which representations and warranties need only be true and correct as of such particular date), except where the failure to be so true and correct would not result in the payment by Parent of an aggregate value of consideration in connection with the merger that is in excess, by more than a de minimis extent, of the aggregate value of the consideration that would have been payable by Parent in the merger in the absence of such failure to be true and correct;

•	our representations and warranties relating to qualification as a U.S. citizen, retention of an investment banker, broker or finder agent in connection with the merger, and indebtedness in excess of $1,000,000 individually or $5,000,000 in the aggregate will be true and correct in all material respects (without giving effect to any materiality or Company material adverse effect qualifiers) on and as of the closing date, except for such of those representations and warranties that that address matters only as of a particular date, which representations and warranties need only be true and correct in all material respects (without giving effect to any materiality or Company material adverse effect qualifiers) as of such particular date;

•	our representations and warranties relating to our vessels (except for those related to the operating condition and repair of such vessels) will be true and correct in all material respects (without giving effect to any materiality or Company material adverse effect qualifiers) as of the date of the merger agreement and true and correct in all respects (without giving effect to any materiality or Company material adverse effect qualifiers) on and as of the closing date, except for any failure to be true and correct which has not had and would not have, individually or in the aggregate, a Company material adverse effect;

•	all other representations and warranties made by us in the merger agreement, with the exception of those listed above, must be true and correct (without giving effect to any materiality or Company material adverse effect qualifiers) on and as of the closing date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties need only be true and correct (without giving effect to any materiality or Company material adverse effect qualifiers) as of such particular date, and except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company material adverse effect;

•	we must have performed in all material respects all of our obligations that are to be performed under the merger agreement prior to the consummation of the merger;

•	we must have delivered to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements;

•	no Company material adverse effect shall have arisen or occurred following the execution, delivery and effectiveness of the merger agreement; and

•	we must have delivered to Parent an affidavit from the Company to the effect that the Company is not and has not during the previous five years been a U.S. real property holding company.

Our obligation to effect the merger is subject to the satisfaction or waiver by us at or prior to the effective time of the following additional conditions:

•	the representations and warranties made by Parent and Merger Sub in the merger agreement must be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the merger agreement or the ability of Parent or Merger Sub to perform their covenants under the merger agreement, (ii) for changes contemplated by the merger agreement, and (iii) for those representations and warranties that address matters only as of a particular date, which representations shall have been so true and correct as of such particular date, except for or any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the merger agreement or the ability of Parent or Merger Sub to perform their covenants under the merger agreement;

•	Parent and Merger Sub must have performed in all material respects all obligations that are to be performed by them under the merger agreement prior to the consummation of the merger; and

•	Parent and Merger Sub must have delivered to us a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

The conditions to each of the parties’ obligations to complete the merger are for the benefit of such party and may be waived exclusively by such party in whole or in part (to the extent permitted by applicable law).

Termination

The merger agreement may be validly terminated at any time prior to the effective time only as follows:

•	by mutual written agreement of Parent and the Company after action by their respective boards of directors;

•	by either Parent or the Company, if:

•	the effective time shall not have occurred by 5:00 p.m. (New York time) on March 18, 2011, which date we refer to as the termination date (but, the right to terminate will not be available to a party whose actions or omissions were the primary cause of, or the primary factor that resulted in the failure to consummate the merger prior to the termination date);

•	our stockholders have not adopted the merger agreement at a stockholders meeting (as it may be adjourned or postponed) at which a vote has been taken on the adoption of the merger agreement; or

•	a governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered a law that is in effect at the time of such termination that renders illegal or restricts, restrains, enjoins or otherwise prohibits the merger or issued or entered a permanent, final and non-appealable injunction, ruling, decree or order that restricts, restrains, enjoins or otherwise prohibits the merger in the United States or any state thereof.

•	by the Company, if:

•	(i) the Company is not in material breach of any of its covenants under the merger agreement and (ii) Parent and/or Merger Sub have breached or failed to perform any of their respective covenants or agreements, or any representations or warranties of Parent and/or Merger Sub in the merger agreement shall have become incorrect, in any case such that one or more of the conditions to the Company’s obligations to effect the merger would not be satisfied and have failed to cure such material breach, failure to perform or inaccuracy within thirty calendar days after Parent and Merger Sub have received written notice of such breach, failure to perform or inaccuracy from the Company or, if earlier, the date that is two business days prior to the termination date;

•	at any time prior to the adoption of the merger agreement by our stockholders, in order to enter into an alternative acquisition agreement with respect to a superior proposal that the board of directors has authorized and directed us to execute, provided that (i) prior to or simultaneously with the termination of the merger agreement, we pay to Parent the Company termination fee discussed under the section entitled “The Merger Agreement — Fees and Expenses” beginning on page 71, (ii) simultaneously or promptly following such termination, we enter into the superior proposal merger agreement and (iii) we have complied with certain of our obligations in the merger agreement, including our obligation to negotiate with Parent in good faith (to the extent Parent desires to negotiate) for three business days prior to termination to make adjustments in the terms and conditions of the merger agreement so that such superior proposal would cease to constitute a superior proposal; or

•	(A) the conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied (other than those conditions that (i) by their nature are to be satisfied at the closing and that would be capable of being satisfied if there were a closing or (ii) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in the merger agreement), (B) we, at least one business day prior to the date on which the closing should have occurred pursuant to the merger agreement, delivered in good faith written notice (by e-mail or by such other notice that complies with the terms of the merger agreement) to Parent to the effect that we would be, ready, willing and able to consummate the merger on such date, and (C) Parent fails to consummate the merger within three business days of such date.

•	by Parent, if:

•	(i) neither Parent nor Merger Sub is in material breach of its covenants under the merger agreement and (ii) the Company has breached or failed to perform any of its covenants or agreements in the merger agreement or any representations or warranties of the Company in the merger agreement shall have become incorrect in any case such that one or more of the conditions to Parent’s and Merger Sub’s obligations to effect the merger would not be satisfied, and have failed to cure such material breach, failure to perform or inaccuracy within thirty calendar days after the Company has received written notice of such breach, failure to perform or inaccuracy from Parent or, if earlier, the date that is two business days prior to the termination date; or

•	at any time any of the following trigger events has occurred:

•	the board of directors shall have effected a board recommendation change; or

•	a tender or exchange offer for the common stock that would, if consummated in accordance with its terms, constitute a competing acquisition transaction is commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of such acquisition proposal, the Company shall not have issued a public statement reaffirming the board recommendation and recommending that the Company stockholders reject such acquisition proposal and not tender any shares of the common stock into such tender or exchange offer.

Fees and Expenses

Except as set forth below, all fees and expenses incurred in connection with the merger agreement will be paid by the party or parties incurring the expense whether or not the merger is consummated.

Termination Fees Payable by the Company

We must pay a termination fee to Parent under the following circumstances:

•	if the Company has terminated the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal;

•	if Parent has terminated the merger agreement because any of the trigger events described above have occurred;

•	in the event that:

•	(i) prior to the termination of the merger agreement, a competing acquisition proposal has been made to the Company and publicly disclosed or publicly announced and not publicly withdrawn;

•	(ii) the merger agreement is terminated pursuant to the termination provisions providing for termination as a result of the (1) failure of the Company’s stockholders to adopt the merger agreement or (2) failure to consummate the merger by the termination date; and

•	(iii) within twelve months of the termination of the merger agreement either an acquisition transaction is consummated or we enter into a definitive agreement providing for an acquisition transaction that is subsequently consummated (whether or not during such twelve-month period).

The termination fee payable by us shall be $14,000,000; provided that, if prior to the no-shop period start date the merger agreement is terminated by us in order to enter into an alternative acquisition agreement with respect to a superior proposal, the termination fee shall instead be $12,000,000.

The parties have agreed that in no event will the Company be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the merger agreement at the same time or at different times.

Termination Fee Payable by Parent

Parent must pay us a termination fee under the following circumstances:

•	if the Company has terminated the merger agreement pursuant to the termination provision relating to a breach by Parent and/or Merger Sub of their respective covenants under the merger agreement or the inaccuracy of the representations and warranties of Parent and Merger Sub under the merger agreement;

•	the Company has terminated the merger agreement pursuant to the termination provision relating (A) to the conditions to the obligations of Parent and Merger Sub having been satisfied, (B) the Company having been ready, willing and able to consummate the merger, and (C) Parent having failed to consummate the merger; or

•	if Parent or the Company has terminated the merger agreement pursuant to the termination provision relating to the failure to consummate the merger by the termination date and, at the time of termination, the merger agreement could have been terminated by the Company pursuant to the termination provisions referenced in the two bullet points above.

The termination fee payable by Parent shall be $16,000,000, except that such amount may be increased to $20,000,000 in the event that the following are also true:

•	the conditions to the funding of the debt commitment letter have been satisfied and the financing party thereto is prepared to fund the financing (or, if alternative financing is obtained in accordance with the merger agreement, such alternative financing); and

•	all conditions of Parent and Merger Sub to consummate the merger have been satisfied at the time when the closing would have occurred but for the failure of the equity financing to be funded (or, with respect to those conditions that by their nature are to be satisfied at the closing, are capable of being satisfied at the closing).

The guarantor has agreed to guarantee the obligation of Parent to pay the Parent termination fee pursuant to the limited guarantee, as discussed in the section entitled “The Merger — Limited Guarantee” beginning on page 47.

The parties have agreed that in no event will Parent be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the merger agreement at the same time or at different times.

Remedies

Our receipt of the Parent termination fee, and the guarantee thereof pursuant to the Guarantee will be our sole and exclusive remedy against Parent, its subsidiaries, the guarantor, and any of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, affiliate or assignee of any of the foregoing, which we refer to as the parent parties, for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement and no parent party will have any other liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

In the circumstances in which the Company termination fee is payable, Parent’s receipt of the Company termination fee payable by us will, subject to certain specific performance rights described below, be the sole and exclusive remedy of Parent and Merger Sub and their respective affiliates against the Company, its subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, affiliate or assignee of any of the foregoing, which we refer to as the company parties, for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement, and no company party shall have any other liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement; provided that the Company will be liable for its willful material breach of the merger agreement.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the termination fee payable by Parent. Subject to certain exceptions, Parent will not be entitled to monetary damages in excess of the amount of the termination fee payable by the Company. While Parent may pursue both a grant of specific performance in the circumstances described below and the payment of the termination fee by the Company, under no circumstances will Parent be permitted or entitled to receive both a grant of specific performance that results in the merger occurring and all or any portion of the payment of the termination fee by the Company.

Under the merger agreement, we are not entitled to specific performance of, or injunctive relief with respect to, the covenants or agreements of Parent or Merger Sub in the merger agreement. In the event of any breach or threatened breach by the Company of any of its covenants or obligations set forth in the merger agreement, Parent and Merger Sub will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement by the Company, and to specifically enforce the terms and provisions of the merger agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company under the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

Parent has agreed to cause the surviving corporation and its subsidiaries to honor the obligations of the Company and its subsidiaries under any and all indemnification agreements with their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the consummation of the merger, which we refer to as the indemnified persons.

For a period of six years following the consummation of the merger, Parent has agreed to cause the surviving corporation to cause the certificate of incorporation and bylaws of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company and its subsidiaries as of the date of the merger agreement, and such provisions shall not be repealed, amended or otherwise modified in any manner that would adversely affect the rights of the indemnified persons thereunder except as required by applicable law.

In addition, for a period of six years following the consummation of the merger, Parent has agreed to cause the surviving corporation to, subject to any restrictions under applicable law, indemnify and hold harmless each indemnified person from and against, and advance expenses to each indemnified person in respect of, any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in an indemnified person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates at or prior to the consummation of the merger, including in connection with any of the transactions contemplated by the merger agreement.

Moreover, during the period of six years following the consummation of the merger, Parent will cause the surviving corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance, or D&O insurance, in respect of acts or omissions occurring at or prior to the consummation of the merger, covering each person covered by the D&O insurance. Parent is also permitted to substitute a six-year tail policy in lieu thereof.

Access

Subject to certain exceptions and limitations, we will, and we will cause our subsidiaries to, afford Parent and its authorized representatives reasonable access to the Company and will furnish Parent information concerning our business, properties and personnel as may reasonably be requested and furnish promptly to Parent such information concerning the business, properties, assets, liabilities, personnel or other aspect of us and our subsidiaries as Parent or Merger Sub or their representatives may reasonably request.

Modification or Amendment

At any time prior to the effective time, whether before or after receipt of the approval by our stockholders, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, except that after our stockholders have adopted the merger agreement, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained.

THE VOTING AGREEMENT

This section describes the material terms of the voting agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Exhibit A to Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 85.

On October 18, 2010, GVI Stockholders and Parent entered into a voting agreement pursuant to which GVI Stockholders have agreed to vote shares owned by them representing, in the aggregate, 25.26% of the outstanding shares of the Company in favor of the merger. Below is a summary of the material terms of the voting agreement.

During the term of the voting agreement, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, GVI Stockholders will, with respect to the shares of Company common stock beneficially owned by such GVI Stockholders, and will cause any other holder of record of one or more such shares to, (i) appear at each such meeting, in person or by proxy, or otherwise cause such covered shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, such covered shares (A) in favor of adopting the merger agreement, including the agreement of merger contained therein, the execution and delivery by the Company of the merger agreement and the approval of the terms thereof and each of the other actions contemplated by the merger agreement, (B) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the merger agreement and the merger, (C) against any acquisition proposal or any proposal relating to an acquisition proposal, (D) against any merger agreement or merger, acquisition, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company, in each case other than the merger agreement and the merger, and (E) against any other proposal, action or agreement, in each case that would (1) prevent, impair, delay or otherwise adversely affect the transactions contemplated by the merger agreement or the consummation of the merger, or (2) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the merger agreement. No GVI Stockholders will commit or agree to take any action inconsistent with the foregoing.

Irrevocable Proxy

Concurrently with the execution of the voting agreement, each GVI Stockholder will execute and deliver, and cause each other holder of record of one or more covered shares beneficially owned by such GVI Stockholder and any stockholder controlled by such GVI Stockholder to execute and deliver, to Parent an irrevocable proxy which shall be irrevocable during the term of the voting agreement to the extent permitted by applicable law, covering all of such GVI Stockholders’ covered shares.

No Disposition or Adverse Act

Each GVI Stockholder will, except as contemplated by the voting agreement and the merger agreement, not (with respect to the covered shares beneficially owned by such GVI Stockholder), and will cause each other GVI Stockholder controlled by such GVI Stockholder (with respect to the covered shares beneficially owned by such other GVI stockholder) not to, directly or indirectly (i) transfer any or all of such covered shares or any interest therein without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such covered shares or any interest therein, (iii) grant any proxy, power-of-attorney, right of first offer or refusal or other authorization or consent in or with respect to any or all of such covered shares (other than any such proxy, power-of-attorney, right of first offer or refusal or other authorization or consent that is not inconsistent and could not reasonably be expected to interfere in any manner with the voting obligations of such GVI Stockholder contained in the voting agreement or the proxy granted to Parent by such GVI Stockholder), or (iv) deposit any or all of such covered shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of such covered shares; provided that the foregoing shall not prohibit the transfer by any GVI Stockholder of any or all of the covered shares beneficially owned by such GVI Stockholder or any interest therein to one or more of its affiliates that, prior to such transfer, executes and delivers to Parent a counterpart to the voting agreement and a proxy.

Non-Solicitation

Each GVI Stockholder will not, and will cause its representatives and each other GVI Stockholder controlled by such GVI Stockholder not to, directly or indirectly:

•	solicit, initiate, propose, induce or encourage the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an acquisition proposal;

•	furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, knowingly facilitate or assist, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•	participate or engage in discussions or negotiations with any person with respect to an acquisition proposal or which may reasonably be expected to lead to an acquisition proposal; or

•	enter into any letter of intent, memorandum of understanding or other contract with respect to an acquisition transaction.

Each GVI Stockholder will immediately cease or cause to be ceased any existing activities, discussions or negotiations conducted theretofore with respect to any acquisition proposal. Each GVI Stockholder will promptly (and, in any event, within 48 hours) notify Parent after receipt by such GVI Stockholder’s representative of an acquisition proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the person making such acquisition proposal or inquiry. In addition, each GVI Stockholder will, on a current basis, inform Parent of the status and material terms and conditions of any such acquisition proposal or inquiry. Any violation of the foregoing restrictions by a GVI Stockholder or any of its representatives will be deemed to be a material breach of the voting agreement by such GVI Stockholder.

Termination

The term of the voting agreement and the proxies granted pursuant thereto, with respect to any GVI Stockholder, commenced on October 18, 2010 and will terminate upon the earliest of (i) the mutual agreement of Parent and such GVI Stockholder, (ii) the effective time, (iii) the termination of the merger agreement in accordance with its terms, and (iv) the date of any amendment to the terms of the merger agreement that reduces the amount, changes the form, or imposes any material restrictions or additional conditions on the receipt, of consideration payable in respect of each share of Company common stock in the merger or that is otherwise adverse in any material respect to such GVI Stockholder.

Stock Purchase

Upon the terms and subject to the conditions set forth in the voting agreement, on the stock purchase closing date, if any, Parent will cause Intermediate Holdco or its designee, to purchase, acquire and accept, from GVI Stockholders, and each GVI Stockholder will sell, convey, assign, transfer and deliver to Intermediate Holdco or its designee, all right, title and interest of such GVI Stockholders in and to the covered shares, free and clear of all liens (such sale and purchase referred to as the stock purchase, and such shares referred to as the acquired shares), for a purchase price per share of Company common stock equal to the amount of the per share price under the merger agreement minus $1.75. The stock purchase closing date is the date, if any, that is the earlier of (i) the closing date, if on or prior to December 31, 2010 and (ii) such date as identified in a written notice delivered by Parent to GVI Stockholders no earlier than December 15, 2010, which date (in the case of this clause (ii)) is no earlier than three business days after the date of such notice and no later than December 31, 2010).

Parent and each of the GVI Stockholders will cooperate in all respects in doing all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the stock purchase.

If the stock purchase closing date occurs, the closing of the stock purchase shall take place (x) on the closing date at the location of the closing, effective immediately prior to the effective time or (y) if the stock purchase closing date is prior to the closing date, at 10:00 a.m. EST on the stock purchase closing date.

Each GVI Stockholder will, if the voting agreement is terminated and substantially concurrently therewith the Company enters into a definitive agreement in respect of a superior proposal, promptly enter into an agreement with the party making such superior proposal providing that the per share consideration to be paid to such GVI Stockholder in connection with the acquisition transaction contemplated by such superior proposal will be $1.75 less (referred to as the consideration differential) than the per share consideration paid to other stockholders generally in such acquisition transaction so long as the purchase of such GVI Stockholder’s shares in such acquisition transaction occurs on or before December 31, 2010. In the event the consideration in such transaction does not consist entirely of cash, then the consideration differential will be determined in good faith by the Company and GVI Stockholders.

If (i) the stock purchase occurs, (ii) on or prior to January 15, 2011, in connection with a superior proposal, the Company terminates the merger agreement pursuant to certain terms of the merger agreement and pays the Company termination fee to Parent in accordance with the merger agreement, and (iii) prior to the first anniversary of the stock purchase closing date, either (A) the applicable acquisition transaction is consummated or (B) prior to any withdrawal of, or termination of the definitive agreement with respect to, such acquisition transaction, Parent sells one or more acquired shares, then Parent, promptly upon receipt thereof, shall pay to each GVI Stockholder 50% of Parent’s profit, if any, with respect to the acquired shares acquired from such GVI Stockholder which Parent sells in such acquisition transaction or in the circumstances described in clause (B) above.

If (i) the stock purchase occurs, and (ii) in connection with a superior proposal, the Company terminates the merger agreement pursuant to the merger agreement and pays the Company termination fee to Parent in accordance with the merger agreement, then (x) Parent will vote the acquired shares in favor of such superior proposal and/or tender such acquired shares in connection with the acquisition transaction contemplated such superior proposal and (y) Parent will enter into an agreement with the party making such superior proposal providing that the per share consideration to be paid to Parent with respect to the acquired shares in connection with the acquisition transaction contemplated by such superior proposal will be $1.75 less than the per share consideration paid to other stockholders generally in such acquisition transaction so long as the purchase of such acquired shares in such acquisition transaction occurs on or before December 31, 2010.

MARKET PRICE OF COMMON STOCK

The Company’s common stock is listed for trading on Nasdaq under the symbol “ACLI.” The table below shows, for the periods indicated, the high and low trading price per share of the common stock, as reported by Nasdaq. The Company has never declared or paid dividends.

	Common Stock Price
	High	Low

Fiscal Year ending December 31, 2008
Quarter ended March 31	$20.76	$14.19
Quarter ended June 30	$17.51	$10.86
Quarter ended September 30	$12.76	$8.31
Quarter ended December 31	$10.63	$3.38
Fiscal Year ending December 31, 2009
Quarter ended March 31	$6.07	$2.12
Quarter ended June 30*	$19.98	$3.01
Quarter ended September 30	$30.50	$11.25
Quarter ending December 31	$29.16	$17.37
Fiscal Year ending December 31, 2010
Quarter ended March 31	$26.71	$14.78
Quarter ending June 30	$26.15	$17.81
Quarter ending September 30	$30.33	$21.00
Quarter ending December 31 (through October 21, 2010)	$35.00	$26.07

*	On May 26, 2009, the Company effectuated a one-for-four reverse stock split. The common stock information dated after May 26, 2009 presented in this table reflects the one-for-four reverse stock split.

The closing price of the common stock on Nasdaq on October 15, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $33.31 per share of common stock. On [          ], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on Nasdaq was $[     ] per share of common stock. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows information regarding the number of shares of common stock “beneficially owned” by each of our directors and each of our named executive officers, consisting of Michael P. Ryan, Thomas R. Pilholski, Dawn R. Landry and Richard W. Spriggle, all of our current directors and executive officers as a group, and each person known to be a beneficial owner of more than five percent of our outstanding stock. “Beneficial ownership” includes shares of common stock that a stockholder has the power to vote or the power to transfer, and also includes common stock options that were either exercisable at the specified date or will become exercisable within 60 days thereafter. Unless otherwise indicated in the footnotes, this information is presented as of March 15, 2010, the most recent practicable date prior to the filing of this proxy statement. Percentages are based upon the number of shares of common stock outstanding at March 15, 2010, plus the number of shares of common stock that the indicated person or group had a right to acquire within 60 days after such date. [Table and footnotes to be updated with definitive proxy filing.]

The table reflects information provided by the directors, executive officers and beneficial owners of more than five percent of our outstanding common stock. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed, and the beneficial ownership of the person or group does not exceed one percent of the outstanding common stock. Share figures have been rounded down to whole shares.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class(1)

GVI Holdings, Inc.	3,234,474	(2)	25.26%
2 North Riverside Plaza, Suite 600 Chicago, IL 60606
Columbia Wanger Asset Management, L.P.	1,879,000	(3)	14.67%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
BlackRock, Inc.	1,675,810	(4)	13.09%
40 East 52nd Street New York, NY 10022
WS Management, LLLP	670,300	(5)	5.23%
4306 Pablo Oaks Court Jacksonville, FL 32224
FMR LLC	1,336,449	(6)	10.44%
82 Devonshire Street Boston, MA 02109
Clayton K. Yeutter	54,757	(7)	*
Eugene I. Davis	33,606	(8)	*
Richard L. Huber	221,660	(9)	1.73%
Nils E. Larsen	37,321	(10)	*
Emanuel L. Rouvelas	36,106	(11)	*
R. Christopher Weber	42,122	(12)	*
Michael P. Ryan	30,173	(13)	*
Thomas R. Pilholski	9,521	(14)	*
Dawn R. Landry	6,572	(15)	*
Richard W. Spriggle	7,247	(16)	*
Directors and Executive Officers as a Group(10)	527,820		4.12%

*	Less than one percent.

(1)	Applicable percentage of ownership is based on 12,806,051 shares of common stock outstanding as of March 15, 2010 together with applicable options to purchase shares of Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following March 15, 2010 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the stockholder named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder. The common stock presented in this table reflects the one-for-four reverse stock split of May 26, 2009.

(2)	According to the Schedule 13D/A filed with the SEC on November 17, 2009, this includes: (i) 1,329,270 shares of Common Stock as to which GVI Holdings, Inc. shares beneficial ownership; (ii) 34,882 shares of Common Stock as to which GAMI Investments, Inc. shares beneficial ownership; (iii) 1,870,322 shares of Common Stock as to which SZ Investments, L.L.C. shares beneficial ownership; (iv) 1,364,152 shares of Common Stock as to which Great American Management and Investment, Inc. shares beneficial ownership; (v) 440,537 shares of Common Stock as to which HY I Investments, L.L.C. shares beneficial ownership; (vi) 440,537 shares of Common Stock as to which EGI-Managing Member (01), L.L.C. shares beneficial ownership (vii) 393,281 shares of Common Stock as to which EGI-Fund (05-07) Investors, L.L.C. shares beneficial ownership; and (viii) 343,750 shares of Common Stock as to which EGI-Fund (08-10) Investors, L.L.C. shares beneficial ownership, the aggregate 3,234,474 shares of Common Stock held by the stockholders, as to which each of which Chai Trust Company, L.L.C. shares beneficial ownership, represent approximately 25.26 percent of the issued and outstanding Common Stock. As disclosed in the Schedule 13D/A, 3,234,474 shares of Common Stock in the aggregate held by the stockholders are pledged to various financial institutions as collateral security for the repayment of debit balances in respect of certain loan facilities.

(3)	Beneficial ownership of Common Stock is as of December 31, 2009 as reported on Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. with the SEC on February 9, 2010.

(4)	Beneficial ownership of Common Stock is as of December 31, 2009 as reported on Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 8, 2010.

(5)	Beneficial ownership of Common Stock is as of December 31, 2009 as reported on Schedule 13G/A filed by WS Management, LLLP with the SEC on February 12, 2010.

(6)	Beneficial ownership of Common Stock is as of December 31, 2009 as reported on Schedule 13G filed by FMR LLC with the SEC on January 11, 2010. FMR LLC reported sole voting power over 694,689 shares and sole dispositive power over 1,336,449 shares.

(7)	This amount excludes 3,292 shares of restricted stock units and options to purchase 6,285 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 47,746 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount includes 1,750 shares of common stock purchased by Mr. Yeutter. This amount includes 425 shares indirectly owned in a custodial account for the benefit of a minor child. This amount excludes 312 shares in the Yeutter Family Generation Skipping Trust account, for which Mr. Yeutter has neither voting nor dispositive power.

(8)	This amount excludes 1,343 shares of restricted stock units that will not vest within 60 days of March 15, 2010. This amount includes 30,385 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010.

(9)	This amount excludes 2,195 shares of restricted stock units and options to purchase 4,191 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 123,787 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount includes 7,500 shares of common stock purchased by Mr. Huber.

(10)	This amount excludes 2,195 shares of restricted stock units and options to purchase 4,191 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 28,788 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount includes 5,103 shares of common stock owned by Mr. Larsen not granted as equity by the Company.

(11)	This amount excludes 2,195 shares of restricted stock units and options to purchase 4,191 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 30,385 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount includes 2,500 shares held jointly with a family member and 666 shares held in trust for a family member.

(12)	This amount excludes 2,195 shares of restricted stock units and options to purchase 4,191 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 31,650 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount includes 1,250 shares held jointly with a family member.

(13)	This amount excludes 24,382 shares of restricted stock units and options to purchase 91,506 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 28,079 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount also excludes 24,382 shares of performance shares of restricted stock that will not have been earned within 60 days of March 15, 2010.

(14)	This amount excludes 11,850 shares of restricted stock units and options to purchase 48,309 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 8,771 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount also excludes 11,850 shares of performance shares of restricted stock that will not have been earned within 60 days of March 15, 2010. This includes 750 shares purchased by Mr. Pilholski.

(15)	This amount excludes 8,203 shares of restricted stock units and options to purchase 20,008 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 6,072 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount also excludes 8,203 shares of performance shares of restricted stock that will not have been earned within 60 days of March 15, 2010. This includes 500 shares purchased by Ms. Landry.

(16)	This amount excludes 9,116 shares of restricted stock units and options to purchase 22,231 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 6,747 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount also excludes 9,116 shares of performance shares of restricted stock that will not have been earned within 60 days of March 15, 2010. This includes 500 shares purchased by Mr. Spriggle.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of common stock and to receive payment in cash for the fair value of your common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $33.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, which we refer to as Section 262, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary,

however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than twenty days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions:

You must deliver to the Company a written demand for appraisal of your shares of common stock before the vote is taken on the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the common stock who intends to demand appraisal of his, her or its shares of common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of the common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the common stock. A holder of shares of common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to American Commercial Lines Inc., Attention: Corporate Secretary, 1701 East Market Street, Jeffersonville, Indiana 47130, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, the stockholder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he, she or it does not also hold the shares of common stock of record. The beneficial holder must, in such cases, have the stockholder of record, such as a broker or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time, the surviving corporation in the merger must give notice of the date that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within sixty days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within sixty days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within one hundred twenty days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within one hundred twenty days after the effective time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within twenty days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of

Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares of common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within one hundred twenty days after the effective time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such stockholder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $33.00 per share cash payment (without interest) for his, her or its shares of the common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, the common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer file reports with the SEC on account of the common stock.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. If the merger is not completed prior to such time as we would be required under the DGCL to hold an annual meeting of stockholders in 2011, we would hold a 2011 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

A stockholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2011 must be received by the Company by December 14, 2010. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to the Company’s by-laws, deliver timely notice in writing to the Corporate Secretary of the Company not less than 60 nor more than 90 days prior to the anniversary of the date the Company first mails its proxy materials for the prior annual meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, the by-laws provide that notice by a stockholder of a stockholder proposal must be received in writing by the Corporate Secretary of the Company on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

If any stockholder proposals are presented for action at the annual meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investor relations portion of our corporate website at www.aclines.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed with the SEC on March 10, 2010);

•	Quarterly Reports filed on Form 10-Q for the fiscal quarter ended March 31, 2010 (filed with the SEC on May 7, 2010), for the fiscal quarter ended June 30, 2010 (filed with the SEC on August 6, 2010), and for the fiscal quarter ended September 30, 2010 (filed with the SEC on November [ ]);

•	Current Reports filed on Form 8-K filed with the SEC on February 3, 2010, February 18, 2010, May 20, 2010, June 4, 2010, June 25, 2010, July 30, 2010 and October 18, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on April 16, 2010.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by contacting American Commercial Lines Investor Relations by e-mail at aclinesinvestor@aclines.com or by phone at (800) 842-5491 or by going to the investor relations website portion of the ACL website, www.aclines.com; or from our proxy solicitor, [          ] (toll-free at [          ]); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [          ], 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
FINN HOLDING CORPORATION,
FINN MERGER CORPORATION
and
AMERICAN COMMERCIAL LINES INC.
Dated as of October 18, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 18, 2010 by and among Finn Holding Corporation, a Delaware corporation (“Parent”), Finn Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and American Commercial Lines Inc., a Delaware corporation (the “Company”). Capitalized terms that are used in this Agreement and not otherwise defined shall have the respective meanings ascribed thereto in Article IX.

RECITALS:

WHEREAS, the Company Board, acting upon the recommendation of a committee of the Company Board consisting only of independent directors of the Company (the “Special Committee”), has (i) approved, and declared advisable, this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, GVI Holdings, Inc. and certain of its Affiliates are entering into a voting agreement with Parent and the Company in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, and subject to the terms and conditions contained therein, each of them has agreed to vote the shares of Company Common Stock owned by them for approval of the transactions contemplated hereby;

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub have (i) approved, and declared advisable, this Agreement providing for the Merger, and (ii) approved their respective execution and delivery of this Agreement, performance of their respective covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Platinum Equity Capital Partners II, L.P., a Delaware limited partnership (the “Guarantor”) has entered into a guarantee, dated as of the date hereof (the “Guarantee”), in favor of the Company with respect to certain obligations and liabilities of Parent and Merger Sub arising under, or in connection with, this Agreement upon the terms and subject to the conditions set forth in this Agreement and the Guarantee;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company. At the Effective Time and as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger. The Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to herein as the ‘‘Surviving Corporation.”

1.2 The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger relating to the Merger (the ‘‘Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL (the time of such filing with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.3 The Closing.  The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Latham & Watkins, LLP, 885 Third Avenue, New York, New York, 10022, at 10:00 a.m. (New York City time) on the third (3rd) Business Day after the later to occur of (x) the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of those conditions at such time) and (y) the final day of the Marketing Period or (in the case of this clause (y)) such earlier date as may be specified by Parent by written notice to the Company, or in any case at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the ‘‘Closing Date.”

1.4 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company (the “Certificate of Incorporation”) shall be amended as of the Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Exhibit B, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided that any such amendment shall be subject to the provisions of Section 5.10(a).

(b) Bylaws.  The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; provided that (i) any such amendment shall be subject to the provisions of Section 5.10(a) and (ii) prior to the Closing, Parent will cause the bylaws of Merger Sub to be amended to the extent necessary to cause them to meet the requirements of Section 5.10(a).

1.6 Directors and Officers.

(a) Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.7 Effect on Capital Stock.

(a) Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $33.00 (the ‘‘Per Share Price”), without interest thereon; and

(ii) each share of Company Common Stock that is held by the Company as treasury stock or owned by Parent or Merger Sub, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub (other than Intermediate Holdco), in each case immediately prior to the Effective Time (“Owned Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor, and each share of Company Common Stock that is held by Intermediate Holdco or any direct or indirect wholly owned Subsidiary of the Company (if any) shall remain outstanding and shall become that number of shares of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of shares of Company Common Stock held by such Company Subsidiary bore to the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time; and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub shall thereafter represent ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Per Share Price.  The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, but excluding, for the avoidance of doubt, the granting or other issuance of Company RSU Awards and Company Options in accordance with this Agreement), reorganization, recapitalization, reclassification, combination, exchange of shares, issuer tender or exchange offer, or other like change or transaction with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, in each case which is effected in accordance with or otherwise permitted by the terms of this Agreement.

(c) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, subject to Section 1.7(c)(ii), any shares of Company Common Stock held by a holder who has properly exercised appraisal rights for such shares pursuant to Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost or failed to perfect such appraisal rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the Per Share Price pursuant to Section 1.7(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Company or of a stockholder of Parent.

(ii) Notwithstanding the provisions of Section 1.7(c)(i), if any holder of shares of Company Common Stock who demands appraisal for such shares in accordance with the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Per Share Price as set forth in Section 1.7(a), without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal rights and (B) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal rights of Company Common Stock or offer to settle or settle any such demands.

(d) Company Stock-based Awards.

(i) Except as provided in Section 1.7(d)(iii), at the Effective Time and without any action on the part of the holders thereof, each then-outstanding Company RSU Award, whether or not vested and without regard to any performance criteria set forth therein, shall be canceled and converted into the right to receive from the Surviving Corporation an amount (less any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time and (y) the Per Share Price (such product, the ‘‘RSU Consideration”). Parent shall, or shall cause the Company to, pay to holders of Company RSU Awards the RSU Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments, as soon as reasonably practicable following the Effective Time.

(ii) Except as provided in Section 1.7(d)(iii), at the Effective Time and without any action on the part of the holders thereof, each then-outstanding Company Option, whether or not vested, shall be cancelled, and (A) in the case of any Company Option having a per share exercise price less than the Per Share Price (an “In-the-Money Option”), be converted into the right to receive from the Surviving Corporation, for each share of Company Common Stock subject to such In-the-Money Option immediately prior to the Effective Time, an amount (less any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such In-the-Money Option immediately prior to the Effective Time and (y) the amount by which the Per Share Price exceeds the per share exercise price of such In-the-Money Option (such product, the “Option Consideration”), or (B) in the case of any Company Option having a per share exercise price equal to or greater than the Per Share Price, no cash shall be paid nor other securities or consideration issued in respect thereof. Parent shall, or shall cause the Company to, pay to each holder of In-the-Money Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments, as soon as reasonably practicable following the Effective Time.

(iii) Unless, prior to the Effective Time, Parent elects for Sections 1.7(d)(i) and 1.7(d)(ii) to apply, at the Effective Time and without any action on the part of the holders thereof, each Company Option and Company RSU Award that is outstanding immediately prior to the Effective Time and is set forth on Section 1.7(d)(iii) of the Company Disclosure Schedule (each an “Assumed Award”) shall be assumed or substituted by Parent and converted automatically at the Effective Time into an option or restricted stock unit award, as the case may be, denominated in shares of common stock of Parent (“Parent Common Stock”) and with other terms and conditions substantially similar to those of the related Company Option or Company RSU Award, as the case may be, except that the receipt of Parent Common Stock from such Assumed Award shall be conditioned on the holder executing and delivering to Parent a stockholders’ agreement in the form prepared by Parent and (i) the number of shares of Parent Common Stock subject to each such Assumed Award shall be determined by multiplying the number of shares of Common Stock subject to such Assumed Award immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share) and (ii) if applicable, the exercise price per share of Parent Common Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Common Stock otherwise purchasable pursuant to such Assumed Award immediately prior to the Effective Time divided by (y) the Exchange Ratio. The “Exchange Ratio” shall be equal to the quotient of (1) the Per Share Price, divided by (2) the fair market value of a share of Parent Common Stock immediately following the Effective Time, as determined by Parent consistent with the price paid by the Affiliates of Parent for (including contributions by such Affiliates with respect to) a share of Parent Common Stock. For the avoidance of doubt, unless, prior to the Effective Time, Parent elects for Sections 1.7(d)(i) and 1.7(d)(ii) to apply, no Assumed Award shall be entitled to consideration pursuant to Sections 1.7(d)(i) or 1.7(d)(ii). It is the intention of the parties that the assumption of the Assumed Awards that are stock options be performed in a manner that is in compliance with the adjustment requirements of Section 409A of the Code. Notwithstanding anything in an award agreement or in the Company’s equity incentive plans to the contrary, any holder of an Assumed Award shall, subject to such holder executing and delivering to Parent a stockholders’ agreement in the form prepared by Parent, be entitled to satisfy his or her income tax withholding obligations with respect to the exercise or vesting, as the case may be, of an Assumed Award and payment of the exercise price, if applicable, by the surrender of shares of Common Stock otherwise purchasable or deliverable upon such exercise or vesting.

(iv) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7(d), including by delivering to the holders of Company RSU Awards and the holders of Company Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

1.8 Exchange of Certificates.

(a) Payment Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund.  At the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article I, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article I (but not, for the avoidance of doubt, payments with respect to Dissenting Shares or payments to which holders of Company RSU Awards and holders of Company Options become entitled, which Parent shall pay, or cause to be paid, in accordance with Section 1.7(d)). From time to time after the Effective Time, if any Dissenting Shares lose their status as Dissenting Shares, and are converted into the right to receive the Per Share Price in accordance with Section 1.7(c)(ii), Parent shall deposit (or cause to be deposited) with the Payment Agent additional funds equal to the product of (x) the number of such former Dissenting Shares multiplied by (y) the Per Share Price (less any applicable withholding Tax). Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent (such cash being referred to herein as the “Exchange Fund”) as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any income from investment of the Exchange Fund, which shall be in accordance with the terms of this Agreement, will be payable to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to make prompt cash payment under Section 1.7(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments under Section 1.7(a).

(c) Payment Procedures.  Promptly following the Closing Date (but in no event more than three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article I. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash, payable by check or wire transfer of immediately available Funds to an account designated by such holder, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash, payable by check or wire transfer of immediately available Funds to an account designated by such holder, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 1.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article I.

(d) Transfers of Ownership.  In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer (and after compliance with any other procedures reasonably required by the Payment Agent or the Surviving Corporation to evidence and effect such transfer and to evidence payment of any applicable Taxes) and the Person requesting such payment has paid to Parent (or any agent designated by Parent) or the Surviving Corporation any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding.  Notwithstanding anything to the contrary in this Agreement, each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company RSU Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to the Surviving Corporation.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 1.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article I.

1.9 No Further Ownership Rights in Company Common Stock.  Except as provided in Section 1.7(a)(ii), from and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Uncertificated Shares or a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with the provisions of Section 1.7 (or otherwise, in respect of Dissenting Shares, the right to receive consideration in accordance with Section 1.7(c)). The Per Share Price paid in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I. Without limiting the foregoing, no dividends or distributions with respect to the capital stock of the Company with a record date on or after the Effective Time shall be paid to the holders of any outstanding Certificates or Uncertificated Shares.

1.10 Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 1.7; provided, however, that Parent may, in its sole discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Parent and Merger Sub shall cause their respective directors and officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”), or (ii) except with respect to any representation or warranty in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.12(b), 2.23, 2.27, 2.28 or 2.29, as disclosed in any Company SEC Reports (including through incorporation by reference therein) filed by the Company with the SEC, and publicly available, prior to the date hereof (to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Reports would qualify the representations and warranties contained herein, and excluding any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization; Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the Certificate of Incorporation and bylaws of the Company, each as amended to date. As of the date hereof, the Company is not in material violation of the Certificate of Incorporation or its bylaws.

2.2 Corporate Power; Enforceability.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and thereunder or, subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3 Company Board Approval.  The Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (subject to the abstention of the Company’s Chief Executive Officer) (a) approved and declared advisable this Agreement and the Voting Agreement and the consummation of the Merger upon the terms and subject to the conditions set forth herein, (b) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions set forth herein, and (c) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

2.4 Requisite Stockholder Approval.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the ‘‘Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Law, the Certificate of Incorporation and the Company’s bylaws to adopt this Agreement and consummate the Merger.

2.5 Non-Contravention.  The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and thereunder and (subject to obtaining the Requisite Stockholder Approval) the consummation of the Merger, do not and will not (a) violate or conflict with any provision of the Certificate of Incorporation or bylaws of the Company, or the comparable governing documents of any of the Company’s Subsidiaries, except, in the case of those Subsidiaries that are not Significant Subsidiaries, as would not have, individually or in the aggregate, a Company Material Adverse Effect, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract, (c) assuming compliance with the matters referred to in Section 2.6, violate or conflict with any Law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.6 Requisite Governmental Approvals.  No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation of the Merger, except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (d) such additional Consents the failure of which to make or obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.7 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 (fifty million) shares of Company Common Stock, and (ii) 5,000,000 (five million) shares of Company Preferred Stock. As of the close of business on October 6, 2010 (the “Capitalization Date”): (A) 16,052,774 shares of Company Common Stock were issued and outstanding, (B) 3,210,897 shares of Company Common Stock were held by the Company as treasury shares, and (C) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options granted under a Company Stock Plan and pursuant to Company RSU Awards, in each case, in accordance with the terms thereof as in effect on the date hereof.

(b) The Company has authorized 1,146,055 shares of Company Common Stock for issuance under the Company Stock Plans, of which 1,023,401 shares of Company Common Stock have been reserved for issuance pursuant to outstanding grants under Company Stock Plans. As of the close of business on the Capitalization Date, there were outstanding Company RSU Awards related to 381,046 shares of Company Common Stock and outstanding Company Options to purchase 642,355 shares of Company Common Stock, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company RSU Awards or Company Options. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(c) Except as set forth in this Section 2.7, and subject to Article XI (Citizenship of Stockholders, Officers and Directors) of the Certificate of Incorporation, as of the date hereof there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights or arrangements to acquire from the Company, or that obligate or commit the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”), (vi) no voting trusts, proxies or other similar agreements or understandings to which Company is a party or by which the Company is bound with respect to the voting of any Company Securities, (vii) no obligations or commitments of any character restricting the transfer of any Company Securities to which the Company is bound, and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than the Company’s right to withhold shares of Company Common Stock in connection with the vesting or exercise of Company RSU Awards and Company Options. There are no accrued and unpaid dividends with respect to any outstanding Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract currently in force relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights, co-sale rights, or rights of first refusal or other similar rights with respect to any securities of the Company.

2.8 Subsidiaries.

(a) Section 2.8(a) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and capitalization of each Subsidiary of the Company as of the date hereof. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Subsidiaries of the Company. None of the Subsidiaries of the Company is in material violation of its certificate of incorporation, bylaws or other constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized and validly issued and is fully paid and nonassessable and (ii) is wholly owned, directly or indirectly, by the Company, beneficially and of record, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent any Subsidiary of the Company from conducting its business as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof.

(c) Except for the capital stock and other equity or voting interests set forth in Section 2.8(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person. Except as set forth on Section 2.8(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has entered into any commitment, arrangement or other Contract, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make any investment in any Person.

2.9 Company SEC Reports.  Since January 1, 2009, the Company has filed or furnished on a timely basis all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Law (all such forms, reports and documents, together with all exhibits and schedules thereto, filed or furnished since such time, including after the date hereof, the “Company SEC Reports”). Each Company SEC Report complied as of its filing or furnishing date, or as of its last date of amendment, in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Company SEC Report was filed or furnished. True and correct copies of all Company SEC Reports filed or furnished prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary to be stated in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

Except as set forth on Section 2.9 of the Company Disclosure Schedule, since January 1, 2009 the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of Nasdaq.

2.10 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Reports (including the related notes and schedules) (i) complied, as of their respective filing dates with the SEC, in all material respects as to form with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal and recurring year-end adjustments). There are no unconsolidated Subsidiaries of the Company.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s SEC Reports and other public disclosure documents. The Company has established and maintains, adheres to and enforces a system of internal accounting controls that is designed in all material respects to provide reasonable assurance regarding the reliability of financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and the preparation of financial statements in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of, in respect of any fiscal year beginning on or after January 1, 2009, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (ii) fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2009, neither the Company nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or its Subsidiaries has engaged in questionable accounting or auditing practices.

2.11 No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (a) liabilities reflected or otherwise reserved against in the consolidated balance sheet (and the related notes thereto) of the Company, as of June 30, 2010, included in the Company SEC Reports, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2010, and (d) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.12 Absence of Certain Changes.  Since December 31, 2009 through the date of this Agreement, (a) except for actions expressly contemplated by this Agreement or disclosed in the Company SEC Reports filed since December 31, 2009 (other than any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, (b) there has not been or occurred any Company Material Adverse Effect and (c) since June 30, 2010, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of Sections 4.2(a), 4.2(b), 4.2(d), 4.2(e), 4.2(f), 4.2(j), 4.2(k), 4.2(l), 4.2(n) or (with respect to the foregoing) 4.2(o).

2.13 Material Contracts.

(a) Except for those agreements and other documents (i) filed or incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, (ii) set forth in Section 2.13 of the Company Disclosure Schedule, and (iii) the July 26, 2010 engagement letter signed by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (B) that restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or its or their ability to compete in any line of business, industry or geographical area or granting material exclusive rights to the counterparty thereto; (C) the loss of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (D) that has aggregate future sums due from the Company or any of its Subsidiaries, taken as a whole, during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement in excess of $2,500,000 (two million five hundred thousand dollars); (E) having the effect of providing that the consummation of the Merger or the execution, delivery, performance or effectiveness of this Agreement, or the consummation of the Merger, will give rise under such Contract to any increased or accelerated material rights of an employee of the Company or any of its Subsidiaries; (F) involving any joint venture, legal partnership or similar arrangement; (G) relating to Indebtedness in excess of one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate; (H) that is a Lease involving individual annual payments in excess of two hundred fifty thousand dollars ($250,000) or obligations continuing for more than three (3) years from the date of this Agreement; (I) that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries; (J) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price in excess of five hundred thousand dollars ($500,000); (K) with any Affiliate or that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act; (L) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company and its Subsidiaries, taken as a whole, and (y) entered into in the ordinary course of business consistent with past practice; (M) containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business consistent with past practice; (N) (i) entered into after January 1, 2010 (or pursuant to which the Company or any of its Subsidiaries has a continuing “earn out” or other contingent payment obligation), or not yet consummated, for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests or (other than in the ordinary course of business) assets of any Person for aggregate consideration under such Contract in excess of five hundred thousand dollars ($500,000) individually, or two million five hundred thousand dollars ($2,500,000) in the aggregate or (ii) for any disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests or (other than in the ordinary course of business) assets of any Person, pursuant to which the Company or any of its Subsidiaries has continuing contingent payment or indemnification obligations; (O) with any customer of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries would reasonably expect to receive aggregate payments in excess of five million dollars ($5,000,000) in any calendar year; (P) with any supplier of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries reasonably expect to make aggregate payments in excess of five million dollars ($5,000,000) in any calendar year; (Q) that is a material intellectual property license agreement; (R) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than Permitted Liens) on any material property or asset of the Company or any Subsidiary thereof; (S) that is a Collective Bargaining Agreement, or (T) with any director, officer or employee of the Company or any of its Subsidiaries which provides total annual compensation of one hundred fifty thousand dollars ($150,000) or greater to such director, officer or employee or that cannot be terminated without the Company and its Subsidiaries, in the aggregate, incurring a liability of fifty thousand dollars ($50,000) or greater. Each Contract described in this Section 2.13(a) (without giving effect to the exceptions in clauses (i)-(iii) of this Section 2.13(a)) is a “Material Contract” for all purposes of and under this Agreement.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would reasonably be expected to (i) constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract; in each case except as would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, each Material Contract is enforceable against the Company (or its Subsidiaries, as applicable) in accordance with its terms and, to the Knowledge of the Company, against each other party thereto, except (A) where the failure to be so enforceable would not have, individually or in the aggregate, a Company Material Adverse Effect and (B) that such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (y) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Complete and correct copies of each Material Contract have been made available to Parent prior to the date hereof.

2.14 Personal Property and Assets.  The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the tangible property and assets owned, leased or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that the representations and warranties contained in this Section 2.14 do not apply to Vessels, with respect to which the sole and exclusive representations and warranties are set forth in Section 2.30.

2.15 Real Property.

(a) Section 2.15(a) of the Company Disclosure Schedule sets forth the address of each Owned Real Property. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, with respect to each Owned Real Property: (i) except as set forth in Section 2.15(a)(i) of the Company Disclosure Schedule, the Company or one of its Subsidiaries (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Liens, except for Permitted Liens; (ii) except as set forth in Section 2.15(a)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof; and (iii) other than the right of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 2.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing material leases, subleases or other agreements (i) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property or (ii) that grant riparian rights or access to riparian uses or improvements (collectively, the “Leases”). For the purposes of this Agreement, “Leased Real Property” means (i) any real property that is in excess of 25,000 (twenty-five thousand) square feet and (ii) any real property that is currently used in the operation of the Company’s business. The Company and/or its Subsidiaries have valid leasehold title to the Leased Real Property and enjoy peaceful and undisturbed possession under all such leases (except to the extent any leased premises are sub-leased to a third party and such subleases are disclosed to Parent prior to the date of this Agreement) and there are no existing defaults by the Company beyond any applicable grace period under such leases. The Leased Real Property and the Owned Real Property comprise all of the material real property used in the Company’s business. Each of the Company and its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, would have a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub a true and complete copy of each Lease document.

2.16 Intellectual Property.

(a) The Company and its Subsidiaries own, free and clear of any Liens (other than Permitted Liens), or otherwise possess the right to use, all Intellectual Property that is necessary for and material to the conduct of the Company’s business as of the date hereof (such Intellectual Property, the ‘‘Company Intellectual Property”). Section 2.16(a) of the Company Disclosure Schedule sets forth a list of all of the Company’s and its Subsidiaries’ (i) Trademark registrations and applications for registration and Internet domain names, (ii) Patents issued or pending and (iii) Copyright registrations and applications for registration, in each instance included in the Company Intellectual Property.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) no claim by any third party contesting the validity, enforceability, or ownership of the Company Intellectual Property has been made and is currently outstanding against the Company, nor, to the Knowledge of the Company, is any threatened; (ii) neither the Company nor its Subsidiaries have given notice to any third party alleging infringement, misappropriation or other violation by such third party of any of the Company Intellectual Property or offering to grant a license to such third party to such Company Intellectual Property (that was the subject of such allegation); (iii) neither the Company nor its Subsidiaries have received notice from any third party alleging that the Company or its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property rights of such third party or offering to grant a license to such third party Intellectual Property rights (that was the subject of such allegation); and (iv) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries, including their transportation, manufacturing and design activities, and the Company’s and its Subsidiaries’ use of the Company Intellectual Property, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party.

2.17 Tax Matters.  Except as set forth in Section 2.17 of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries have filed all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (including amendments thereto) relating to Taxes (“Tax Returns”) that are material and required to be filed by any of them, and such Tax Returns are accurate and complete in all material respects. The Company and each of its Subsidiaries have paid all material Taxes due and payable and have adequately reserved on the books and records of the Company (in accordance with GAAP) for the payment of all other material Taxes not yet due and payable. No deficiencies for any material Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, by any Taxing authority against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has executed a waiver of any statute of limitations on or extended the period for the assessment or collection of any material Tax. The Company and its Subsidiaries have depreciated the Vessels in accordance with all applicable provisions of the Code.

(b) No audit, investigation or other examination of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(c) Neither the Company nor any of its Subsidiaries is, nor has been at any time during the period described in Section 897(c)(1)(A)(ii)(II) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b).

(f) Neither the Company nor any of its Subsidiaries is party to any Tax allocation or sharing agreement or any material Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes).

(g) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract, by Law or otherwise.

(h) Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as a result of (A) a change in method of accounting occurring prior to the Closing Date or agreement with any Taxing authority, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date, (D) deferred gains arising prior to the Closing Date, (E) any Section 467 rental agreement or (F) intercompany transaction or excess loss account described in Section 1502 of the Code or any corresponding provision of state, local or foreign Law.

(i) No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Employee Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(j) Since June 30, 2010, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or inconsistent with past practice.

(k) To the Knowledge of the Company and without giving effect to the transactions contemplated by this Agreement, the Company has not had an ownership change, within the meaning of Code Section 382, in the taxable year beginning on January 1, 2010.

2.18 Employee Plans.

(a) Section 2.18(a)(i) and Section 2.18(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, equity-like, pension, retiree medical, life and disability insurance, supplemental retirement, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other material benefit or compensation plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained, sponsored or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the three most recent annual reports on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions and a summary of material modifications, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any material correspondence to or from the IRS or any office or representative of the DOL or the Pension Benefit Guaranty Corporation; (F) with respect to each material Employee Plan, to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment; and (G) the most recently prepared actuarial report and financial statements in connection with each Employee Plan.

(b) Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, no Employee Plan is, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under or with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) any plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Each Employee Plan has been maintained, operated, funded and administered in all material respects in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(d) All Employee Plans subject to Section 409A of the Code are in compliance the Section 409A and the regulations issued pursuant thereto.

(e) Except as set forth in Section 2.18(e) of the Company Disclosure Schedule, (i) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits and (ii) no Effect exists or has occurred that could reasonably be expected to give rise to any such Legal Proceeding.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) Except as set forth in Section 2.18(g) of the Company Disclosure Schedule, (i) no Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as required by COBRA or any similar law and (ii) the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee or other Person would be provided with retiree health, disability, or life insurance benefits, except to the extent required by statute.

(h) Except as set forth in Section 2.18(h) of the Company Disclosure Schedule:

(i) each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists that would reasonably be expected to adversely affect the qualified status of such Employee Plan;

(ii) all contributions, premiums and other payments with respect to any Employee Plan for any time period ending on or before the Effective Time have been timely made, accrued or reserved for; and

(iii) except as required by applicable Law or this Agreement, no condition or term under any relevant Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating, amending or otherwise discontinuing any Employee Plan without material liability to Parent or the Surviving Corporation or any of its Subsidiaries.

(i) Except as set forth in Section 2.18(i) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement by the Company nor the consummation of the Merger will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or any of its Subsidiaries; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor; or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(j) The Company has not incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business consistent with past practice), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any multi-employer or multiple employer plan, and no fact or Effect exists or has occurred which could give rise to any such liability. No reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such Employee Plan.

(k) Since January 1, 2006, the Company has not terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA.

2.19 Labor Matters.

(a) The Company has provided Parent with copies of each collective bargaining agreement, labor union contract and trade union agreement (each a ‘‘Collective Bargaining Agreement”) with any union or labor organization to which the Company or any of its Subsidiaries is a party or by which it is bound. To the Knowledge of the Company, in the past three (3) years, no union or labor organization or group of employees of the Company or any of its Subsidiaries has sought to organize any employees of the Company or any of its Subsidiaries for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with the Company or any of its Subsidiaries, or filed a petition for recognition with the National Labor Relations Board (except with respect to any Collective Bargaining Agreement previously provided to Parent). As of the date of this Agreement, no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice and there is no unfair labor practice complaint pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of Company. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, nor has there been since January 1, 2008, except as disclosed in the Company Reports, any material labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, during the 12 months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has implemented any plant closing or mass layoff of employees that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, including the rules and regulations promulgated thereunder.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Law and orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, unemployment insurance, workers’ compensation, harassment, disability rights and benefits, affirmative action, plant closing and mass layoff issues), except for such noncompliance as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and each of its Subsidiaries have withheld all material amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

2.20 Permits.  The Company and its Subsidiaries have obtained and are in compliance with the terms of all Permits from Governmental Authorities required to own or lease their respective properties and assets and conduct their respective businesses as currently conducted, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.21 Compliance with Laws.  The Company and each of its Subsidiaries is, and during the past three (3) years has been, in compliance with all Laws and Orders that are applicable to the Company and its Subsidiaries or to their respective properties and assets, the conduct of the business or operations of the Company and/or its Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.22 Legal Proceedings; Orders.

(a) Except as set forth in Section 2.22 of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is subject to any Order, except for such Orders as would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.23 Qualification as U.S. Citizen.  Each of the Company and its Subsidiaries (including any Subsidiary in the chain of ownership of such Subsidiaries) that own and/or operate any vessels in the U.S. Coastwise Trade is, and has been during any period that it has owned and/or operated any vessel in the U.S. Coastwise Trade, a U.S. Citizen.

2.24 Environmental Laws.  Except as set forth in Section 2.24 of the Company Disclosure Schedule or such matters that would not have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries are in compliance with, and, for the last 5 years have been in compliance with, all Environmental Laws; (b) the Company and its Subsidiaries possess all Permits, licenses, registrations, consents, approvals and authorizations required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted; (c) neither the Company nor any of its Subsidiaries has received any written claim, notice or citation concerning any violation of or liability under, or alleged violation of or liability under, any applicable Environmental Law during the five (5) years preceding the date of this Agreement; (d) there are no writs, injunctions, decrees, Orders or judgments outstanding, or any actions, claims, citations, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning the Company’s or any of its Subsidiaries’ compliance with or liability under any Environmental Law; (e) there has been no Release of Hazardous Materials at, on, under or from any of the Owned Real Property, Leased Real Property or Vessels which requires Remediation under Environmental Laws or would reasonably be expected to give rise to liabilities under Environmental Law; (f) none of the Owed Real Property or Leased Real Property is listed on, and the Company has not arranged, by contract, agreement, or otherwise for the disposal or treatment of Hazardous Materials at, any property listed on, the National Priorities List, the Comprehensive Environmental Response, Compensation or Liability Information System or any similar governmental list of properties that require Remediation under Environmental Law; (g) no third-party claims for indemnification regarding liabilities arising under Environmental Laws are pending against the Company or any of its Subsidiaries; and (h) there have been no Marine Environmental Incidents. The Company and its Subsidiaries have made available to Parent (or made available to its Representatives for review) copies of all material environmental assessments, reports, and audits in its possession or under its control (including all Phase 1 and Phase 2 reports, without qualification for materiality) concerning the Company’s or any of its Subsidiaries’ compliance with Environmental laws or the environmental condition of any other real property, asset or Vessel that Company or the Subsidiaries own, operate or lease. Notwithstanding any other provision of this Agreement, this Section 2.24 sets forth the sole and exclusive representations and warranties (except as set forth in Section 2.30(e)) of the Company with respect to compliance with Environmental Laws.

2.25 Insurance.  The Company has in full force and effect the insurance coverage with respect to its business and the businesses of its Subsidiaries as set forth in Section 2.25 of the Company Disclosure Schedule. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and each of its Subsidiaries. The Company and its Subsidiaries have paid all premiums that are due as of the date of this Agreement for the current policy periods of such insurance policies. From December 31, 2009 through the date of this Agreement, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no material claim pending under any of such policies as to which coverage is being questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies. The Company and each of its Subsidiaries is in material compliance with all material insurance coverage requirements with respect to the operation of the Vessels.

2.26 Related Party Transactions.  Except as set forth in the Company SEC Reports and for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

2.27 Brokers; Fairness Opinion.  Except as set forth in Section 2.27 of the Company Disclosure Schedule, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Special Committee has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Per Share Price to be received by Company Stockholders in the Merger is fair, from a financial point of view, to such holders (other than Parent and its Affiliates, the parties to the Voting Agreement and the holders of Assumed Awards).

2.28 Anti-Takeover Statutes Not Applicable.  Assuming that the representations of Parent and Merger Sub set forth in Section 3.8 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger. The Company does not have in effect any stockholder rights plan, “poison pill” or similar arrangement.

2.29 Proxy Statement and Other Required Company Filings.  The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the ‘‘Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, an ‘‘Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in any of the Other Required Company Filings.

2.30 Vessels.

(a) Section 2.30(a) of the Company Disclosure Schedule sets forth (except as may be noted on such section of the Company Disclosure Schedule) a true, correct and complete list of all of the Vessels as of October 13, 2010 (the “Report Date”), and since the Report Date (except as may be noted on Section 2.30(a)(i) of the Company Disclosure Schedule) the Company has not “scrapped” or sold, or agreed to “scrap” or sell, any Vessels set forth on such schedule (which schedule, for the avoidance of doubt, does not include Vessels manufactured by Jeffboat (other than any such Vessels which have been acquired by the Company or its Subsidiaries prior to the Report Date)). With respect to each Vessel that Section 2.30(a)(i) of the Company Disclosure Schedule indicates is owned by the Company or one of its Subsidiaries, the Company or one of its Subsidiaries, as applicable, has valid and marketable title to such Vessel, free and clear of all Liens, except Permitted Liens. Section 2.30(a)(ii) of the Company Disclosure Schedule lists (except as may be noted on such section of the Company Disclosure Schedule) all of the Vessels that, as of the Report Date, the Company and its Subsidiaries lease on a bareboat or demise basis from third parties, which leases are valid and subsisting in all material respects, and such leasehold interests are free and clear of Liens (other than Permitted Liens). Section 2.30(a)(iii) of the Company Disclosure Schedule lists (except as may be noted on such section of the Company Disclosure Schedule) all of the Vessels that, as of the Report Date, the Company and its Subsidiaries lease on a bareboat or demise basis to third parties, which leases are valid and subsisting in all material respects.

(b) As of the Report Date, neither the Company nor any of its Subsidiaries owns, operates, leases or charters any vessels other than the Vessels set forth in Sections 2.30(a)(i), 2.30(a)(ii) and 2.30(a)(iii) of the Company Disclosure Schedule.

(c) Except as set forth in Section 2.30(c) of the Company Disclosure Schedule and other than such noncompliance that is not material with respect to the Vessels taken as a whole, the Vessels owned by the Company and its Subsidiaries (i) were built in the United States, (ii) are eligible for use in the U.S. Coastwise Trade, (iii) if documented, are documented as U.S.-flag vessels and their Certificates of Documentation have coastwise endorsements and are valid, and (iv) have never (x) been owned by or sold to any Person, or demise or sub-demise chartered or leased to any Person, that did not qualify as a U.S. Citizen, (y) been registered under the laws of a foreign country, or (z) been rebuilt foreign, as defined in 46 C.F.R. § 67.177.

(d) None of the Vessels is (i) subject to any transfer or trading restrictions that arise under the Construction-Differential Subsidy program pursuant to Title V of the Merchant Marine Act, 1936, as amended, or (ii) financed by U.S. Government financing guaranties issued pursuant to Chapter 537 of Title 46 of the United States Code (or its predecessor). Neither the Company nor any of its Subsidiaries maintains, has maintained or has applied for a Capital Reserve Fund or a Capital Construction Fund pursuant to Chapter 533 or Chapter 535 of Title 46 of the United States Code, respectively.

(e) Other than such noncompliance that is not material with respect to the Vessels taken as a whole, the Company and/or its Subsidiaries maintain valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for their Vessels to the extent that such certificate may be required by applicable Law and such other similar certificates as may be required in the course of the operation of any of the Vessels pursuant to applicable Law.

(f) The Vessels that are currently operated by the Company and its Subsidiaries, taken as a whole, have no defects, are in all respects in good operating condition and repair, have in all respects been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses in all respects, in each case except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.31 Capital Expenditures.  Section 2.31 of the Company Disclosure Schedule sets forth (i) the consolidated capital budget of the Company and its Subsidiaries for the year ending December 31, 2010 (the ‘‘Budget”), and (ii) an accurate and complete statement of the capital expenditures actually paid in cash and committed to by the Company and its Subsidiaries during the first nine (9) months of the year ending December 31, 2010, including a reasonable summary of such expenditures, broken down into reasonable categories, and (iii) an accurate and complete statement of all capital expenditures which the Company or any Subsidiary of the Company was and is committed to make from and after October 1, 2010 that are not contemplated by the Budget. The consolidated capital budget for the year ending December 31, 2010 has been prepared in good faith based on reasonable assumptions and the best available information to the Company and its Subsidiaries.

2.32 Accounts Receivable.  Since December 31, 2009, neither the Company nor any Subsidiary of the Company has changed its business practices in such a manner as would reasonably be expected to result in an accounts receivable portfolio that, in amount or character, is materially different than that maintained by the Company and its Subsidiaries in the ordinary course of business, consistent with past practice, prior to such date. All accounts receivable, notes and other receivables, taken as a whole, reflected in the consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Reports have in all material respects arisen in the ordinary course of business, consistent with past practice, and represent bona fide sales and valid obligations of the counterparties thereto and, subject to the allowance for doubtful accounts, are not subject to any valid defense, offset or credit.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1 Organization; Good Standing.  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent to fully perform its covenants and obligations under this Agreement. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Merger Sub to fully perform its covenants and obligations under this Agreement. Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub. As of the date hereof, neither Parent nor Merger Sub is in material violation of its certificate of incorporation or its bylaws.

3.2 Power; Enforceability.  Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Parent, Finn Intermediate Holding Corporation, a Delaware corporation and an indirect wholly owned Subsidiary of Parent and the sole stockholder of Merger Sub (the “Intermediate Holdco”), and Merger Sub and no additional proceedings on the part of Parent, Intermediate Holdco or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder or, subject to the adoption of this Agreement

(immediately following its execution) by Intermediate Holdco in its capacity as the sole stockholder of Merger Sub, the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Non-Contravention.  The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this hereunder and, subject to the adoption of this Agreement by Intermediate Holdco in its capacity as the sole stockholder of Merger Sub, the consummation of the Merger do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of Parent, Intermediate Holdco or Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Intermediate Holdco, Merger Sub or any of their respective properties or assets may be bound, (c) assuming compliance with the matters referred to in Section 3.4, violate or conflict with any law or order applicable to Parent, Intermediate Holdco or Merger Sub or by which any of their respective properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent, Intermediate Holdco or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

3.4 Requisite Governmental Approvals.  No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (a) such filings with Governmental Authorities to satisfy the applicable Law of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws and (d) such additional Consents the failure of which to make or obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

3.5 Legal Proceedings; Orders.

(a) There are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub or any of their Affiliates that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Neither Parent nor Merger Sub nor any of their Affiliates is subject to any legal order that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

3.6 Qualification as a U.S. Citizen.  Each of Parent, Intermediate Holdco and Merger Sub is a U.S. Citizen.

3.7 Proxy Statement; Other Required Company Filings.  The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives to the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or any of the Other Required Company Filings.

3.8 Section 203.  At no time during the three (3) years ended on the date immediately preceding the date hereof was Parent, Merger Sub or any of their “Affiliates” or “Associates” an “Interested Stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

3.9 Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.10 Operations.  Except as would not, individually or in the aggregate, prevent or delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement, each of Parent, Intermediate Holdco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Parent, Intermediate Holdco nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

3.11 Financing.

(a) Assuming the accuracy of the representations and warranties set forth in Article II (without giving effect to any materiality, Company Material Adverse Effect or knowledge qualifiers) to the extent that the accuracy of such representations and warranties (as so unqualified) is necessary for the representations and warranties in this Section 3.11(a) to be true and correct, the amount of funds contemplated to be provided pursuant to the Financing Letters (as defined below), together with Company cash and cash equivalents, are sufficient, if funded, to (i) pay the aggregate Per Share Price and any other repayment or refinancing of Indebtedness contemplated by this Agreement, the Financing Letters or any Company Indebtedness; (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing; and (iii) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(b) Parent and Merger Sub have delivered to the Company a true, complete and accurate copy of (i) the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub and the Guarantor (the “Equity Financing Letter”), pursuant to which the Guarantor has committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing”) and (ii) the executed commitment letter, dated as of the date hereof, between Intermediate Holdco and Wells Fargo Capital Finance, LLC (the ‘‘Debt Commitment Letter” and, together with the Equity Financing Letter, the “Financing Letters”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”).

(c) The Financing Letters have not been amended or modified prior to the date hereof and, as of the date hereof, none of the respective obligations and commitments contained in the Financing Letters have been withdrawn or rescinded in any respect. As of the date hereof, the Financing Letters, in the form so delivered to the Company on the date hereof, are in full force and effect. As of the date hereof, the Financing Letters are (i) legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto, in each case except that such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (y) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Letters. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article II, (I) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, as applicable, or to the knowledge of Parent, any other parties thereto, under the Financing Letters and (II) neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing contemplated in the Financing Letters will not be satisfied or that the Financing will not be made available to Parent and Merger Sub at or prior to the Effective Time. Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters.

3.12 Guarantee.  Concurrently with the execution and delivery of this Agreement the Guarantor has delivered to the Company the Guarantee, duly executed by the Guarantor, in favor of the Company with respect to the performance by Parent and Merger Sub, respectively, of certain of their respective obligations under this Agreement. The Guarantee is in full force and effect and is a valid, binding and enforceable obligation of Guarantor, except that such enforceability is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

3.13 Management Arrangements.  As of the date hereof, except for the Voting Agreement and as otherwise previously disclosed to the Company Board, there are no Contracts or any formal or informal arrangements or other understandings (whether or not binding) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any Company Stockholder or director, officer or employee of the Company or its Subsidiaries, on the other hand, relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including as to any investments to be made in, or contributions to be made to, Parent, Intermediate Holdco or Merger Sub), or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

3.14 Solvency.  Assuming (i) the accuracy of the representations and warranties set forth in Article II (without giving effect to any materiality, Company Material Adverse Effect or knowledge qualifiers) to the extent that the accuracy of such representations and warranties (as so unqualified) is necessary for the representations and warranties in this Section 3.14 to be true and correct, (ii) the satisfaction of all of the conditions to Parent’s obligation to consummate the Merger and (iii) that any estimates, projections or forecasts of the Company and its Subsidiaries that have been provided to the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate Per Share Price, any repayment or refinancing of Indebtedness contemplated by this Agreement, the Financing Letters or any Company Indebtedness, the payment of all fees and expenses required to be paid by Parent, Merger Sub, the Company and their respective Subsidiaries in connection with the Merger and the Financing, and the payment of all other obligations of Parent, Merger Sub, the Company and their respective Subsidiaries contemplated hereunder, (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed the value of all liabilities of the Surviving Corporation and such Subsidiaries, including a reasonable estimate of contingent and other liabilities; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including a reasonable estimate of contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including a reasonable estimate of contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

3.15 No Other Company Representations or Warranties.  Except for the representations and warranties set forth in Article II, Parent and Merger Sub hereby acknowledge and agree that (a) neither the Company, nor any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company or any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

3.16 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including pursuant to Section 5.8 of this Agreement) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE IV

INTERIM OPERATIONS OF THE COMPANY

4.1 Affirmative Obligations.  Except (w) as expressly contemplated or required by this Agreement, (x) as set forth in Section 4.1 of the Company Disclosure Schedule, (y) as approved by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned) or (z) as required by law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and the Company shall cause each of its Subsidiaries to, (i) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with past practice and (ii) use commercially reasonable efforts to preserve substantially intact its business organization and its current relationships with significant customers, suppliers and employees and executive officers.

4.2 Forbearance Covenants.  Except (w) as expressly contemplated or required by this Agreement, (x) as set forth in Section 4.2 of the Company Disclosure Schedule, (y) as approved by Parent (which approval will not be unreasonably withheld, delayed or conditioned), or (z) as required by law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its operating Subsidiaries;

(c) issue, grant, sell, deliver or agree or authorize, propose or commit to issue, grant, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any shares of capital stock or other securities in any Subsidiary of the Company, except for the issuance of shares of Company Common Stock pursuant to the vesting and terms of Company RSU Awards outstanding prior to the date hereof and the issuance and sale of shares of Company Common Stock pursuant to the exercise (in accordance with their terms) of Company Options outstanding prior to the date hereof;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities or any shares of capital stock or other securities of any Subsidiary of the Company (other than the withholding of shares of Company Common Stock in connection with the vesting in accordance with their terms of Company RSU Awards or Company Options outstanding as of the date of this Agreement), except that the Company may redeem shares of Company Common Stock as permitted by Section 11.3 (Redemption of Excess Stock) of the Certificate of Incorporation only at a Redemption Price (as defined in the Certificate of Incorporation) that is less than or equal to the Per Share Price; provided that, with respect to any such redemption, all applicable withholding Tax laws are complied with;

(e) (i) adjust, split, combine, subdivide or reclassify any shares of capital stock or other securities, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other securities; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other securities, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other securities, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries; (iii) pledge or encumber any shares of its capital stock or any of its other securities; or (iv) modify the terms of any shares of its capital stock or any of its other securities;

(f) (i) incur, create, assume or otherwise become liable for Indebtedness, other than in the ordinary course of business consistent with past practice (A) under the Company’s existing credit facility or (B) with respect to letters of credit or capital leases that do not exceed one million dollars ($1,000,000), individually, or two million five hundred thousand dollars ($2,500,000), in the aggregate; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to or investments in any other Person, except for expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries; or (iv) sell, license, mortgage, lease, transfer, encumber or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens), except (solely in the case of this clause (iv)) (x) as set forth on Section 4.2(f) of the Company Disclosure Schedule, (y) sales and leases by Jeffboat of barges and other equipment manufactured by Jeffboat to third parties or to the Company and its Subsidiaries, in each case, in the ordinary course of business consistent with past practice and (z) with respect to assets other than Vessels (which are addressed in clauses (x) and (y) above and not subject to this clause (z)), sales of inventory and obsolete assets in the ordinary course of business consistent with past practice;

(g) (i) enter into, adopt, create, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (A) as may be required by applicable Law or (B) to any non-officer employee in the ordinary course of business consistent with past practice; or (ii) increase the compensation of any director, officer or employee, grant, provide, or pay any special bonus or special remuneration to any director, officer or employee, or grant, provide or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case (A) as may be required by applicable Law or (B) to any new non-officer employee hires in the ordinary course of business consistent with past practice;

(h) (i) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of five hundred thousand dollars ($500,000), except (A) as otherwise included in the Company’s capital expenditure budget set forth in Section 2.31 of the Company Disclosure Schedule or (B) in respect of the ordinary course maintenance, repair or reasonably necessary replacement (other than replacement of Vessels) of assets or properties of the Company or any of its Subsidiaries (consistent with past practices of the Company and its Subsidiaries); (ii) except as set forth in Section 4.2(i) below, pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practice, as required by any applicable Law, as accrued for in the Audited Company Balance Sheet or as required by the terms of any Contract of the Company or its Subsidiaries, as in effect on the date of this Agreement or entered into in compliance with the terms of this Agreement; (iii) enter into, modify, amend or terminate (x) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or (y) any Material Contract (or any Contract that, if in existence on the date of this Agreement, would be a Material Contract); provided that, solely in the ordinary course of business consistent with past practice, the Company and its Subsidiaries may enter into and make amendments to any Contract that is, or, if in existence on the date of this Agreement, would be, a Material Contract solely as a result of clauses (D), (O), (P) or (Q) of Section 2.13(a); or (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404 other than those in existence on the date of this Agreement;

(i) settle or compromise (i) any pending or threatened material Legal Proceeding by securities holders against the Company, any of its Subsidiaries or any of their respective directors or officers that relates to the Merger or other transactions contemplated hereby or (ii) any other Legal Proceeding, in each case, having a value or in an amount not covered by insurance in excess of two hundred fifty thousand dollars ($250,000);

(j) except as may be required by GAAP (including as a result of any change in GAAP), make any change in any of the accounting methods, principles or practices used by it;

(k) (i) adopt or change a material Tax accounting method, principle or practice; (ii) make or change any material Tax election; (iii) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability or claim for Tax refund; (iv) fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; (v) file any material amended Tax Return; (vi) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes; (vii) enter into a material private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other taxing authority; or (viii) intentionally fail to file a claim for a material Tax refund within the applicable statute of limitations for filing such claim.

(l) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Person or business or (outside the ordinary course of business consistent with past practice) assets or any material equity interest therein, in each case in excess of $2,500,000 (two million five hundred thousand dollars);

(m) fail to use commercially reasonable efforts to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(n) (i) implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of a material number of employees of the Company other than routine employee terminations or (ii) announce any of the foregoing actions by the Company or its Subsidiaries; or

(o) authorize, or agree or commit to take, any of the actions described in this Section 4.2.

The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 4.2 are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time, and notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law. Prior to the Effective Time, the Company and its Subsidiaries shall exercise (consistent with and subject to the terms, conditions and restrictions of this Agreement) control and supervision over their own business and operations.

4.3 Solicitation.

(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period commencing with the execution, delivery and effectiveness of this Agreement and continuing until 11:59 p.m. (Eastern time) on November 27, 2010 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) shall have the right (acting under the direction of the Company Board or any authorized committee thereof), to (i) initiate, solicit and/or encourage the submission of one or more Acquisition Proposals from one or more Persons (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors), including by furnishing to any Person (and/or such Person’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) any non-public information relating to the Company or any of its Subsidiaries or by affording to any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; (ii) continue, enter into, participate in and/or engage in any discussions or negotiations with one or more Persons (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) with respect to one or more Acquisition Proposals or any other proposals that could reasonably be expected to lead to an Acquisition Proposal; and (iii) otherwise cooperate with, assist or take any action to facilitate any Acquisition Proposals or any other proposals that could reasonably be expected to lead to any Acquisition

Proposals. No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the number of Excluded Parties then identified and, with respect to each Excluded Party, shall provide to Parent a copy of the Acquisition Proposal from such Excluded Party.

(b) Subject to the terms of Section 4.3(c), on the No-Shop Period Start Date the Company shall cease and cause to be terminated any discussions or negotiations it is engaged in with any Person (other than any Excluded Party) that would otherwise be prohibited by this Section 4.3(b). Subject to the terms of Section 4.3(c) and Section 4.3(d), during the period commencing with the No-Shop Period Start Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, propose, induce or knowingly encourage the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, knowingly facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or which may reasonably be expected to lead to an Acquisition Proposal; or (iv) enter into any letter of intent, memorandum of understanding or other Contract with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

(c) Notwithstanding anything to contrary set forth in this Section 4.3 or elsewhere in this Agreement, but subject to compliance with Section 4.3(d) — 4.3(f), at any time prior to obtaining the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may, directly or indirectly through one or more Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries, in each case, pursuant to an Acceptable Confidentiality Agreement to:

(i) any Excluded Party (and/or such Excluded Party’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors); and/or

(ii) any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) that has made or delivered to the Company (or any of its Representatives in their capacity as such) a bona fide written Acquisition Proposal after the No-Shop Period Start Date that did not result from a breach of this Section 4.3, provided that solely in the case of this clause (ii), the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal constitutes a Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Section 4.3 or elsewhere in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, (i) the Company Board may (whether or not it has received a Superior Proposal), effect a Company Board Recommendation Change solely in accordance with Section 5.5(a), or (ii) after effecting a Company Board Recommendation change in accordance with Section 5.5(a), if the Company has received a bona fide written Acquisition Proposal from any Person that the Company Board concludes in good faith constitutes a Superior Proposal, the Company Board may authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if, in the case of this clause (ii), the Company shall prior thereto terminate this Agreement in accordance with Section 7.1(h), including making payment of the Company Termination Fee in accordance with Section 7.3(b)(iii).

(e) The Company will promptly (and, in any event, within forty-eight (48) hours) notify Parent after (i) receipt of an Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal, including, if applicable, by providing

Parent with copies of any such Acquisition Proposal and any proposed agreements with respect thereto); (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any third party that has made an Acquisition Proposal; or (iii) receipt of an amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment). The Company shall promptly inform Parent of any change in the price, structure or form of consideration or material terms and conditions of such Acquisition Proposal, and provide Parent with copies of any revisions to such Acquisition Proposal and any proposed agreements with respect thereto.

(f) Notwithstanding anything to the contrary in this Section 4.3, (i) the Company shall not make any material, non-public information available pursuant to this Section 4.3 other than pursuant to an Acceptable Confidentiality Agreement and (ii) the Company shall concurrently make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company makes available to any Person contemplated by this Section 4.3 which was not previously made available to Parent or Merger Sub.

(g) Notwithstanding anything to the contrary set forth in this Section 4.3 or elsewhere in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, if the Company receives a bona fide written Acquisition Proposal from any Person that did not result from a breach of this Section 4.3, the Company and/or its Representatives may contact such Person to clarify the terms thereof.

(h) The Company agrees that in the event any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 4.3, and the Company does not take reasonable action to seek to cure such breach within three (3) Business Days of the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 4.3.

4.4 Citizenship.

(a) During the period beginning on the date hereof and ending upon the Closing Date, the Company shall, and shall cause each of its Subsidiaries that owns and/or operates any vessels in the U.S. Coastwise Trade (including any Subsidiary in the chain of ownership of such Subsidiaries) to, remain a U.S. Citizen.

(b) During the period beginning on the date hereof and ending upon the Closing Date, other than such noncompliance that is not material with respect to the Vessels taken as a whole, (i) the Company shall, and shall cause its Subsidiaries to, maintain the eligibility of the Vessels owned by the Company or its Subsidiaries to operate in the U.S. Coastwise Trade, including maintaining valid Certificates of Documentation with coastwise endorsements for such Vessels that are currently documented under the U.S. flag, and (ii) the Company shall not, and shall cause its Subsidiaries not to, sell or demise or sub-demise charter or lease any such Vessel to any Person that does not qualify as a U.S. Citizen, in each case except where the failure to do so (x) would be permitted under applicable Law and (y) would not result in the permanent loss of the eligibility of any such Vessels to operate in the U.S. Coastwise Trade.

ARTICLE V

ADDITIONAL COVENANTS

5.1 Required Action and Forbearance.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and (subject to the Company’s rights under Section 5.3, Section 5.4 and Section 5.5) the Company, on the other hand, shall take (or cause to be taken) all actions reasonably necessary, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i) using reasonable best efforts to cause the conditions to the Merger set forth in Article VI to be satisfied;

(ii) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and making all registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger;

(iii) using reasonable best efforts to obtain all consents, waivers and approvals under any Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Contracts as of the consummation of the Merger; provided that the Company may not, without Parent’s prior written consent, make, or agree to make, any payments or material amendments, concessions or waivers in connection therewith; and

(iv) executing and delivering any Contracts and other instruments that are necessary to consummate the Merger.

(b) In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor (subject to the Company’s rights under Section 5.3, Section 5.4 and Section 5.5) the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company shall be responsible for using (and causing its Subsidiaries to use) commercially reasonable efforts to prepare and file the necessary notices, reports or other filings and to obtain the consents, approvals and authorizations identified or required to be identified in Section 2.5 or Section 2.6 or in the related section of the Company Disclosure Schedule (which, in the case of the consents, approvals and notifications identified or required to be identified in Section 2.6 or in the related section of the Company Disclosure Schedule, are required to be obtained by the Company), and Parent and Merger Sub shall be responsible for using their respective reasonable best efforts to cooperate with the Company in preparing and filing such notices, reports or other filings and obtaining such consents, approvals and authorizations.

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the obligations of Parent and Merger Sub to consummate the Financing shall be governed solely by Section 5.6 and not this Section 5.1.

5.2 Antitrust Filings.  Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (a) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within fourteen (14) calendar days following the execution and delivery of this Agreement, and (b) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings; (ii) supply the other with any information that may be required in order to make such filings; (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws; and (iv) take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as reasonably practicable; provided, however, notwithstanding anything in this Agreement to the contrary, in no event shall Parent or Merger Sub (or any of their respective Affiliates) be required to offer or agree to sell or otherwise dispose of, or hold separate, agree to conduct, license or otherwise limit the use of any of the assets, categories of asset or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates or to agree to any other restriction or condition with respect thereto required or requested by a Governmental Authority, in each case to the extent that doing so would reasonably be expected to materially and adversely affect the operation of the business of the Company, Parent or either’s respective Subsidiaries or Affiliates. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

5.3 Proxy Statement and Other Required SEC Filings.

(a) As soon as practicable following the date hereof (and in any event the Company shall use best efforts to do so within five (5) Business Days following the date hereof), the Company shall prepare and file with the SEC a preliminary Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable Law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing within a reasonable amount of time. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent and Merger Sub shall furnish all information concerning Parent and Merger Sub (and their respective Affiliates, if applicable) as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting, the Company, Parent or Merger Sub discovers that information relating to it, or any of its respective partners, members, stockholders, directors, officers or other Affiliates, in each case, which should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that the Proxy Statement or Other Required Company Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and the Company shall promptly prepare and file with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminate to the Company Stockholders an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing describing such information.

(b) Subject to applicable Law, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and, in any event, the Company shall use best efforts to mail the Proxy Statement to the Company Stockholders within three (3) Business Days after confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement or any Other Required Company Filing.

(c) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 5.5(a), (i) the Company and its Affiliates shall not file with the SEC the Proxy Statement or any Other Required Company Filing or any amendment or supplement thereto, and (ii) the Company and its Affiliates shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing in any such case referenced in the preceding clause (i) or (ii) without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon and consider in good faith including in such filing, amendment or communication comments reasonably requested by Parent.

(d) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 5.5(a), the Company shall advise Parent and Merger Sub, promptly after the Company receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement or any Other Required Company Filing, any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 5.5(a), the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

5.4 Company Stockholder Meeting.

(a) Unless this Agreement has been terminated pursuant to Article VII, the Company will take, in accordance with applicable Law, the Certificate of Incorporation, the bylaws of the Company and the rules of the SEC and Nasdaq, all reasonable action necessary to convene and hold a meeting of the Company Stockholders (or any adjournment or postponement thereof, the ‘‘Company Stockholder Meeting”) as promptly as reasonably practicable and, in any event, the Company shall use best efforts to convene and hold the Company Stockholder Meeting within twenty (20) Business Days following dissemination of the Proxy Statement to the Company Stockholders for the purpose of voting to adopt this Agreement in accordance with the DGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) Parent has consented to such postponement or adjournment; (ii) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, or an order or written request with respect to such postponement or adjournment from the SEC; or (iv) the Company has provided written notice to Parent in accordance with Section 5.5 that it intends to effect a Company Board Recommendation Change in connection with a Superior Proposal and the notice period required by Section 5.5 has not yet lapsed.

(b) Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 5.5(a), the Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting and use its commercially reasonable efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting.

5.5 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose or resolve to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation or (ii) approve or recommend, or propose publicly or resolve to approve or recommend, any Acquisition Proposal (a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any authorized committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change; and provided further, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of Section 4.3, Section 5.1, or Section 5.3), at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change if the Company Board shall have determined in good faith (after consultation with outside legal counsel) that, solely as a result of (x) a Superior Proposal or (y) an Intervening Event, the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not effect a Company Board Recommendation Change unless:

(i) with respect to a Company Board Recommendation Change pursuant to Section 5.5(a)(x), the Company has complied with all of its obligations under Section 4.3;

(ii) at least three (3) Business Days prior to effecting such Company Board Recommendation Change the Company notifies Parent in writing that it intends to effect a Company Board Recommendation Change, which notice includes a reasonable description of the basis for such Company Board Recommendation Change and, in the case of a Superior Proposal, the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attaches to such notice the most current version of any agreement and/or other written proposal, if any, which embodies such Superior Proposal;

(iii) after providing such notice and prior to making such Company Board Recommendation Change, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent (to the extent Parent desires to negotiate) during such three (3) Business Day period with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent that, if made by Parent, would permit the Company not to effect a Company Board Recommendation Change; and

(iv) the Company Board shall have considered in good faith any changes to this Agreement, the Equity Financing Letter, the Debt Commitment Letter and the Guarantee offered in writing by Parent and shall have determined (after consultation with its legal and financial advisors, and, in the case of an Acquisition Proposal, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal and the offer from Parent) (A) in the case of a Company Board Recommendation Change that does not result from a Superior Proposal, that no change has been made by Parent that would obviate the need for such Company Board Recommendation Change and (B) in the case of a Company Board Recommendation Change in the case of an Acquisition Proposal, that such Acquisition Proposal would still constitute a Superior Proposal if such changes were to be given effect; provided, further that in the event that the Acquisition Proposal is thereafter modified in any material respect (provided that any change in price will be considered material) by the party making such Acquisition Proposal, the Company shall again provide written notice of such modified terms and shall again comply with this Section 5.5, including providing a new period after such notice during which the Company will negotiate in good faith with Parent regarding any further proposed changes to the terms of this Agreement.

(b) Nothing in this Agreement shall prohibit the Company Board or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Board Recommendation; provided, however, that this Section 5.5(b) shall not be deemed to permit the Company Board to make a Company Board Recommendation Change except to the extent permitted by this Section 5.5(b).

(c) For purposes of Section 4.3, Section 5.3 and this Section 5.5, to the extent permitted by applicable Law, the Company Board may act through the Special Committee, if the Special Committee is still in existence.

5.6 Financing.

(a) Equity Financing.

(i) Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Equity Financing Letter, each of Parent and Merger Sub shall use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to (A) obtain the Equity Financing contemplated by the Equity Financing Letter, (B) maintain in effect the Equity Financing Letter, (C) satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Financing Letter that are within its or its Affiliates’ reasonable control, and (D) consummate the Equity Financing contemplated by the Equity Financing Letter at or prior to the Closing.

(ii) Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Letter without the prior written consent of the Company. Parent shall promptly (and in any event within one (1) Business Day) notify the Company of

(A) the termination (or attempted or purported termination, whether or not valid) of the Equity Financing Letter, or (B) any refusal by the Guarantor to provide or any stated intent by the Guarantor to refuse to provide the full financing contemplated by the Equity Financing Letter when such Financing is required thereunder to be provided.

(b) Debt Financing.

(i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its respective reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, after giving effect to the “market flex” terms in the fee letter referred to therein, should such “market flex” terms be required (or on terms which would not be reasonably expected to delay or prevent the Closing (taking into account the expected timing of the Marketing Period), or make the funding of the Debt Financing less likely to occur), and use its respective reasonable best efforts to (A) maintain in effect the Debt Commitment Letter and negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on terms which would not be reasonably expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur), (B) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to Parent and Merger Sub set forth in such definitive agreements that are within their reasonable control, and (C) consummate the Debt Financing contemplated by the Debt Commitment Letter (or such lesser amount as may be required to consummate the transactions contemplated by this Agreement) at or prior to the Closing. In the event that all conditions in the Debt Commitment Letter (other than the availability of funding of any of the Equity Financing) have been satisfied or upon funding will be satisfied, each of Parent and Merger Sub shall use its reasonable best efforts to cause such lenders and the other Persons providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Commitment Letter. Notwithstanding anything to the contrary in this Agreement, neither Parent nor Merger Sub shall be required to obtain the Debt Financing prior to the first (1st) Business Day after the final day of the Marketing Period.

(ii) Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case, whether by action or inaction), any term of the Debt Commitment Letter or any provision of the fee letter referenced in the Debt Commitment Letter (to the extent any such amendment, alteration, or waiver would reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur) without the prior written consent of the Company if such amendment, alteration or waiver reduces the aggregate amount of the Debt Financing (unless the Equity Financing is increased by a corresponding amount) or amends the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur; provided, however, that Parent and Merger Sub may replace and/or amend the Debt Commitment Letter so long as (A) the terms would not be reasonably expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur and (B) the conditions to the Debt Financing set forth in the Debt Commitment Letter as of the date hereof would not be expanded in a manner that would reasonably be expected to delay or prevent the Closing; and in any such event, Parent shall disclose to the Company its intention to obtain such alternative financing, shall keep the Company informed of the terms thereof and shall deliver to the Company final drafts of the commitment letter (the “New Debt Commitment Letter”) providing for such alternative financing. The term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letter to the extent not so superseded at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent shall promptly (and in any event within one (1) business day) notify the Company of the termination of the Debt Commitment Letter and the New Debt Commitment Letter (if applicable).

(iii) Prior to the Effective Time, the Company shall (and the Company shall cause each of its Subsidiaries to) provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting Representatives, to provide, in each case, at Parent’s sole expense (in accordance with the reimbursement provisions below), all cooperation reasonably requested by Parent or Merger Sub in connection with arranging and obtaining the Financing (or, in each case in this Section 5.6(b)(iii), any permitted replacement, amended, modified or alternative financing, including (A) furnishing Parent and Merger Sub and their Financing sources such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (B) causing its senior executives to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (C) assisting Parent and its Financing sources in the preparation of (1) offering documents for any portion of the Debt Financing and (2) materials for rating agency presentations, (D) cooperating with the marketing efforts of Parent and its Financing sources for all or any portion of the Debt Financing, (E) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters, (F) executing and delivering customary pledge and security documents and otherwise facilitate the pledging of collateral, (G) using reasonable best efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent and customary for financings similar to the Financing, and (H) cooperating with Parent’s efforts to obtain landlord consents, waivers and estoppels, surveys and title insurance as reasonably requested by Parent and customary for financings similar to the Financing; provided, that (I) neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability (other than liability (x) that is contingent upon the Closing occurring or (y) for reasonable out-of-pocket expenses subject to reimbursement by Parent in accordance with this Section 5.6(b)(iii)) with respect to the Debt Financing prior to the Effective Time and (II) notwithstanding anything to the contrary contained in this Agreement (including this Section 5.6) (a) nothing in this Agreement (including this Section 5.6) shall require any such cooperation to the extent that it would require the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement, (b) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time and (c) the bank information memoranda or other offering documents required in relation to the Debt Financing will state that the Debt Financing will not be an obligation of the Company and/or its Subsidiaries unless and until the Merger occurs. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.6 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information used in connection therewith except with respect to any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives or to the extent such losses, damages, claims, costs or expenses result from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives, and the foregoing obligations shall survive termination of this Agreement. All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 5.6(b)(iii) shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources and other potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities). The Company hereby consents to the use of its and its Subsidiaries’ names, marks and logos in the offering materials for the Debt Financing; provided that such names, marks and logos are used solely in a manner that is not intended or not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights or imply that the Company or its Subsidiaries have prepared, endorsed or approved any such materials.

(c) Acknowledgement.  Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to Closing.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.6 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Financing to enforce its respective rights under the Equity Financing Letter or Debt Commitment Letter, except that Parent shall seek enforcement of the Equity Financing Letter solely if the Company seeks and is granted a decree of specific performance after all conditions to the granting therefor set forth in Section 8.8(b) have been satisfied, (ii) seek the Equity Financing from any source other than the Guarantor or in any amount in excess of that contemplated by the Equity Financing Letter or (iii) pay any fees to any source of Debt Financing in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise).

5.7 Anti-Takeover Laws.  In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such law on this Agreement and the transactions contemplated hereby.

5.8 Access.  Until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and shall cause its Subsidiaries to (i) afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable prior notice provided to one of the Company’s senior executive officers, to the properties, books and records and personnel of the Company as Parent may reasonably request and (ii) furnish promptly to Parent such information concerning the business, properties, assets, liabilities, personnel or other aspect of the Company and its Subsidiaries as Parent or Merger Sub or their Representatives may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract (it being agreed, in the case of clause (b) or (c), that the Company and Parent shall attempt in good faith to design and implement alternative procedures to enable Parent to evaluate any such documents, information or Contracts without, as applicable, waiving such privilege or causing a violation or causing a default thereunder or giving any third party a right to terminate or accelerate the rights thereunder); or (d) such disclosure relates to individual performance or personnel evaluation records, medical histories or other personnel information that, in each case, in the Company’s good faith opinion would reasonably be expected to subject the Company or any of its Subsidiaries to liability; and provided further, that nothing in this Section 5.8 shall be construed to require the Company or its Representatives to prepare any reports, analyses, appraisals, opinions or other information and nothing in this Section 5.8 or elsewhere in this Agreement shall be construed to require the Company to allow Parent, its Affiliates or any of their respective employees, consultants, agents or representatives to conduct environmental testing (including any Phase 1 or similar assessment) or sampling of any kind at any real property without the prior written consent of the Company. Any investigation conducted pursuant to the access contemplated by this Section 5.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.8. Notwithstanding anything to the contrary in this Agreement, no such access or investigation, or any information obtained in connection therewith, shall affect or be deemed to modify or qualify any representation or warranty made by the Company in this Agreement.

5.9 Section 16(b) Exemption.  The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), subject to any restrictions under applicable Law, indemnify and hold harmless each Indemnified Person from and against, and advance expenses to each Indemnified Person in respect of, any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates at or prior to the Effective Time, including in connection with any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification under this Section 5.10(b), then the foregoing obligations of the Parent and the Surviving Corporation to indemnify, hold harmless and advance expenses to Indemnified Persons in respect of the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 5.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 5.10(c) of the Company Disclosure Schedule); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy for such year with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, at the Company’s request, as of the Effective Time Parent shall purchase a six-year “tail” prepaid policy on the D&O Insurance at a cost per year covered for such tail policy not to exceed the Maximum Annual Premium, which policy shall be subject to the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). In the event that Parent purchases such a “tail” policy prior to the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 5.10(c) shall be deemed satisfied, provided that the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use reasonable best efforts to maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(d) If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.10.

(e) The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement against the Surviving Corporation (and Parent) as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

5.11 Employee Matters.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor the Employee Plans set forth on Schedule 5.11 (the “Continuing Plans”) in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(b) The Surviving Corporation or one of its Subsidiaries shall (and Parent shall cause the Surviving Corporation or one of its Subsidiaries to) continue employment immediately following the Effective Time by the Surviving Corporation or one of its Subsidiaries of all employees of the Company and its Subsidiaries as of the Effective Time, subject to Section 5.11(e) hereof. From the Effective Time until December 31, 2011, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) either, at the option of the Surviving Corporation, (i) maintain for the benefit of each Continuing Employee the Continuing Plans (but excluding equity based benefits, pensions and retiree medical, life and disability) at benefit levels that are substantially comparable in the aggregate to those in effect at the Company or its Subsidiaries on the date of this Agreement (other than equity based benefits, pensions and retiree medical, life and disability) and provide to each Continuing Employee compensation substantially comparable in the aggregate to the compensation provided to such Continuing Employee immediately prior to the Effective Time; or (ii) provide compensation, and benefits (other than equity based benefits, pensions and retiree medical, life and disability) to each Continuing Employee that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than equity based benefits, pensions and retiree medical, life and disability) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation and benefits (other than equity based benefits, pensions and retiree medical, life and disability) that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than equity based benefits, pensions and retiree medical, life and disability) provided to such Continuing Employee immediately prior to the Effective Time.

(c) To the extent that a Continuing Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and, solely for purposes of vacation accrual and severance pay, benefit entitlement; provided, however, that such service need not be credited under any equity-based or non-qualified deferred compensation plan or arrangement or to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Continuing Plans or Comparable Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage in the plan year in which the Effective Time occurs under a Continuing Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived in the plan year in which the Effective Time occurs for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the corresponding Old Plan as of the Effective Time, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins in the plan year in which the Effective Time occurs to be given full credit under such New Plan for purposes of satisfying all deductible, co-pay, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time to the extent reflected as a working capital liability on the Company’s balance sheet.

(d) Notwithstanding the foregoing, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide compensation and benefits to applicable Continuing Employees under the terms set forth in any Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party and to which, under the terms of such agreements, the Surviving Corporation or its applicable Subsidiaries shall be bound.

(e) No provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate, any Continuing Employee at any time and for any or no reason, subject to the terms of: (x) any employment agreements between Continuing Employees and the Company that govern termination of such employees following a change in control, and (y) any Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party and to which, under the terms of such agreements, the Surviving Corporation shall be bound; or (ii) subject to the limitations and requirements specifically set forth in this Section 5.11, require

Parent or the Surviving Corporation to continue any Continuing Plan or Comparable Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) create any third-party beneficiary rights or obligations in any Person (including any Continuing Employee or any dependent or beneficiary thereof) other than the parties to this Agreement.

5.12 Obligations of Parent in respect of Merger Sub and Surviving Corporation.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. In furtherance of and without limiting the foregoing, promptly following execution of this Agreement, Parent shall cause Intermediate Holdco, acting in its capacity as the sole stockholder of Merger Sub, to adopt this Agreement.

5.13 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that it would result in a failure of the conditions set forth in Section 6.2(a) or Section 6.2(b); provided, however, that no such notification shall affect or be deemed to modify any representations or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 5.13(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that it would result in a failure of the conditions set forth in Section 6.3(a) or Section 6.3(b); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 5.13(b).

5.14 Public Statements and Disclosure.  The initial press release regarding the Merger shall be a joint press release by the Company and Parent. Thereafter, neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Merger without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party(ies) hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

5.15 Company Stockholder, Director and Management Arrangements.  Except to the extent expressly authorized by the Company Board, the Special Committee or any other authorized committee of the Company Board in advance, prior to the Stockholder Meeting, none of Parent, Merger Sub or any of their respective

Affiliates shall enter into any Contract, and none of Parent, Merger Sub or any of their respective Affiliates shall make or enter into any formal or informal arrangements or other understandings (whether or not binding), with any Company Stockholder, or any director or executive officer of the Company, relating (a) to this Agreement, the Merger or any other transactions contemplated by this Agreement, including as to any investment to be made in, or contributions to be made to, Parent or Merger Sub, or (b) to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

5.16 Treatment of Certain Company Indebtedness.

(a) Prior to the Closing, at its option, Parent may direct the Company to direct its wholly owned subsidiary, Commercial Barge Line Company (“Commercial Barge Line”), to (x) commence a tender offer (the “Tender Offer”) for any and all of the Commercial Barge Line’s 12 1/2% Senior Secured Notes due 2017 (the ‘‘2017 Notes”) issued under the indenture, dated as of July 7, 2009, by and among Commercial Barge Line, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (as supplemented from time to time, the ‘‘Indenture”), and/or (y) subject to the terms and conditions of the Indenture, seek consents to amendment or waiver of one or more covenants and other provisions in the 2017 Notes and the Indenture (the “Consent Solicitation”), in each case, on such terms and conditions as specified by Parent from time to time, and Parent and Merger Sub shall provide such assistance as may be reasonably requested by the Company and Commercial Barge Line in connection therewith. In the event Parent elects to direct the Company to direct Commercial Barge Line to conduct the Tender Offer and/or the Consent Solicitation (together or individually, the “2017 Note Transactions”), (i) subject to Parent timely providing the Company with the terms and conditions of the 2017 Note Transactions and any relevant information with respect thereto reasonably required by the Company for the preparation of the Transaction Documents, the Company shall promptly prepare all necessary and appropriate documentation in connection with the 2017 Note Transactions (the “Transaction Documents”), which Transaction Documents shall be subject to the review and approval of Parent; (ii) Parent and the Company shall cooperate, and use their reasonable best efforts to cause their respective advisors and representatives to cooperate, with each other in the preparation of the Transaction Documents; (iii) the Company, Parent and Merger Sub shall cooperate in connection with the 2017 Note Transactions in order to cause the closing of the 2017 Note Transactions to occur (A) on a timely basis and (B) so long as Parent elects prior to the Election Deadline to direct the Company to direct Commercial Barge Line to conduct one or more 2017 Note Transactions, simultaneously with the Closing; (iv) upon the receipt of the consents required to effect the Consent Solicitation, the Company shall direct Commercial Barge Line to enter into a supplemental indenture reflecting the amendments to such indenture approved by such consents and will use its reasonable best efforts to cause the Indenture trustee to promptly enter into such supplemental indenture; provided, that (A) in the event that Parent directs the Company to direct Commercial Barge Line to conduct both 2017 Note Transactions, the amendments contained in such supplemental indenture shall not become operative until the closing of the Tender Offer, which shall be conditioned, among other things, on the occurrence of the Closing and (B) in the event that Parent directs the Company to direct Commercial Barge Line to conduct only the Consent Solicitation, the amendments contained in such supplemental indenture shall not become operative until the closing of the Consent Solicitation, which shall be conditioned, among other things, on the occurrence of the Closing; and (v) simultaneously with the closing of the 2017 Note Transactions and in accordance with the terms of the 2017 Note Transactions, Parent shall provide to Commercial Barge Line the funds necessary to consummate the 2017 Note Transactions (including the payment of all applicable premiums, consent fees and all related fees and expenses) and shall pay all fees and expenses related thereto, including those of any dealer managers. At the request of Parent, in connection with the 2017 Note Transactions, the Company shall direct Commercial Barge Line to enter into one or more dealer manager agreements with such Persons as shall be determined by Parent and reasonably acceptable to the Company. Without Parent’s prior written consent, the Company shall not, and shall cause each of its Subsidiaries not to, amend, waive, extend or agree to pay any amount in connection with any 2017 Note Transaction. If at any time prior to completion of any 2017 Note Transaction, Parent or the Company discovers that any information relating to it, or any of its respective partners, members, stockholders, directors, officers or other Affiliates, in each case, that should be set forth in an amendment or supplement to the Transaction Documents, so that the Transaction Documents, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other, and the Company shall promptly prepare and disseminate or direct Commercial Barge Line to prepare and disseminate to the holders of the 2017 Notes an appropriate amendment or supplement to the Transaction Documents describing such information.

(b) Notwithstanding anything in this Section 5.16, none of the Company or any of its Subsidiaries shall (i) be required to pay any commitment or other similar fee or to make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the 2017 Note Transactions, compliance with Section 5.16(a) or any of the foregoing that is effective prior to the Effective Time or (ii) be required to take any action pursuant to this Section 5.16 if doing so would or would be reasonably expected to prevent or delay the consummation of the Merger or the ability of the Company to fully perform its covenants under this Agreement. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives of the Company from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the 2017 Note Transactions and in compliance with Section 5.16(a) (including any action taken in accordance with Section 5.16(a) at Parent’s request) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries), except with respect to any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives or to the extent such losses, damages, claims, costs or expenses result from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 5.16, including in connection with the review of the Transaction Documents.

(c) No less than one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent one or more customary payoff letters signed by Bank of America, N.A., as the Administrative Agent under the Company’s existing credit facility, setting forth all amounts necessary to be paid in order to fully pay off all of the Indebtedness under such facility on the Closing Date and providing that, upon such payment, such Indebtedness will be extinguished and all Encumbrances relating thereto will be released.

5.17 Stockholder Litigation.  In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against Parent, Merger Sub, the Company and/or the members of the board of directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing, against Parent, Merger Sub, the Company and/or members of the board of directors of the Company and Parent shall notify the Company of any such stockholder litigation against Parent or Merger Sub, and the Company shall keep Parent, and Parent shall keep the Company, reasonably informed with respect to the status thereof; provided that such status update need not include any documents or information that would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; provided, further, that that the Company and Parent shall attempt in good faith to design and implement alternative procedures to enable Parent to evaluate any such documents or information without waiving such privilege. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation. The Company shall not enter into any settlement with respect to any such stockholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval.  The Company shall have received the Requisite Stockholder Approval.

(b) Antitrust Approval.  The waiting period (and extensions thereof) applicable to the Merger under the HSR Act and any foreign antitrust laws shall have expired or been terminated.

(c) No Prohibitive Laws or Injunctions.  No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered a Law that is in effect and renders illegal, restricts, restrains, enjoins or otherwise prohibits, the Merger in the United States or any State thereof, or (ii) issued or entered an Order that is in effect and restricts, restrains, enjoins or otherwise prohibits the Merger in the United States or any State thereof.

6.2 Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.12(b) and Section 2.28 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) the representations and warranties of the Company set forth in Section 2.7 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct as of such particular date), except where the failure to be so true and correct would not result in the payment by Parent of an aggregate value of consideration in connection with the Merger that is in excess, by more than a de minimis extent, of the aggregate value of the consideration that would have been payable by Parent in the Merger in the absence of such failure to be true and correct;

(iii) the representations and warranties of the Company set forth in Section 2.23, Section 2.27 and clause (G) of Section 2.13(a) shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) on and as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date, except for such of those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) as of such particular date;

(iv) the representations and warranties of the Company set forth in Sections 2.30(a) — 2.30(e) shall be (A) true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) on and as of the date of this Agreement and (B) true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) on and as of the Closing Date with the same force and effect as if made on and as of such date, except in the case of clause (B), for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; and

(v) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) on and as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; and (B) for such of those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein) as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement prior to the Effective Time.

(c) Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Company Material Adverse Effect.  No Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement.

(e) Company Affidavit.  The Company shall have delivered to Parent an affidavit, dated as of the Closing Date, setting forth the Company’s name, address and federal employer identification number and stating under penalties of perjury that the Company is not and has not during the previous five years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

6.3 Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement; (ii) for changes contemplated by this Agreement; and (iii) for those representations and warranties that address matters only as of a particular date, which representations shall have been so true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate.  The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.  This Agreement may be validly terminated at any time prior to the Effective Time, except as otherwise provided below whether before or after receipt of the Requisite Shareholder Approval, only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company after action by their respective boards of directors; or

(b) by either Parent or the Company, in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered a Law that is in effect at the time of such termination and renders illegal or restricts, restrains, enjoins or otherwise prohibits the Merger in the United States or any State thereof at the time of such termination, or (ii) issued or entered a permanent, final and non-appealable injunction, ruling, decree or order that restricts, restrains, enjoins or otherwise prohibits the Merger in the United States or any State thereof; or

(c) by either Parent or the Company, in the event that the Effective Time shall not have occurred by 5:00 p.m. (New York time) on March 18, 2011 (such date and time being referred to herein as the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party hereto whose actions or omissions have been the primary cause of, or the primary factor that resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VI to consummate the Merger prior to the Termination Date or (B) the failure of the Effective Time to have occurred prior to the Termination Date; or

(d) by either Parent or the Company, in the event that the Company shall have failed to obtain the Requisite Stockholder Approval at the meeting (as it may be adjourned or postponed) of Company Stockholders at which a vote is taken on the adoption of this Agreement; or

(e) by Parent, in the event that (i) neither Parent nor Merger Sub is in material breach of its respective covenants under this Agreement, and (ii) the Company shall have breached or failed to perform any of its covenants or agreements in this Agreement, or any representations or warranties of the Company in this Agreement shall have become incorrect, in any case such that one or more conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, and shall have failed to cure such material breach, failure to perform or inaccuracy within thirty (30) calendar days after the Company has received written notice of such breach, failure to perform or inaccuracy from Parent or, if earlier, the date that is two (2) Business Days prior to the Termination Date (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) in respect of the breach set forth in any such written notice (A) at any time prior to the earlier of the end of such thirty (30) calendar day period and the second (2nd) Business Day prior to the Termination Date, and (B) at any time after such thirty (30) calendar day period if the Company shall have cured such breach, failure to perform or inaccuracy during such thirty (30) calendar day period); or

(f) by Parent, in the event that (i) the Company Board shall have effected a Company Board Recommendation Change; or (ii) a tender or exchange offer for Company Common Stock that would, if consummated in accordance with its terms, constitute an Competing Acquisition Transaction is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer; or

(g) by the Company, in the event that (i) the Company is not in material breach of any of its covenants under this Agreement, and (ii) Parent and/or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements in this Agreement, or any representations or warranties of Parent and/or Merger Sub in this Agreement shall have become incorrect, in any case such that one or more conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, and shall have failed to cure such material breach, failure to perform or inaccuracy within thirty (30) calendar days after

Parent and Merger Sub have received written notice of such breach, failure to perform or inaccuracy from the Company or, if earlier, the date that is two (2) Business Days prior to the Termination Date (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) calendar day period, and (B) at any time after such thirty (30) calendar day period if Parent and/or Merger Sub shall have cured such breach, failure to perform or inaccuracy during such thirty (30) calendar day period); or

(h) by the Company, at any time prior to the receipt of the Requisite Stockholder Approval, if the Company shall have received a Superior Proposal and in order for the Company to enter into a merger agreement, acquisition agreement, purchase agreement or other similar agreement that the Company Board has authorized and directed the Company to execute with respect to such Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) prior to or simultaneously with such termination the payment required by Section 7.3(b) has been made in full to Parent in accordance with Section 7.3(b), (ii) simultaneously or promptly following such termination the Company enters into such agreement and (iii) the Company has complied in all material respects with Section 4.3 and Section 5.5; or

(i) by the Company, in the event (A) the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that (i) by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing or (ii) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in this Agreement), (B) the Company was, and (at least one (1) Business Day prior to the date on which the Closing should have occurred pursuant to Section 1.3) delivered in good faith written notice (by e-mail or by such other notice that complies with the provisions of Section 8.2) to Parent (1) identifying such date as the date on which the Company in good faith believes the Closing should occur pursuant to Section 1.3 and (2) to the effect that it would be, ready, willing and able to consummate the Merger on such date, and (C) Parent fails to close the transactions contemplated herein, including the Merger, within three (3) Business Days of such date.

The party hereto terminating this Agreement pursuant to this Section 7.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth the provision of this Section 7.1 pursuant to which this Agreement is being terminated.

7.2 Notice of Termination; Effect of Termination.  Any valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) subject to Section 7.3(e), nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any material breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General.  Except as set forth in Section 5.6, Section 5.16 or this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) In the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(d) an Acquisition Proposal shall have been (1) (x) made to the Company and (y) publicly disclosed or publicly announced by any Person other than Parent or Merger Sub and (2) not publicly withdrawn, (B) this Agreement is validly terminated pursuant to Section 7.1(c) or Section 7.1(d), and (C) within twelve (12) months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction that is subsequently consummated (whether or not during such twelve-month period), then the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, concurrently with the consummation of such Acquisition Transaction.

(ii) In the event that this Agreement is validly terminated pursuant to Section 7.1(f), the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within two (2) Business Days following the occurrence of such termination.

(iii) In the event that this Agreement is validly terminated pursuant to Section 7.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, prior to, or simultaneously with, the occurrence of such termination.

(c) Parent Termination Fee.  In the event that this Agreement is validly terminated pursuant to (A) Section 7.1(g) or Section 7.1(i) or (B) Section 7.1(c) and at the time of such termination this Agreement could have been terminated by the Company pursuant to Section 7.1(g) or Section 7.1(i), then Parent shall pay or cause to be paid the Parent Termination Fee to the Company promptly, and in any event within two (2) Business Days following such termination, by wire transfer of same day funds to one or more accounts designated by the Company; provided that, in the event that (I) the Parent Termination Fee would otherwise be payable in accordance with this Section 7.3(c) and (II) (A) all conditions in Section 6.1 and Section 6.2 have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded (or, with respect to those conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied at the Closing) and (B) the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 5.6, pursuant to the commitments with respect thereto) has been funded, or will be funded at the Closing, in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded at the Closing, then the amount of the Parent Termination Fee payable shall be increased to twenty million dollars ($20,000,000).

(d) Single Payment Only.  The parties hereto acknowledge and hereby agree that in no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion or (ii) the Parent Parties be required to pay, or to cause to be paid, the Parent Termination Fee on more than one occasion, in each case whether nor not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages.

(i) In the circumstances in which the Company Termination Fee is paid in accordance with Section 7.3(b), Parent’s receipt of the Company Termination Fee from the Company pursuant to Section 7.3(b) shall (A) subject to Section 7.3(f), be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Company Termination Fee, and (B) subject to Section 7.3(f) and Section 8.8, be the sole and exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the ‘‘Company Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder, and no Company Party shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that in no event shall the Company’s liability for the Company’s willful material beach or failure to perform any of its covenants or agreements in this Agreement be limited (it being understood and agreed that the failure to consummate the transactions contemplated by this Agreement in the event that all of the conditions to Closing have been satisfied or waived in accordance with this Agreement shall be deemed a willful material breach of this Agreement).

(ii) The Company’s receipt of the Parent Termination Fee from Parent pursuant to Section 7.3(c), and the guarantee thereof pursuant to the Guarantee, shall, subject to Section 7.3(f), be the sole and exclusive remedy of the Company and its Affiliates against Parent, its Subsidiaries, Guarantor and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder, and no Parent Party shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(iii) For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee (together with any amounts payable pursuant to Section 7.3(f)), (B) subject to Section 8.8, under no circumstances (other than willful material breach by the Company of any of its covenants or agreements in this Agreement) will Parent be entitled to monetary damages in excess of the amount of the Company Termination Fee (together with any amounts payable pursuant to Section 7.3(f)), and (C) while Parent may pursue both a grant of specific performance and the payment of the Company Termination Fee, under no circumstance shall Parent be permitted or entitled to receive both a grant of specific performance that results in the Merger occurring and all or any portion of the Company Termination Fee (provided that Parent shall in any event be entitled to receive any and all amounts payable pursuant to Section 7.3(f)).

(f) Costs of Recovery.  The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.3(b) or Parent fails to promptly pay the amount due pursuant to Section 7.3(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 7.3(b) or a judgment against Parent for the amount set forth in Section 7.3(c), the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, (i) its costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the amount payable pursuant to such judgment at the prime rate of Citibank N.A. in effect on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 7.3(b) or Section 7.3(c) of this Agreement, as applicable, through the date of payment.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only this Article VIII, Article I, Section 5.10 and Section 5.11 shall so survive the Effective Time in accordance with their respective terms. The Guarantee shall survive the termination of this Agreement in accordance with its terms.

8.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub, to:

Finn Holding Corporation
c/o Platinum Equity, LLC
52 Vanderbilt Avenue
New York, NY 10017
Attn: Louis Samson
Fax: (212) 905-0011

with copies (which shall not constitute notice) to:

Finn Holding Corporation
c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attn: Eva M. Kalawski
Fax: (310) 712-1863

and

Latham & Watkins LLP
555 11th Street, N.W.
Suite 1000
Washington, DC 20004
Attn: David I. Brown, Esq.
Fax: (202) 637-2201

(b)	if to the Company (prior to the Effective Time), to:

American Commercial Lines Inc.
1701 E. Market Street
Jeffersonville, Indiana 47130
Attention: General Counsel
Telecopy No.: (812) 288-0294

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
Attn: Amy Bowerman Freed, Esq.
Alexander B. Johnson, Esq.
Fax: (212) 918-3100

and

Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, Maryland 21202
Attn: Michael J. Silver, Esq.
Fax: (410) 659-2701

and

Richards, Layton & Finger One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn: Mark J. Gentile, Esq.
Fax: (302) 498-7722

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above (or, if specifically provided for elsewhere in this Agreement such as Section 7.1(i), by email).

8.3 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent and Merger Sub shall have the right to assign all or any portion of their respective rights and obligations under this Agreement (a) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, (b) from and after the Effective Time, to any lender providing financing to Parent or the Surviving Corporation or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Parent hereunder or (c) to any wholly owned Subsidiary of Parent; provided, that in the event of an assignment pursuant to this Section 8.3(c), each of Parent and Merger Sub will remain bound by its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.4 Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that an Affiliate of Parent and the Company have previously executed a Confidentiality Agreement, dated May 28, 2010 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

8.5 Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Guarantee, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

8.6 Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any Person that is not a party hereto any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.10, (b) with respect to the reimbursement and indemnification obligations of Parent under Section 5.6(b)(iii), (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article I and (d) the Parent Parties and the Company Parties (other than the parties to this Agreement themselves) shall be intended third party beneficiaries of, and permitted to enforce, the limitations on liability set forth in or contemplated by Section 7.3(e).

8.7 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy; provided that, notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to specific performance of, or injunctive relief with respect to, the covenants or agreements of Parent or Merger Sub under this Agreement.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any covenant or agreement of the Company in this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article VII, in the event of any breach or threatened breach by the Company of any of its covenants or obligations set forth in this Agreement, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the Company, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company under this Agreement.

(c) The Company agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company under this Agreement. The Company further agrees that by seeking the remedies provided for in Section 8.8(a), Parent and Merger Sub shall not in any respect waive their right to seek any other form of relief that may be available to Parent and Merger Sub under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.8 are not available or otherwise are not granted, nor shall the commencement of any Legal Proceeding pursuant to Section 8.8(a) or anything set forth in this Section 8.8 restrict or limit Parent’s or Merger Sub’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter. In connection with seeking an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or to enforce by specific performance the terms and provisions of this Agreement, Parent and Merger Sub shall not be required to provide any bond or other security in connection with any such order or injunction.

8.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to any principles of conflicts of law thereof to the extent they would result in the application of the laws of another jurisdiction.

8.10 Consent to Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, the Equity Financing Letter and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with this Section 8.10 or in such other manner as may be permitted by applicable Law, and nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, the Equity Financing Letter, the Guarantee or the transactions contemplated hereby or thereby, the Equity Financing Letter, the Guarantee, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement, the Equity Financing Letter, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement, the Equity Financing Letter, the Guarantee or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8.11 WAIVER OF JURY TRIAL.  EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY FINANCING LETTER, THE GUARANTEE OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

8.12 Company Disclosure Schedule References.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The parties hereto further agree that the mere inclusion of an item in the Company Disclosure Schedule as an exception to the representations and warranties (or covenants as applicable) of the Company shall not be deemed an admission that such item represents a material exception or material fact, event or circumstances or that such has had or, individually or in the aggregate, would have a Company Material Adverse Effect.

8.13 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.14 Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time, whether before or after receipt of the Requisite Stockholder Approval, by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under the DGCL without such approval.

8.15 Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

DEFINITIONS & INTERPRETATIONS

9.1 Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean an agreement with respect to the confidentiality of the Company’s material non-public information that is either: (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement and that contains provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that (x) such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement and (y) such confidentiality agreement does not prohibit the Company from providing to Parent the documents or other information that this Agreement contemplates the Company providing to Parent. For the avoidance of doubt, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

(b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than fifteen percent (15%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such sale, transfer, acquisition or disposition); or

(iii) any merger, consolidation, business combination, sale of capital stock, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold fifteen percent (15%) or more of the shares of the outstanding Company Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger after giving effect to the consummation of such transaction.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Audited Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2009.

(g) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

(h) “COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statutes, rules and regulations thereto.

(j) “Company Board” shall mean the Board of Directors of the Company.

(k) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(l) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(m) “Company Material Adverse Effect” shall mean any change, occurrence, event, violation, inaccuracy, effect or circumstance (each, an ‘‘Effect”) that, individually or taken together with all other Effects, is or would reasonably be expected to be materially adverse to (A) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) the ability of the Company to consummate the Merger or otherwise perform its obligations under this Agreement; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly resulting from, arising out of or attributable to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur, in each case, pursuant to clause (A) above:

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in conditions generally affecting the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) such changes in interest rates in the United States or any other country and such changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in conditions generally affecting the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the cargo barge transportation industry generally or the shipbuilding and repair industry generally;

(iv) changes in political conditions generally affecting the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world;

(v) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof) after the date hereof;

(vi) except as related to Section 2.5 or Section 2.6, the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(vii) except as related to Section 2.5 or Section 2.6, compliance with the terms of, or the taking of any action required by this Agreement (other than Section 4.1), or the failure to take any action prohibited by this Agreement (other than Section 4.1) or any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested to the extent the possibility of such Effects were described to Parent by the Company in advance of such approval, consent or requested action or failure to act or were otherwise reasonably foreseeable Effects of the applicable action or failure to act;

(viii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(ix) any failure, in and of itself, by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations;

(x) changes in the Company’s analysts’ recommendations with respect to the Company; and

(xi) the availability or cost of equity, debt or other financing to Parent or Merger Sub; provided, however, that (I) each Effect set forth in clause (i), (ii), (iii), (iv), or (v) above may be taken into account in determining whether a Company Material Adverse Effect has occurred, or may, would or could occur pursuant to clause (x) above if such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, related to other companies operating in the industries in which the Company and its Subsidiaries operate and (II) any cause of any Effect referred to in clause (viii), (ix), (x) or (xi) (if not otherwise expressly falling within any of the clauses (i) through (xi) above) may be taken into account in determining whether a Company Material Adverse Effect has occurred, or may, would or could occur pursuant to clause (A) above.

(n) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(o) “Company Preferred Stock” shall mean the Preferred Stock, with no par value, of the Company.

(p) “Company RSU Awards” shall mean any awards of restricted stock units, including any awards of performance-based restricted stock units, outstanding under any of the Company Stock Plans.

(q) “Company Stock Plans” shall mean (i) the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors, (ii) the American Commercial Lines Inc. 2005 Stock Incentive Plan, as amended, and (ii) the American Commercial Lines Inc. 2008 Omnibus Incentive Plan.

(r) “Company Stockholders” shall mean holders of shares of Company Capital Stock immediately prior to the Effective Time.

(s) “Company Termination Fee” shall mean an amount in cash equal to fourteen million dollars ($14,000,000); provided, however, that notwithstanding the foregoing, “Company Termination Fee” shall mean an amount in cash (without interest) equal to twelve million dollars ($12,000,000) in the event that, at any time prior to the No-Shop Period Start Date, this Agreement is terminated pursuant to Section 7.1(h).

(t) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” under this Agreement except that all references therein to “fifteen percent (15%)” shall be references to “fifty percent (50%).”

(u) “Continuing Employees” shall mean all current employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent as of the Effective Time, who continue their employment with the Company at the request of Parent as of the Effective Time or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as of the Effective Time as required by applicable Law.

(v) “Contract” shall mean any written or oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, agreement, obligation, commitment or binding arrangement or understanding.

(w) “Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

(x) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(y) “DOL” shall mean the United States Department of Labor or any successor thereto.

(z) “Election Deadline” shall mean five (5) Business Days prior to the date on which the Proxy Statement is mailed to the Company Stockholders.

(aa) “Environmental Laws” shall mean all applicable Laws, regulations, codes, licenses, permits, orders, judgments, decrees and injunctions from any Governmental Authority concerning (A) the protection of human health and the environment, (including indoor and outdoor air, water, soil and natural resources) or (B) the use, generation, storage, handling, Release or disposal of Hazardous Materials, in each case as presently in effect.

(bb) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(cc) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(dd) “Excluded Party” shall mean any Person that has made or delivered to the Company (or any of its Representatives in their capacity as such) a bona fide written Acquisition Proposal on or prior to the No-Shop Period Start Date which did not result from a breach of Section 4.3 and which the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(ee) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(ff) “GAAP” shall mean United States generally accepted accounting principles, applied consistently.

(gg) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, subdivision or instrumentality, and any court, tribunal or judicial or arbitral body, in each case whether federal, state, county, provincial, and whether local or foreign.

(hh) “Hazardous Materials” shall mean all substances presently listed, defined, designated or classified as hazardous, toxic or radioactive, or regulated as such, under any applicable Environmental

Law, including (i) petroleum and any derivative or by-product thereof, and any asbestos and asbestos-containing materials and (ii) with respect to Marine Environmental Incidents, any other pollutant, contaminant, waste, deleterious substance or dangerous good.

(ii) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(jj) “Indebtedness” shall mean, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money; (ii) evidenced by a note, debenture or similar instrument; (iii) for a purchase money obligation or similar obligation given in connection with the acquisition of any property or assets, including securities; (iv) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (v) under any lease or similar arrangement that is, or would be required in accordance with GAAP to be, accounted for by the lessee as a capital lease; or (vi) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (b) any guarantee by that Person of any such liability of others described in the preceding clause (a).

(kk) “Intellectual Property” shall mean all U.S. and foreign: (A) trademarks, service marks, trade names, Internet domain names, designs, logos, and slogans, together with goodwill, registrations, and applications relating to the foregoing (“Trademarks”); (B) patents and pending patent applications, invention disclosures, and all renewals, reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (“Patents”); (C) registered and unregistered copyrights, including all applications therefor and renewals thereof, as well as software, designs, and other works of authorship (“Copyrights”); and (D) confidential information, technology, know-how, inventions, processes, formulae, algorithms, models, and methodologies.

(ll) “Intervening Event” shall mean any material development (other than an Acquisition Proposal) after the date of this Agreement that was not known or reasonably foreseeable by the Company Board on the date of this Agreement (or, if known, the material consequences of which could not reasonably have been known to or understood by the Company Board as of the date of this Agreement).

(mm) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(nn) “Jeffboat” shall mean Jeffboat LLC, a Delaware limited liability company that is an indirect wholly owned subsidiary of the Company.

(oo) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of the Persons set forth in Section 9.1(nn) of the Company Disclosure Schedule.

(pp) “Law” shall mean any domestic or foreign, federal, state, provincial, or local statute, law, ordinance, regulation, rule, code, Order or rule of common law.

(qq) “Legal Proceeding” shall mean any legal action, charge, lawsuit, litigation, arbitration, investigation (to the extent known by the investigated party) or other similarly formal legal proceeding of any kind whatsoever, whether at law or in equity, which has been brought by or is pending before any Governmental Authority.

(rr) “Lien” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, easement, right-of-way, encroachment, covenant, condition, encumbrance or other right, adverse claim or interest whether voluntarily incurred or arising by operation of law (including, in the case of a Vessel owned by the Company or its Subsidiaries, a charter or lease of such Vessel).

(ss) “Marine Environmental Incident” shall mean (a) any release of any Hazardous Materials from any of the Vessels during the period that such Vessels are owned, leased or chartered by the Company or its Subsidiaries; or (b) any incident in which any Hazardous Materials are released from a vessel other than a Vessel and which involves a collision between a Vessel while owned, leased or operated by the Company or its Subsidiaries and such other vessel or some other incident of navigation or operation, including an allision; in either case, where such Vessel or the Company and/or one of its Subsidiaries is actually or allegedly at fault or otherwise liable (in whole or in part); or (c) any incident in which any Hazardous Material is released from a vessel other than a Vessel and where a Vessel while owned, leased or operated by the Company or its Subsidiaries is actually or potentially liable to be arrested as a result thereof and/or where the Company and/or one of its Subsidiaries and/or the charter of the Vessel is actually or allegedly at fault or otherwise liable.

(tt) “Marketing Period” shall mean the period beginning on the date of this Agreement and ending on (i) December 21, 2010 if the Requisite Stockholder Approval shall have been obtained on or before December 20, 2010, and (ii) if the Requisite Stockholder Approval shall not have been obtained by December 20, 2010, five (5) Business days after the date on which the Requisite Stockholder Approval is obtained.

(uu) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.

(vv) “Order” shall mean any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(ww) “Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries as of the date hereof.

(xx) “Parent Termination Fee” shall mean an amount in cash equal to sixteen million dollars ($16,000,000), as such amount may be increased pursuant to Section 7.3(c).

(yy) “Permits” shall mean permits, licenses, Consents, certifications, registrations, franchises, variances and exemptions issued or granted by a Governmental Authority.

(zz) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies that (A) are not yet delinquent, or (B) are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Reports; (iii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests incurred in the ordinary course of business consistent with past practice that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iv) leases and subleases disclosed in Section 2.15(a)(ii) of the Company Disclosure Schedule; (v) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; (vi) statutory Liens of landlords under Leases; (vii) Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate; and (viii) Liens that are released at or prior to Closing.

(aaa) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity.

(bbb) “Release” shall mean any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials into or upon the environment.

(ccc) “Remediation” shall mean any investigation, clean-up, removal action, remedial action, restoration, repair, abatement, response action, corrective action, monitoring, sampling and analysis, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

(ddd) “Sarbanes Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(eee) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(fff) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ggg) “Significant Subsidiary” shall have the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

(hhh) “Subsidiary” of any Person shall mean, except as set forth on Section 9.1(ggg) of the Company Disclosure Schedule, (i) a corporation fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a fifty percent (50%) ownership or the power to direct the policies, management and affairs thereof.

(iii) “Superior Proposal” shall mean any written Acquisition Proposal for an Acquisition Transaction (with the percentages set forth in the definition of such term changed from fifteen percent (15%) to fifty percent (50%)) on terms that the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) (i) is reasonably likely to be consummated in accordance with its terms on a timely basis, taking into account all legal and financial, antitrust and other regulatory aspects of the proposal and the Person making the proposal, including the financing thereof and any conditions thereto and (ii) would be more favorable to the Company Stockholders (in their capacity as such) from a financial point of view than the Merger (taking into account (A) any amendments to this Agreement made or proposed by Parent to be made in accordance with Section 5.5(a) and (B) any amounts payable by the Company or any of its Subsidiaries as a result of the termination of this Agreement, including the Company Termination Fee).

(jjj) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, charges, duties, fees, levies or other assessments of any kind whatsoever imposed by a Governmental Authority, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, escheat, withholding, payroll, recapture, employment, fuel, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for amounts described under clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a result of transferee or successor liability, by contract, by Law or otherwise.

(kkk) “U.S. Citizen” shall mean a Person that is a citizen of the United States within the meaning of 46 U.S.C. § 50501, and the regulations promulgated thereunder (as each may be amended from time to time), eligible and qualified to own and operate vessels in the U.S. Coastwise Trade.

(lll) “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

(mmm) “Vessels” shall mean the vessels owned, leased or chartered by the Company and its Subsidiaries, including towboats, tugs, and barges.

9.2 Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2017 Note Transactions	5.16(a)
2017 Notes	5.16(a)
Agreement	Preamble
Assumed Award	1.7(d)(iii)
Budget	2.31
Capitalization Date	2.7(a)
Certificate of Incorporation	1.5
Certificate of Merger	1.2
Certificates	1.8(c)
Chancery Court	8.10
Closing	1.3
Closing Date	1.3
Collective Bargaining Agreement	2.19(a)
Commercial Barge Line	5.16(a)
Company	Preamble
Company Board Recommendation	2.3
Company Board Recommendation Change	5.5(a)
Company Disclosure Schedule	Article II
Company Intellectual Property	2.16(a)
Company Parties	7.3(e)(i)
Company SEC Reports	2.9
Company Securities	2.7(c)
Company Stockholder Meeting	5.4(a)
Comparable Plans	5.11(b)
Confidentiality Agreement	8.4
Consent	2.6
Consent Solicitation	5.16(a)
Continuing Plans	5.11(a)
D&O Insurance	5.10(c)
Debt Commitment Letter	3.11(b)
Debt Financing	3.11(b)
Delaware Secretary of State	1.2
DGCL	Recitals
Dissenting Shares	1.7(c)(i)
Effective Time	1.2
Employee Plans	2.18(a)
Equity Financing	3.11(a)

Term	Section Reference
Equity Financing Letter	3.11(b)
ERISA Affiliate	2.18(a)
Exchange Fund	1.8(b)
Exchange Ratio	1.7(d)(iii)
Financing	3.11(b)
Financing Letters	3.11(b)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Persons	5.10(a)
Indenture	5.16(a)
Intermediate Holdco	3.2
In-the-Money Option	1.7(d)(ii)
Leased Real Property	2.15(b)
Leases	2.15(b)
Material Contract	2.13
Maximum Annual Premium	5.10(c)
Merger	Recitals
Merger Sub	Preamble
New Debt Commitment Letter	5.6(b)(ii)
New Plans	5.11(c)
No-Shop Period Start Date	4.3(a)
Old Plans	5.11(c)
Option Consideration	1.7(d)
Other Required Company Filing(s)	2.29
Owned Company Shares	1.7(a)(ii)
Parent	Preamble
Parent Common Stock	1.7(d)(iii)
Parent Parties	7.3(e)(ii)
Payment Agent	1.8
Per Share Price	1.7(a)(i)
Proxy Statement	2.29
Report Date	2.30(a)
Representatives	4.3(a)
Requisite Stockholder Approval	2.4
RSU Consideration	1.7(d)
Special Committee	Recitals
Surviving Corporation	1.1
Tax Returns	2.17(a)
Tender Election Deadline	5.16(a)
Tender Offer	5.16(a)
Termination Date	7.1(c)
Transaction Documents	5.16(a)
Uncertificated Shares	1.8(c)
Voting Agreement	Recitals

9.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) References to “$” and “dollars” are to the currency of the United States.

(e) References to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room for Project Monticello to which Parent and its counsel had access, or which have otherwise been delivered to the applicable Person.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(h) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

FINN HOLDING CORPORATION

By:	/s/ Mary Ann Sigler
Name:     Mary Ann Sigler

Title:	Vice-President

FINN MERGER CORPORATION

By:	/s/ Mary Ann Sigler
Name:     Mary Ann Sigler

Title:	Vice-President

AMERICAN COMMERCIAL LINES INC.

By:	/s/ Michael P. Ryan
Name:     Michael P. Ryan

Title:	President and Chief Executive Officer

[signature page to agreement and plan of merger]

EXHIBIT A

FORM OF VOTING AGREEMENT
See attached.

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 18, 2010, is entered into by and among the persons listed on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”), and Finn Holding Corporation, a Delaware corporation (“Parent”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Finn Merger Corporation, a Delaware corporation (“Merger Sub”), and American Commercial Lines Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each of Parent and Merger Sub has required that the Stockholders agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement, including with respect to the voting of, their respective Covered Shares (as defined below) as described herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions.  For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in this Section 1, or if no meaning is ascribed in this Section 1 or elsewhere in this Agreement, then such terms shall have the respective meanings ascribed to them in the Merger Agreement.

“Additional Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by a Stockholder and are acquired after the date hereof and prior to the termination of this Agreement, including any shares of Company Common Stock or other equity securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of any Stockholder for purposes of this Agreement.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or otherwise.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Encumbrances” has the meaning assigned thereto in Section 5(a) hereof.

“Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by a Stockholder as of the date hereof, each as set forth opposite such Stockholder’s name on Schedule I hereto.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other entity.

“Term” has the meaning assigned thereto in Section 6 hereof.

“Transfer” means, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof. As a verb, “Transfer” shall have a correlative meaning.

2. Stockholder Vote.

(a) Voting Agreement.  During the Term, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, each Stockholder shall, with respect to the Covered Shares beneficially owned by such Stockholder, and shall cause any other holder of record of one or more Covered Shares beneficially owned by such Stockholder to, (i) appear at each such meeting, in person or by proxy, or otherwise cause such Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, such Covered Shares (A) in favor of adopting the Merger Agreement (for the purposes of this Section 2(a), as it may be modified or amended from time to time, unless such modification or amendment would constitute an Adverse Amendment), including the agreement of merger contained therein, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, (B) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger, (C) against any Acquisition Proposal or any proposal relating to an Acquisition Proposal, (D) against any merger agreement or merger, acquisition, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company, in each case other than the Merger Agreement and the Merger, and (E) against any other proposal, action or agreement, in each case that would (1) prevent, impair, delay or otherwise adversely affect the transactions contemplated by the Merger Agreement or the consummation of the Merger, or (2) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement. No Stockholder shall commit or agree to take any action inconsistent with the foregoing.

(b) Irrevocable Proxy.  Concurrently with the execution of this Agreement, each Stockholder agrees to execute and deliver, and to cause each other holder of record of one or more Covered Shared beneficially owned by such Stockholder and any Stockholder Controlled by such Stockholder to execute and deliver, to Parent an irrevocable proxy in the form attached as Exhibit A hereto (each, a “Proxy” and, collectively, the “Proxies”), each of which shall be irrevocable during the Term of this Agreement to the extent permitted by applicable law, covering all of the applicable Stockholder’s Covered Shares. The Stockholders hereby represent and warrant to Parent that any proxies heretofore given in respect of any Covered Shares are not irrevocable and that any such proxies are hereby revoked. The Stockholders hereby affirm that each of the Proxies is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the applicable Stockholder under this Agreement. The Stockholders hereby further affirm that each Proxy is coupled with an interest and may under no circumstances be revoked, it being acknowledged and agreed however that each Proxy, by its terms, shall automatically and without any further action by any Person terminate and be of no further force and effect upon and after the termination of this Agreement. Parent (or its designee) agrees not to exercise the proxy granted in each Proxy for any purpose other than the purposes described in this Agreement. Each Stockholder hereby ratifies and confirms all that its irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. If for any reason its proxy granted herein is not irrevocable, each Stockholder agrees to vote its Covered Shares in accordance with Section 2(a) hereof.

3. No Disposition or Solicitation.

(a) No Disposition or Adverse Act.  Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Stockholder shall not (with respect to the Covered Shares beneficially owned by such Stockholder), and shall cause each other Stockholder Controlled by such Stockholder (with respect to the Covered Shares beneficially owned by such other Stockholder) not to,

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directly or indirectly (i) Transfer any or all of such Covered Shares or any interest therein without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all of such Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney, right of first offer or refusal or other authorization or consent in or with respect to any or all of such Covered Shares (other than any such proxy, power-of-attorney, right of first offer or refusal or other authorization or consent that is not inconsistent and could not reasonably be expected to interfere in any manner with the voting obligations of such Stockholder contained in this Agreement or the Proxy granted to Parent by such Stockholder), or (iv) deposit any or all of such Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of such Covered Shares; provided that the foregoing shall not prohibit the Transfer by any Stockholder of any or all of the Covered Shares beneficially owned by such Stockholder or any interest therein to one or more of its Affiliates that, prior to such Transfer, executes and delivers to Parent a counterpart to this Agreement and a Proxy. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void.

(b) Non-Solicitation.  Each Stockholder hereby agrees that such Stockholder shall not, and shall cause its Representatives and each other Stockholder Controlled by such Stockholder not to, directly or indirectly: (i) solicit, initiate, propose, induce or encourage the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, knowingly facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or which may reasonably be expected to lead to an Acquisition Proposal; or (iv) enter into any letter of intent, memorandum of understanding or other Contract with respect to an Acquisition Transaction. Each Stockholder shall immediately cease or cause to be ceased any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Proposal. Each Stockholder shall promptly (and, in any event, within forty-eight (48) hours) notify Parent after such Stockholder’s Representative receipt of an Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the person making such Acquisition Proposal or inquiry. In addition, each Stockholder shall, on a current basis, inform Parent of the status and material terms and conditions of any such Acquisition Proposal or inquiry. Any violation of the foregoing restrictions by a Stockholder or any of its Representatives shall be deemed to be a material breach of this Agreement by such Stockholder.

4. Additional Agreements.

(a) Certain Events.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company, (i) if it would result in the issuance to or acquisition by a Stockholder of Covered Shares, this Agreement and the obligations hereunder shall automatically attach to such Covered Shares and (ii) the Per Share Purchase Price (as defined below) shall be adjusted appropriately.

(b) Waiver of Appraisal and Dissenters’ Rights and Actions.  Each Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Stockholder may have and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any member of the Company Board or any of their respective successors, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby; provided that the foregoing covenants shall not be deemed a consent to or a waiver of any right of any Stockholder for any breach of this Agreement by Parent.

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(c) Disclosure.  Unless required by applicable law, each Stockholder shall not, and shall cause its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. Each Stockholder hereby consents to and authorizes the publication and disclosure by Parent of Stockholder’s identity and holding of Covered Shares, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, in any announcement or disclosure document required by the SEC.

(d) No Inconsistent Agreement.  Each Stockholder hereby covenants and agrees that, except for this Agreement and the Proxies, such Stockholder (a) has not entered into and shall not enter into at any time during the Term any voting agreement or voting trust, and has not granted and shall not grant at any time during the Term a proxy, consent or power of attorney, with respect to the Covered Shares beneficially owned by such Stockholder and (b) shall not knowingly take any action that would reasonably be expected to make any of such Stockholder’s representations and warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling it from performing its material obligations under this Agreement.

(e) Additional Owned Shares.  Each Stockholder hereby agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Additional Owned Shares.

5. Representations and Warranties of Stockholder.  Each Stockholder hereby represents and warrants to Parent as follows:

(a) Title.  Such Stockholder is the beneficial owner of the Owned Shares set forth opposite such Stockholder’s name on Schedule I hereto. Such Owned Shares constitute all of the capital stock and any other equity securities of the Company owned of record or beneficially by such Stockholder on the date hereof. Such Stockholder does not beneficially own, and does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or such other equity securities, in each case other than the Owned Shares set forth opposite such Stockholder’s name on Schedule I hereto. Such Stockholder has the sole power to vote and to direct the voting of, and the sole power to dispose and to direct the disposal of, the Owned Shares set forth opposite such Stockholder’s name on Schedule I hereto with no limitations, qualifications or restrictions on such powers, subject to applicable securities laws and the terms of this Agreement, and such Stockholder covenants to ensure that no such limitations, qualifications or restrictions arise as a result of any Encumbrances. Except as permitted by this Agreement, and except as disclosed in the Stockholders’ Schedule 13D/A filed with the SEC on March 24, 2009, the Owned Shares set forth opposite such Stockholder’s name on Schedule I hereto and the certificates representing such shares, if any, are now, and at all times during the Term will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, rights, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares set forth opposite such Stockholder’s name on Schedule I hereto (other than as created by this Agreement) (collectively, “Encumbrances”).

(b) Organization and Qualification.  Such Stockholder is a legal organization duly organized and validly existing in good standing under the Laws of the jurisdiction of its organization indicated on Schedule I hereto.

(c) Authority.  Such Stockholder has all necessary power and authority and legal capacity to execute, deliver and perform all of Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

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(d) Due Execution and Delivery.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to general equity principles.

(e) No Filings; No Conflict or Default.  Except for filings under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to such Stockholder or any of such Stockholder’s properties or assets, or (iii) contravene or conflict with such Stockholder’s certificate of incorporation and bylaws or other organizational documents, in each case, except for any conflict, breach, default or violation described which would not adversely effect in any material respect the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f) No Litigation.  As of the date hereof, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby. As of the date hereof, such Stockholder is not subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, settlement, award or other finding that would impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(g) Reliance.  Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

6. Termination.  The term (the “Term”) of this Agreement and the Proxies granted pursuant hereto, with respect to any Stockholder, shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of Parent and such Stockholder, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) the date of any amendment to the terms of the Merger Agreement that reduces the amount, changes the form, or imposes any material restrictions or additional conditions on the receipt, of consideration payable in respect of each share of Company Common Stock in the Merger or that is otherwise adverse in any material respect to such Stockholder (any such amendment, an “Adverse Amendment”); provided that (A) nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (B) Sections 6 and 8 shall survive any termination of this Agreement.

7. Stock Purchase.

(a) Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, on the Stock Purchase Closing Date, if any, Parent shall cause Intermediate Holdco or its designee, to purchase, acquire and accept, from the Stockholders, and each Stockholder shall sell, convey, assign, transfer and deliver to Intermediate Holdco or its designee, all right, title and interest of such Stockholders in and to the Covered Shares, free and clear of all Liens (the ‘‘Stock Purchase”), for a purchase price per share of Company Common Stock equal to the amount of the Per Share Price minus $1.75 (the “Per Share Purchase Price”). For

5

the purposes of this Section 7 hereof, the “Stock Purchase Closing Date” means the date, if any, that is the earlier of (i) the Closing Date, if on or prior to December 31, 2010 and (ii) such date as identified in a written notice delivered by Parent to the Stockholders no earlier than December 15, 2010, which date (in the case of this clause (ii) is no earlier than three (3) Business Days after the date of such notice and no later than December 31, 2010. For the purposes of this Agreement, any Covered Shares acquired by Parent in the Stock Purchase are referred to as the “Acquired Shares”.

(b) Efforts.  Parent and each of the Stockholders shall cooperate in all respects in doing all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Stock Purchase. Without limiting the foregoing, Parent, on the one hand, and the Stockholders, on the other hand, shall (a) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within fourteen (14) calendar days following the execution and delivery of this Agreement, and (b) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Stock Purchase. Each of Parent and the Stockholders shall (i) cooperate and coordinate with the other in the making of such filings; (ii) supply the other with any information that may be required in order to make such filings; (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws; and (iv) take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Stock Purchase as soon as reasonably practicable; provided, however, notwithstanding anything in this Agreement to the contrary, in no event shall Parent or Merger Sub (or any of their respective Affiliates) be required to offer or agree to sell or otherwise dispose of, or hold separate, agree to conduct, license or otherwise limit the use of any of the assets, categories of asset or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates or to agree to any other restriction or condition with respect thereto required or requested by a Governmental Authority, in each case to the extent that doing so would reasonably be expected to materially and adversely affect the operation of the business of the Company, Parent or either’s respective Subsidiaries or Affiliates. Each of Parent, on the one hand, and the Stockholders, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws applicable to the Stock Purchase with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to applicable Laws relating to the exchange of information, Parent and the Stockholders shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Stockholders or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Stock Purchase. In exercising the foregoing rights, each of the Stockholders and Parent shall act reasonably and as promptly as practicable.

(c) Closing.  If the Stock Purchase Closing Date occurs, the closing of the Stock Purchase (the “Stock Purchase Closing”) shall take place (x) on the Closing Date at the location of the Closing, effective immediately prior to the Effective Time or (y) if the Stock Purchase Closing Date is prior to the Closing Date, at 10:00 a.m. Eastern time on the Stock Purchase Closing Date at the offices of Latham & Watkins, LLP, 885 Third Avenue, New York, New York 10022. At the Stock Purchase Closing, (i) the Stockholders shall deliver certificates representing all of the Covered Shares, duly endorsed (or accompanied by a duly executed stock power) for transfer with signatures guaranteed (if applicable), Intermediate Holdco or its designee and shall authorize the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer to Intermediate Holdco or its designee of the Covered Shares; (ii) each Stockholder shall

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deliver to Parent a certificate of such Stockholder, validly executed for and on behalf of such Stockholder and in its name by a duly authorized officer thereof, certifying that all of the representations and warranties made in Section 5 hereof were true and correct in all respects as of the date of this Agreement and are true and correct in all material respects (other than the representations and warranties in Section 5(a) hereof, which shall be true in all respects) as of the Closing Date with the same force and effect as if made on and as of such date; (iii) in respect of each Covered Share sold, conveyed, assigned, transferred and delivered to Intermediate Holdco or its designee in accordance with this Agreement, Parent shall pay the Per Share Purchase Price in cash (by wire transfer of immediately available funds to an account specified in writing by the applicable Stockholder at least two (2) Business Days prior to the date of such closing) or by certified or official bank check; and (iv) each Stockholder shall take all actions Parent may request as necessary to vest in Intermediate Holdco or its designee record and beneficial ownership of all Covered Shares, free and clear of all Liens.

(d) Each Stockholder agrees that, in the event that this Agreement is terminated and substantially concurrently therewith the Company enters into a definitive agreement in respect of a Superior Proposal, such Stockholder will promptly enter into an agreement with the party making such Superior Proposal providing that the per share consideration to be paid to such Stockholder in connection with the Acquisition Transaction contemplated by such Superior Proposal shall be $1.75 less (the “Consideration Differential”) than the per share consideration paid to other stockholders generally in such Acquisition Transaction so long as the purchase of such Stockholder’s shares in such Acquisition Transaction occurs on or before December 31, 2010. In the event the consideration in such transaction does not consist entirely of cash, then the Consideration Differential shall be determined in good faith by the Company and the Stockholders.

(e) If (i) the Stock Purchase occurs, (ii) on or prior to January 15, 2011, in connection with a Superior Proposal, the Company terminates the Merger Agreement pursuant to Section 7.1(h) of the Merger Agreement and pays the Company Termination Fee to Parent in accordance with the Merger Agreement, and (iii) prior to the first anniversary of the Stock Purchase Closing Date, either (A) the applicable Acquisition Transaction is consummated or (B) prior to any withdrawal of, or termination of the definitive agreement with respect to, such Acquisition Transaction, Parent sells one or more Acquired Shares, then Parent, promptly upon receipt thereof, shall pay to each Stockholder one-half (50%) of Parent’s Profit (as hereinafter defined), if any, with respect to the Acquired Shares acquired from such Stockholder which Parent sells in such Acquisition Transaction or in the circumstances described in clause (B) above (collectively, the “Sold Shares”).

(f) For purposes of Section 7(e) hereof:

(i) “Profit” of Parent shall equal the aggregate consideration paid to Parent (in the Acquisition Transaction or other sale described in Section 7(e) hereof) in respect of Sold Shares (valuing any non-cash consideration at its fair market value as of the date of consummation) less the product obtained by multiplying (x) Per-Share Purchase Price by (y) the number of such Sold Shares.

(ii) The fair market value of any non-cash consideration consisting of:

(A) securities listed on a national securities exchange or traded on the Nasdaq Global Select Market or the Nasdaq Global Market of The Nasdaq Stock Market, Inc. (collectively, “Nasdaq Global Market”) shall be equal to the average of the closing prices per share of such security as reported on such exchange or Nasdaq Global Market for each of the five (5) trading days prior to the date of determination; and

(B) non-cash consideration which is other than securities of the type specified in subclause (A) above shall be equal to the amount a reasonable, willing seller would pay a reasonable, willing buyer, taking into account the nature and terms of such property. In the event of a dispute as to the fair market value of such property, such disputed amount shall be determined, which determination shall be binding on all parties to this Agreement, by a nationally recognized independent investment banking firm mutually agreed upon by the parties within twenty (20) Business Days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within five (5) Business Days after the date of such event as to the investment banking firm, then

7

Parent, on the one hand, and Stockholder, on the other hand, shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination, which determination shall be binding on all parties to this Agreement; provided, further, that the fees and expenses of such investment banking firm shall be borne 50% by Parent and 50% by Stockholder.

(iii) In the event that the Company shall declare and pay a stock or extraordinary dividend or other distribution, or effect a stock split, reverse stock split, reclassification, reorganization, recapitalization, combination or other like change with respect to the Sold Shares, the calculations set forth in this Section 7(f) shall be adjusted to reflect fully such dividend, distribution, stock split, reclassification, reorganization, recapitalization, combination or other like change and the value of any such dividend, distribution, stock split, reclassification, reorganization, recapitalization, combination or other like change (including any residual interest in the Company whether represented by the Sold Shares or other securities of the Company to the extent that the Company has engaged in a spin-off, recapitalization or similar transaction) shall be considered in determining the Profit as provided in this Section 7(f), in each case, to the extent not previously adjusted pursuant to Section 4(a) hereof.

(g) Any payment to the Stockholders under Section 7(e) hereof shall be made in the same form as the consideration received by Parent from the applicable Acquisition Transaction (and, if the consideration so received was in more than one form, then in the same proportion as the forms of consideration so received). Any payment to be made under Section 7(e) hereof (i) in cash, shall be paid by wire transfer of immediately available funds to an account specified in writing by the applicable Stockholder and (ii) in the form of securities or other property, shall be paid through delivery of the securities or other property received, suitably endorsed for transfer, and free and clear of any and all Liens (other than those imposed by, through or under the Acquisition Transaction or as required by law, as the case may be).

(h) If (i) the Stock Purchase occurs, and (ii) in connection with a Superior Proposal, the Company terminates the Merger Agreement pursuant to Section 7.1(h) of the Merger Agreement and pays the Company Termination Fee to Parent in accordance with the Merger Agreement, then (x) Parent will vote the Acquired Shares in favor of such Superior Proposal and/or tender such Acquired Shares in connection with the Acquisition Transaction contemplated such Superior Proposal and (y) Parent will enter into an agreement with the party making such Superior Proposal providing that the per share consideration to be paid to Parent with respect to the Acquired Shares in connection with the Acquisition Transaction contemplated by such Superior Proposal shall be $1.75 less (the ‘‘Consideration Differential”) than the per share consideration paid to other stockholders generally in such Acquisition Transaction so long as the purchase of such Acquired Shares in such Acquisition Transaction occurs on or before December 31, 2010. In the event the consideration in such transaction does not consist entirely of cash, then the Consideration Differential shall be determined in good faith by Parent and the Company.

8. No Limitation.  Nothing in this Agreement shall be construed to prohibit any Stockholder or any of such Stockholder’s Representatives who is an officer or member of the Company Board from taking any action in his or her capacity as an officer or member of the Company Board or from taking any action as an officer or member of the Company Board in accordance with the terms of the Merger Agreement and applicable Delaware Law. For purposes of this Section 8, the term “Representative,” when used in respect of a Stockholder, shall be deemed to include any member of the Company Board designated by such Stockholder or its Affiliates.

9. Miscellaneous.

(a) Entire Agreement.  This Agreement (together with Schedule I and Exhibit A) and the Proxies constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(b) Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be

8

done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Without limiting the foregoing, each Stockholder shall execute and deliver to Parent and any of its designees any additional proxies, including with respect to Additional Owned Shares, reasonably requested by Parent in furtherance of this Agreement.

(c) No Assignment.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Stockholders holding a majority of the Owned Shares (in the case of any assignment by Parent) or Parent (in the case of an assignment by a Stockholder); provided that Parent may assign its rights and obligations hereunder to Merger Sub or any other Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

(d) Amendments.  This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of Parent and each Stockholder; provided that Parent and the Stockholders may not amend (i) Section 7(d) hereof, (ii) in any manner that would allow Parent to deliver the notice contemplated thereby prior to December 15, 2010, Section 7(a) hereof or (iii) with respect to the provisions described in the immediately preceding clauses (i) and (ii), this Section 9(d) or Section 9(i) hereof (collectively, the “Company Beneficiary Provisions”), in each case, without the Company’s consent (not unreasonably to withheld).

(e) Notice.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

If to a Stockholder:

At the address and facsimile number set forth on Schedule I hereto.

Copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Attention: Peter Krupp, Esq.
Facsimile No.: (312) 827-9322

If to Parent:

Finn Holding Corporation
c/o Platinum Equity, LLC
52 Vanderbilt Avenue
New York, NY 10017
Attention: Louis Samson
Facsimile No.: (212) 905-0011

Copy to:

Finn Holding Corporation
c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attention: Eva M. Kalawski
Facsimile No.: (310) 712-1863

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and

Latham & Watkins LLP
555 11th Street, N.W.
Suite 1000
Washington, DC 20004
Attention: David I. Brown, Esq.
Facsimile No.: (202) 637-2201

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

(f) Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Remedies.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h) No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(i) No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except in each case for Merger Sub, which is an intended third party beneficiary of, and shall be entitled to enforce, this Agreement, and the Company, which is an intended third party beneficiary of, and shall be entitled to enforce, the Company Beneficiary Provisions.

(j) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to any principles of conflicts of law thereof to the extent they would result in the application of the laws of another jurisdiction.

(k) Submission to Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement for and on behalf of itself or any of its properties or assets, in accordance with this Section 9(k) or in such other manner as may be permitted by applicable law, and nothing in this Section 9(k) shall affect the right of any party to serve legal process in any other manner permitted by applicable law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (e) waives

10

any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(l) Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF A STOCKHOLDER, PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

(m) Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled, without posting any bond or other undertaking, to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(n) Interpretation.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(o) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

(p) Expenses.  Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(q) No Ownership Interest.  Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

[Signature page follows.]

11

IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:
FINN HOLDING CORPORATION

By:	/s/ Mary Ann Sigler
Name:     Mary Ann Sigler
Title:     Vice President

STOCKHOLDERS:
GVI HOLDINGS, INC.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

GAMI INVESTMENTS, INC.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

HY I INVESTMENTS, L.L.C.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

SZ INVESTMENTS, L.L.C.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

EGI-FUND (05-07) INVESTORS, L.L.C.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

EGI-FUND (08-10) INVESTORS, L.L.C.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

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SCHEDULE I

		Number of Shares of
		Company Common
	Jurisdiction of	Stock Beneficially
Name of Each Stockholder	Organization	Owned

GVI Holdings, Inc.	Delaware	1,329,270
GAMI Investments, Inc.	Delaware	34,882
HY I Investments, L.L.C.	Delaware	440,537
SZ Investments, L.L.C.	Delaware	692,754
EGI-Fund (05-07) Investors, L.L.C.	Delaware	393,281
EGI-Fund (08-10) Investors, L.L.C.	Delaware	343,750

Unless otherwise provided to Parent in accordance with Section 9(e) of this Agreement, the address and facsimile number of each Stockholder is: c/o Equity Group Investments, L.L.C., 2 N. Riverside Plaza, Suite 600, Chicago, IL 60606; Attention: Jon Wasserman, Philip Tinkler; Facsimile No.: (312) 559-1280.

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EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of American Commercial Lines Inc., a Delaware corporation (the “Company”), hereby (i) irrevocably grants to, and appoints, Finn Holding Corporation, a Delaware corporation (“Parent”), and any Person designated in writing by Parent, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote all of the Covered Shares or grant a written consent or approval in respect of the Covered Shares, in accordance with the terms of this Proxy and (ii) revokes any and all proxies heretofore given in respect of the Covered Shares.

This Proxy is granted pursuant to that certain Voting Agreement, dated as of the date hereof, by and among Parent, the Company, Stockholder and certain other stockholders of the Company (the ‘‘Voting Agreement”). For the purposes of this Proxy, “Covered Shares” means (i) all shares of common stock, par value $0.01 per share of the Company (“Company Common Stock”) and any other equity securities of the Company which are beneficially owned by Stockholder as of the date hereof and (ii) all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder and are acquired after the date hereof and prior to the termination of the Voting Agreement. The Covered Shares as of the date hereof are set forth on the signature page hereof.

Stockholder hereby affirms that the irrevocable proxy set forth in this Proxy is given in connection with the execution of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, Finn Merger Corporation, a Delaware corporation (“Merger Sub”), and the Company, providing, among other things, for the merger of Merger Sub with and into the Company, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under the Voting Agreement. Stockholder hereby further affirms that the irrevocable proxy set forth in this Proxy is coupled with an interest and may under no circumstances be revoked during the Term of the Voting Agreement, it being acknowledged however that this Proxy, by its terms, shall automatically and without any further action by any Person terminate and be of no further force and effect upon and after the termination of the Voting Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, this Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned at any time after the date hereof and prior to the termination of the Voting Agreement with respect to the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Covered Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Covered Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of the stockholders of the Company and in every action by written consent in lieu of such a meeting:

(A) in favor of adopting the Merger Agreement (for the purposes of this Proxy, as it may be modified or amended from time to time, unless such modification or amendment would constitute an Adverse Amendment), including the agreement of merger contained therein, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement;

(B) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger;

(C) against any Acquisition Proposal (as defined in the Merger Agreement) or any proposal relating to an Acquisition Proposal;

(D) against any merger agreement or merger, acquisition, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the

14

Company, or any other extraordinary transaction involving the Company, in each case other than the Merger Agreement and the Merger; and

(E) against any other proposal, action or agreement, in each case that would (1) prevent, impair, delay or otherwise adversely affect the transactions contemplated by the Merger Agreement or the consummation of the Merger, or (2) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. This Proxy shall automatically and without any further action by any Person terminate and be of no further force and effect upon and after the termination of the Voting Agreement.

[Signature page follows.]

15

Dated: October 18, 2010

EGI-FUND (05-07) INVESTORS, L.L.C.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

c/o Equity Group Investments, L.L.C.
2 N. Riverside Plaza
Suite 600
Chicago, IL 60606

Shares:	393,281

[Signature Page to Proxy]

Dated: October 18, 2010

EGI-FUND (08-10) INVESTORS, L.L.C.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

c/o Equity Group Investments, L.L.C.
2 N. Riverside Plaza
Suite 600
Chicago, IL 60606

Shares:	343,750

[Signature Page to Proxy]

Dated: October 18, 2010

GAMI INVESTMENTS, INC.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

c/o Equity Group Investments, L.L.C.
2 N. Riverside Plaza
Suite 600
Chicago, IL 60606

Shares:	34,882

[Signature Page to Proxy]

Dated: October 18, 2010

GVI HOLDINGS, INC.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

c/o Equity Group Investments, L.L.C.
2 N. Riverside Plaza
Suite 600
Chicago, IL 60606

Shares:	1,329,270

[Signature Page to Proxy]

Dated: October 18, 2010

HY I INVESTMENTS, L.L.C.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

c/o Equity Group Investments, L.L.C.
2 N. Riverside Plaza
Suite 600
Chicago, IL 60606

Shares:	440,537

[Signature Page to Proxy]

Dated: October 18, 2010

SZ INVESTMENTS, L.L.C.

By:	/s/ Philip Tinkler
Name:     Philip Tinkler
Title:     Vice President

c/o Equity Group Investments, L.L.C.
2 N. Riverside Plaza
Suite 600
Chicago, IL 60606

Shares:	692,754

[Signature Page to Proxy]

EXHIBIT B

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN COMMERCIAL LINES INC.

FIRST:  The name of the Corporation is AMERICAN COMMERCIAL LINES INC.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000), consisting of one thousand (1,000) shares of common stock, $0.01 par value per share.

FIFTH:  The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation (the “Bylaws”).

SIXTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a) to adopt, repeal, rescind, alter or amend in any respect the Bylaws, and to confer in the Bylaws powers and authorities upon the directors of the Corporation in addition to the powers and authorities expressly conferred upon them by statute;

(b) from time to time to set apart out of any funds or assets of the Corporation available for dividends an amount or amounts to be reserved as working capital or for any other lawful purpose and to abolish any reserve so created and to determine whether any, and, if any, what part, of the surplus of the Corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the Corporation in respect of dividends shall be subject to the power of the Board of Directors so to do;

(c) subject to the laws of the State of Delaware, from time to time to sell, lease or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

(d) in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board of Directors, to execute all such powers and to do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the express provisions of said laws, of the Certificate of Incorporation of the Corporation and its Bylaws.

SEVENTH:  Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws provide. The books of Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

EIGHTH:  The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

NINTH:  The Corporation is to have perpetual existence.

TENTH:  A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction for which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or appeal.

ELEVENTH:  The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

2

ANNEX B

Merrill Lynch, Pierce, Fenner & Smith Incorporated

October 18, 2010

The Special Committee of the Board of Directors
American Commercial Lines Inc.
1701 East Market Street
Jeffersonville, IN 47130

Members of the Special Committee of the Board of Directors:

We understand that American Commercial Lines Inc. (“ACL”) has entered into an Agreement and Plan of Merger, dated as of October 18, 2010 (the “Agreement”), among ACL, Finn Holding Corporation (“Finn”) and Finn Merger Corporation, a wholly owned subsidiary of Finn (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into ACL (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of ACL (“ACL Common Stock”) will be converted into the right to receive $33.00 in cash (the “Consideration”), other than shares of ACL Common Stock owned by GVI Holdings, Inc. (“GVI Holdings”) and certain affiliates of GVI Holdings that are party to the Voting Agreement (as defined in the Agreement) (such affiliates, together with GVI Holdings, being referred to as the “GVI Stockholders”), which, on the terms and subject to the conditions set forth in the Voting Agreement, may be acquired by an affiliate of Finn pursuant to the Voting Agreement at a price of $31.25 per share in cash or $33.00 per share in cash, as set forth in such agreement. The Agreement contemplates that certain outstanding ACL restricted stock unit awards and options, at the election of Finn, may be assumed or substituted by Finn and converted at the effective time of the Merger into restricted stock unit awards and options, as the case may be, denominated in shares of common stock of Finn. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ACL Common Stock (other than Finn and its affiliates, the GVI Stockholders and any holders of ACL Common Stock that are also holders of ACL restricted stock unit awards and/or options that are assumed or substituted by Finn at the effective time of the Merger (collectively, the “Excluded Holders”)) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1) reviewed certain publicly available business and financial information relating to ACL;

(2) reviewed certain internal financial and operating information with respect to the business, operations and prospects of ACL furnished to or discussed with us by the management of ACL, including certain financial forecasts relating to ACL prepared by the management of ACL under various scenarios reflecting varying assumptions of the management of ACL, including, without limitation, with respect to the timing and amount of ACL’s estimated capital expenditures (such forecasts, “ACL Forecasts”);

(3) discussed the past and current business, operations, financial condition and prospects of ACL with members of senior management of ACL;

(4) reviewed the trading history for ACL Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation
Merrill Lynch, Pierce, Fenner and Smith Incorporated
One Bryant Park, New York, NY 10036

The Special Committee of the Board of Directors
American Commercial Lines Inc.

(5) compared certain financial and stock market information of ACL with similar information of other companies we deemed relevant;

(6) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7) reviewed the Agreement and the Voting Agreement; and

(8) performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of ACL that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ACL Forecasts, we have been advised by ACL, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ACL as to the future financial performance of ACL under the alternative scenarios reflected therein. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ACL, other than a third-party appraisal of ACL’s fleet of barges, nor have we made any physical inspection of the properties or assets of ACL. We have not evaluated the solvency or fair value of ACL or Finn under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of ACL, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on ACL or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, prior to the date hereof, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of ACL or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of ACL Common Stock (other than the Excluded Holders) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party or in connection with the Voting Agreement by the GVI Stockholders. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to ACL or in which ACL might engage or as to the underlying business decision of ACL to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Special Committee of the Board of Directors of ACL in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, ACL has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

The Special Committee of the Board of Directors
American Commercial Lines Inc.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ACL, Finn and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ACL and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) administrative agent, arranger and book-running manager for, and lender under, one of ACL’s existing credit facilities as well as a lender under other credit and leasing facilities for ACL and (ii) book-running manager for a certain debt offering for ACL.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Finn and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as an underwriter or manager for certain equity and debt offerings for certain of Finn’s portfolio companies.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to GVI Holdings and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender under various credit and leasing facilities for GVI Holdings.

It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of ACL (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of ACL Common Stock is fair, from a financial point of view, to such holders (other than the Excluded Holders).

Very truly yours,

/s/	Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FORM OF PROXY
IMPORTANT NOTICE TO STOCKHOLDERS
of American Commercial Lines Inc.
The Special Meeting of Stockholders will be held on
December [     ], 2010
[     ] a.m. ET
American Commercial Lines Inc.
1701 E. Market Street
Jeffersonville, Indiana 47130
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR SPECIAL MEETING,
December [     ], 2010
The undersigned, a stockholder of American Commercial Lines Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Special Meeting of Stockholders and the accompanying proxy statement, and revoking any proxy previously given, hereby constitutes and appoints [               ], [               ] and [               ] and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of the Company standing in the name of undersigned for purposes identified on this proxy and with discretionary authority as to any other matters that may properly be raised at the Special Meeting of Stockholders of the Company to be held at [                    ].
(continued and to be signed on the other side)

FORM OF PROXY
▼ Please Detach and Mail in the Envelope Provided ▼

x	Please mark your votes as in this example
1.	To adopt the Agreement and Plan of Merger, dated as of October 18, 2010, as it may be amended from time to time, by and among American Commercial Lines Inc., Finn Holding Corporation and Finn Merger Corporation (the “Agreement and Plan of Merger”).

FOR	AGAINST	ABSTAIN
☐	☐	☐
2.	To approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Agreement and Plan of Merger.

FOR	AGAINST	ABSTAIN
☐	☐	☐
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING.
PLEASE MARK , SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder	Dated	, 2010

Signature of Stockholder	Dated	, 2010

NOTE: This Proxy must be signed exactly as your name appears hereon. For joint accounts, each owner should sign. Executors, administrators, trustees, etc., should give full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.